Exhibit 2.1

__________________________________________________________

SALE AGREEMENT

by and between

NUANCE COMMUNICATIONS, INC.

and

PROJECT LEOPARD ACQUIRECO LIMITED
__________________________________________________________

Dated as of November 11, 2018

SALE AGREEMENT
Table of Contents
(This Table of Contents is for convenience of reference only and is not intended to define, limit or describe the scope or intent of any provision of this Sale Agreement.)

i

Section 7.6	Transaction Documents and Local Transfer Documents	76
Section 7.7	Letters of Credit; Guaranties and Performance Bonds	76
Section 7.8	Carve-Out Accounts; Intercompany Agreements	76
Section 7.9	Financing	72
Section 7.10	Insurance Coverage	81
Section 7.11	Exclusivity	82
Section 7.12	Audited Financial Statements	82
Section 7.13	Employee Bonuses	82
Section 7.14	Transition Services Agreement Schedule	83
ARTICLE VIII
CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS TO CLOSE
Section 8.1	Closing	84
Section 8.2	Frustration of Closing Conditions	84
ARTICLE IX
CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS TO CLOSE
Section 9.1	Closing	85
Section 9.2	Frustration of Closing Conditions	85
ARTICLE X
ADDITIONAL COVENANTS OF THE PARTIES
Section 10.1	Publicity	86
Section 10.2	Access after Closing; Cooperation	86
Section 10.3	Cooperation in Litigation	87
Section 10.4	Tax Matters	87
Section 10.5	Bulk Sales Laws	91
Section 10.6	Use of the Company Names	91
Section 10.7	License to Transferred Patents and Retained Intellectual Property Rights	92
Section 10.8	Release	94
Section 10.9	Non Competition; Non Solicitation; Confidentiality	95
ARTICLE XI
INDEMNIFICATION
Section 11.1	Indemnification by the Company	98
Section 11.2	Indemnification by the Buyer	98
Section 11.3	Direct Claims	98
Section 11.4	Matters Involving Third Parties, Etc	99
Section 11.5	Limitations, Etc.	100
Section 11.6	Transfer of Assets; Sufficiency of the Assets Representation; Exclusive Remedy	102
Section 11.7	Exclusive Remedy	102
Section 11.8	Survival of Representations, Warranties and Covenants	103
ARTICLE XII
TERMINATION OF AGREEMENT
Section 12.1	Termination	103

EXHIBITS
Exhibit A    -    Form of Domain Assignment
Exhibit B    -    Form of Patent Assignment
Exhibit C    -    Form of Trademark Assignment
Exhibit D    -    Form of Transition Services Agreement
Exhibit E    -    Asset Transfers
Exhibit F    -    Form of Shared Location Agreement
Exhibit G    -    Form of FIRPTA Certificate
Exhibit H    -    TSA Services

Annexes
Annex A        -    Sellers
Annex B        -    Sold Companies
Annex 1.1(b)        -    Shared Locations
Annex 1.1(ppp)    -    Knowledge Persons
Annex 2.1(f)        -    Intellectual Property
Annex 2.1(k)        -    Assumed Plans
Annex 2.1(m)        -    Certain Transferred Assets
Annex 3.8        -    Buyer Discretion Transfer Jurisdictions
Annex     2.2(l)        -    Certain Excluded Assets

Annex 7.7        -    Business Guarantees
Annex 8.1(e)        -    Approvals

v

SALE AGREEMENT
This SALE AGREEMENT is made and entered into as of November 11, 2018, 2018 (this “Agreement”), by and between Nuance Communications, Inc., a Delaware corporation (the “Company”), on behalf of itself, the other asset sellers set forth on Annex A (collectively, the “Asset Sellers”), and the other equity sellers set forth on Annex A (collectively, the “Equity Sellers”; and together with the Asset Sellers, the “Sellers”), on the one hand, and Project Leopard AcquireCo Limited, a private limited company incorporated under the laws of England and Wales (the “Buyer”), on the other hand.
W I T N E S S E T H:
WHEREAS, the Company, directly or through its Subsidiaries, is engaged in the Business (as defined below);
WHEREAS, on and subject to the terms and conditions set forth in this Agreement, the Company desires to sell and transfer, and the Buyer desires to purchase and acquire, the assets of the Business and the equity securities of certain subsidiaries of the Company, and assume the Assumed Liabilities;
WHEREAS, certain assets of the Sellers and their Affiliates will be retained by the Sellers.
NOW, THEREFORE, in reliance upon the representations, warranties and agreements made herein and in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION
Section 1.1    Definitions. Except as otherwise specified or as the context may otherwise require, in addition to the capitalized terms defined elsewhere herein, the following terms shall have the respective meanings set forth below whenever used in this Agreement:
(a)    “Accounting Methodology” means the principles, methods, practices, categories, estimates, judgments and assumptions that were used in preparing the Financial Statements.
(b)    “Action” means any legal action, arbitration, mediation, litigation, complaint, suit, third-party audit, third-party investigation or other civil, criminal, arbitral or other similar proceedings.
(c)    “Affiliate” means, with respect to any Person, any other Person directly or indirectly through one or more intermediaries, controlling, or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of stock or other equity interest or by contract or otherwise. For all purposes of this Agreement, each Sold Company and each Sold Subsidiary shall be deemed to be Affiliates of the Company prior to the Closing and shall be deemed to be Affiliates of the Buyer from and after the Closing.
(d)    “Anti-Corruption Laws” means all U.S. and non-U.S. Laws related to corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and the UK Bribery Act of 2010.
(e)    “Antitrust Laws” means the HSR Act, the Sherman Antitrust Act the Clayton Act the Federal Trade Commission Act and any other U.S. or non U.S. Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.
(f)    “Assigned Contracts” means the (i) Primary Contracts, (ii) the Assigned Shared Contracts and (ii) the Transferred IP Contracts set forth in Section 2.1(b)(y) of the Disclosure Letter.
(g)    “Assumed Contract Obligations” means, collectively, all Liabilities under the Assigned Contracts to the extent resulting from or arising out of or relating to the Business whether or not assigned and assumed in the Closing and whether or not any required consent or approval of assignment is obtained.

(h)    “Assigned Shared Contracts” means the (i) Shared Contracts that are Primary Contracts and (ii) the Shared Contracts set forth on Section 1.1(h) of the Disclosure Letter.
(i)    “Automatic Transfer Employee” means an Employee who is primarily located outside of the United States and employed by the Company or any of its Subsidiaries who is not a Sold Company Employee and whose employment automatically transfers to Buyer or any of its Affiliates by operation of the Transfer Regulations as a result of the Contemplated Transactions.
(j)    “Benefit Plan” means any material “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other material benefit plan, program, policy, agreement, arrangement or material obligation to provide compensation or benefits, including material employment agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, paid time off, plant closing benefits, termination indemnity, voluntary or involuntary redundancy payments or other benefits on termination of employment, salary continuation, disability, retirement or pension arrangements, deferred compensation, bonus, profit sharing, stock option or purchase plans or programs, adoption assistance, fringe benefits, patent award, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, plans subject to Code Section 125, and plans providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof; provided, however, that any governmental plan or program to which a Person is required by Law to contribute or requiring the mandatory payment of social insurance charges or Taxes or similar contributions to a governmental fund with respect to the wages of an employee, and any benefit plan, arrangement or obligation that a Person is required by Law to maintain, shall not be considered a Benefit Plan.
(k)    “Business” means the business of the Sellers’ imaging segment, including providing software solutions, expertise and technologies enabling professionals and organizations to secure and gain optimal control of their document and information processes with capture, scanning, print management, optical character recognition and portable document format technologies, as conducted by the Company through the Asset Sellers, the Sold Companies and the Sold Subsidiaries immediately prior to the Closing.
(l)    “Business Day” means any day which is not a Saturday, Sunday or a day on which banking institutions in the Commonwealth of Massachusetts or New York, New York are authorized or required by Law to close.
(m)    “Business Intellectual Property Rights” means the (i) Intellectual Property Rights owned by or purported to be owned by the Sold Company or the Sold Subsidiaries and (ii) the Transferred IP Assets.
(n)    “Business Products” means the Software products of the Business, either complete or under development; provided that any Business Products that are under development shall only be deemed “Business Products” for all purposes hereunder to the extent of such development as of the date hereof or as of the Closing Date, as applicable.
(o)    “Business Records” means sales and business files and records, property records, contract records, manufacturing, test and design records, drawings, engineering, maintenance, operating records, supplier and customer lists and other accounting, financial and business records and documents of the Asset Sellers, in each case, whether maintained in electronic or physical form, and in each case, primarily used in the Business as currently conducted and as conducted at the Closing, other than Excluded Business Records.
(p)    “Carve-Out Account” means any Intercompany Account (a party to which is (i) a Sold Company, (ii) a Sold Subsidiary or (iii) a business unit or division within an Asset Seller that is included in the Business and that is treated as if it were a separate legal entity for purposes of the Financial Statements) other than an Intercompany Account where all parties to the account are any of: (i) a Sold Company, (ii) a Sold Subsidiary or (iii) a business unit or division within an Asset Seller that is included in the Business and that is treated as if it were a separate legal entity for purposes of the Financial Statements.
(q)    “Cash” means the aggregate of all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, bank accounts, Deposits, other deposits, marketable securities and other similar items as of the Effective Time (a) of each Sold Company and each Sold Subsidiary on a consolidated basis and (b) to the extent included in the Transferred Assets, of any Asset Seller, in each case, (x) calculated in accordance with the Accounting Methodology, (y) without duplication with the Accounting Methodology, determined net of issued but uncleared checks and drafts to the extent required by GAAP and (z) excluding cash and cash equivalents that are subject to any contractual or legal restrictions on the ability to use such cash or cash equivalents in the ordinary course of business; provided that Cash shall also include all cash contributed, or to be contributed, by any Seller or any of their respective Affiliates to a Sold Company and/or Sold Subsidiary (as relevant) to satisfy minimum capital requirements under applicable Law, whether or not funded prior to the Effective Time but subject to funding at or prior to the Closing; provided further that Cash shall exclude cash balances in foreign jurisdictions in excess of each of the amounts set forth under the heading “Cash Cap” on Section 1.1(q) of the Disclosure Letter. Cash shall be calculated without giving effect to any changes in such items of the Sold Companies or the Sold Subsidiaries resulting from actions taken by, or at the direction of, Buyer (but giving effect to any repayment or defeasement of Indebtedness or payment of Transaction Expenses out of such Cash in connection with the Closing).
(r)    “Claim” means any dispute or claim or any judicial, administrative or arbitral Actions, including Actions by or before a Governmental Body.
(s)    “Closing Indebtedness” means the aggregate of all Indebtedness as of the Effective Time on a consolidated basis (but giving effect to any repayment or defeasement of such Indebtedness, or Lien or guarantee release, in connection with the Closing): (a) of each Sold Company and each Sold Subsidiary on a consolidated basis as of immediately prior to the

Closing and (b) to the extent included in the Assumed Liabilities, of any Asset Seller, in each case, calculated in accordance with the Accounting Methodology and without duplication.
(t)    “Closing Net Cash” means an amount, which may be positive or negative, equal to (a) Cash less (b) Closing Indebtedness less (c) Closing Transaction Expenses.
(u)    “Closing Transaction Expenses” means the aggregate of all Transaction Expenses as of the Effective Time on a consolidated basis: (a) of each Sold Company and each Sold Subsidiary on a consolidated basis as of immediately prior to the Closing and (b) to the extent included in the Assumed Liabilities, of any Asset Seller, in each case, calculated in accordance with the Accounting Methodology and without duplication.
(v)    “Closing Working Capital” means an amount, which may be positive or negative, equal to Closing Working Capital Assets less Closing Working Capital Liabilities, calculated in accordance with the Accounting Methodology.
(w)    “Closing Working Capital Assets” means the sum of the following assets of each Asset Seller included in the Transferred Assets and such assets of the Sold Companies and the Sold Subsidiaries, on a consolidated basis, as of the Effective Time: (a) accounts receivable, (b) inventory, (c) prepaid expenses of the Sold Companies and Sold Subsidiaries and (d) other current assets, each of (a), (b), (c) and (d) calculated in accordance with the Accounting Methodology; provided, however, that in no event will Closing Working Capital Assets include any (i) Cash, (ii) assets related or attributable to Income Taxes (including any deferred Income Tax assets) or (iii) Intercompany Account receivable.
(x)    “Closing Working Capital Liabilities” means the sum of the following Liabilities of each Asset Seller included in the Assumed Liabilities and such Liabilities of the Sold Companies and the Sold Subsidiaries, on a consolidated basis, as of the Effective Time: (a) accounts payable, (b) accrued expenses and (c) short-term and long-term deferred revenue, each of (a), (b) and (c) calculated in accordance with the Accounting Methodology; provided, however, that in no event will Closing Working Capital Liabilities include any (i) amounts that constitute Closing Indebtedness, (ii) Intercompany Account payable or (iii) Liabilities relating or attributable to Income Taxes (including deferred Income Tax liabilities).
(y)    “Code” means the Internal Revenue Code of 1986.
(z)    “Collective Bargaining Agreement” means each collective bargaining agreement or other material Contract with a labor union, works council, other labor organization or employee representative (i) to which any Sold Company or Sold Subsidiary is a party or by which it is bound or (ii) covering any Employee with regard to the Business.
(aa)    “Company Names” means the Trademarks Nuance, Nuance Communications, Inc., and any Trademark or Domain Name reasonably derived from or including the foregoing, including all Trademarks or Domain Names incorporating Nuance or Nuance Communications, Inc.

(bb)    “Company Systems” means the information technology systems owned, licensed, outsourced or leased by the Company, the Sold Companies and any Sold Subsidiary, in each case, and used in, or relied upon by, the Business, including all computer hardware, Software, firmware, telecommunications systems, and similar or related infrastructure.
(cc)    “Company Retirement Plan” means the Benefit Plans set forth in Section 1.1(a) of the Disclosure Letter.
(dd)    “Confidential Information” means all information of a non-public and confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, to the extent such information relates to the Business. Notwithstanding the foregoing, “Confidential Information” does not include any of (a) information that was or has become generally available to the public other than as a result of disclosure by any Seller or its Affiliates in violation of Section 10.9 of this Agreement, (b) information that is independently developed by a Seller or its Affiliates without the use of Confidential Information; (c) information to the extent relating to the business of the Company or any of its Subsidiaries other than the Business; or (d) information that becomes available to the Company or a Subsidiary thereof after the Closing Date provided the source of such information is not known by the Company or its Subsidiaries to be subject to confidentiality obligations with respect thereto.
(ee)    “Consolidated Income Taxes” means all federal, state, provincial, local or foreign Income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis with respect to Tax Returns that include one or more Sold Companies or Sold Subsidiaries, on the one hand, and the Company or any of its Subsidiaries (other than any of the Sold Companies or Sold Subsidiaries), on the other hand.
(ff)    “Consolidated Tax Returns” means any Tax Returns with respect to Consolidated Income Taxes.
(gg)    “Contamination” means the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of any Hazardous Substance into the environment in violation of any Environmental Law.
(hh)    “Contemplated Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including (a) the execution, delivery and performance of this Agreement and the Transaction Documents, (b) the sale and purchase of the Transferred Assets, and (c) the Buyer’s assumption of the Assumed Liabilities.
(ii)    “Contract” means any written or oral agreement, contract, commitment, purchase order, license, sublicense, lease or sublease that is legally binding.
(jj)    “Copyrights” means all registered and unregistered works of authorship protectable under copyright Law, copyright registrations, renewals thereof, and applications to register the same.

(kk)    “Cybersecurity Incident” means an actual cybersecurity incident that (i) has had an adverse effect on any data or information located on any Company System or otherwise used, processed, collected, maintained, or stored by or on behalf of any member of the Asset Sellers, the Sold Companies or the Sold Subsidiaries, or (ii) otherwise adversely affects a Company System, including an occurrence that actually jeopardizes the confidentiality, integrity, or availability thereof, in each case (i) and (ii), affecting the Business, including any such security breaches, malware incidents, denial of service, or unauthorized access or entry, destruction, damage, disclosure, loss, corruption, alteration or use of such data or information and/or Company System.
(ll)    “Damages” means damages, losses, penalties, fines, liabilities, deficiencies, claims, interest, awards, judgments, settlements, obligations, Taxes and costs and expenses (including reasonable fees and expenses of attorneys).
(mm)    “Data Security Requirements” means, collectively, all of the following to the extent relating to the collection, transmission, use, storage, access to, disclosure, processing and disposal of personally identifiable data or information or privacy, data security, or security breach notification requirements applicable to the Sold Companies or the Sold Subsidiaries, in each case in connection with the Business: (i) each such Person’s own rules, policies, and procedures, (ii) all applicable Laws, including the GDPR, (iii) the Payment Card Industry Data Security Standard applicable to each such Person, and (iv) Contracts into which each such Person has entered or by which it is otherwise bound.
(nn)    “Domain Assignment” means a Domain Assignment, to be dated the Closing Date, executed by the applicable Asset Seller(s), substantially in the form of Exhibit A.
(oo)    “Domain Names” means all registered Internet domain names.
(pp)    “Employee” means each individual who either (a) is directly employed by the Company or any of its Subsidiaries and devotes substantially all of his or her working time to the Business, (b) is hired as an employee by the Company or any of its Subsidiaries between the date hereof and the Closing Date or the applicable Separate Transfer Date, as applicable, in accordance with the terms of this Agreement and devotes substantially all of his or her working time to the Business, or (c) is directly employed by any Sold Company or Sold Subsidiary (other than a Non-Business Hungarian Employee), in each case including any individual who is not actively at work as a result of an approved leave of absence (including long-term or short-term disability leave, military leave, or familiar medical leave).
(qq)    “Environmental Law” means any Law or Order relating to pollution, the protection of the environment or protection of human health and safety with respect to exposure to Hazardous Substances.
(rr)    “Equity Securities” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock or registered capital of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests, and (c) any warrants, phantom stock, stock appreciation, options, convertible or exchangeable securities, subscriptions, rights (including any rights of first refusal, preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.
(ss)    “ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.
(tt)    “ERISA Affiliate” means any Person that, together with any of the Sellers or any of their respective Subsidiaries, is or at a relevant time would be treated as a single employer under Section 414 of the Code.
(uu)    “Estimated Cash Purchase Price” means an amount equal to (a) $400,000,000, (b) plus the Estimated Net Cash, and (c) (i) plus, the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital High Amount, or (ii) minus, the amount, if any, by which the Target Working Capital Low Amount exceeds the Estimated Working Capital.
(vv)    “Excluded Business Records” means (a) all records relating to the employees of the Company and its Subsidiaries, including personnel, employment and medical records, other than Employees and Former Employees (to the extent that the transfer of such records is not prohibited by applicable Law); (b) all records relating to or used in the business of the Asset Sellers and (i) not located at the Leased Real Property or (ii) not specific to the Business (it being understood that to the extent that records relate in part to the Business, the Buyer shall be provided access to redacted copies of such records showing only the information that relates to the Business, but such records will be deemed to be Excluded Business Records); (c) any documents, papers and other records, the confidentiality of which is required, or the transfer of which is prohibited, by applicable Law; (d) any documents, papers and other records (including any minutes or summaries of executive meetings and strategy papers) relating to the proposed sale of the Business, including the Contemplated Transactions and (e) all Tax Returns of the Company and its Subsidiaries (other than Tax Returns solely of a Sold Company or Sold Subsidiary), including Consolidated Tax Returns, and all records (including working papers) related thereto.
(ww)    “Foreign Plan” means each Seller Benefit Plan that is subject to the applicable Law of a jurisdiction other than the United States (whether or not U.S. Law also applies) or that is primarily for the benefit of Employees who reside or work primarily outside of the U.S. (which, for the avoidance of doubt, shall not include any equity-based compensation plan).
(xx)    “Former Employee” means any former employee of the Company or any of its Subsidiaries (including any Sold Company or any Sold Subsidiary) who (a) performed services on behalf of or to the Business as of immediately prior to his termination of employment and (b) would have been considered an Employee if his employment had not terminated prior to the date hereof.

(yy)    “Fraud” means, with respect to any Person, an actual and intentional fraud with respect to the making of any of the representations and warranties contained in this Agreement.
(zz)    “Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority), Section 4.2 (Authorization of Transaction), Section 4.5 (Capitalization of the Sold Companies and the Sold Subsidiaries) and Section 4.16 (Finders or Brokers).
([[)    “Global Trade Control Laws” means (i) any applicable Laws in any part of the world related to the control of imports and exports, as well as (ii) applicable Laws imposing economic, financial or trade sanctions or restrictions either imposed, administered, or enforced by the United States, the European Union, the United Kingdom or the United Nations Security Council and (iii) U.S. antiboycott Laws.
(aaa)    “Governmental Body” means (a) any federal, state, provincial or local government or any political subdivision thereof in the United States or other jurisdiction, (b) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions in any jurisdiction including the European Commission, (c) any supranational organization of sovereign states exercising such functions for such sovereign states and (d) any arbitrator or arbitral body (public or private).
(bbb)    “Government Contract” means any Assigned Contract of the Company or any of its Subsidiaries (including the Sold Companies or Sold Subsidiaries) with respect to the Business (i) for the sale of supplies or services currently in performance or that has not been closed with a Governmental Body or (ii) entered into as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Body.
(ccc)    “Government Official” shall mean any officer or employee of a Governmental Body, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such Governmental Body or on behalf of any such public organization.
(ddd)    “Hazardous Substance” means any material, substance or waste for which Liability or standards of conduct may be imposed under Environmental Law, or which is listed or defined as a “hazardous substance,” “hazardous waste,” “toxic substance” or any other term of similar meaning or import under any Environmental Law, and petroleum (crude oil or any fraction or derivative thereof), asbestos and asbestos-containing materials and polychlorinated biphenyls.
(eee)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
(fff)    “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to net income or profits or branch profits or other measures similar to net income or profits (including, for the avoidance of doubt, any business and occupation taxes and any commercial activity taxes).
(ggg)    “Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed; (d) all obligations in respect of leases that are capitalized in accordance with GAAP; (e) all current but unpaid Income Taxes that are first due and payable after the Closing Date with respect to Pre-Closing Tax Periods (which amount (A) shall take into account the carryforward of any Tax attributes (including loss carryforwards) to the extent actually available to offset such unpaid Taxes; (B) shall not be less than zero, (C) shall be calculated as if the taxable year of each Sold Company that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code ended at the close of business on the Closing Date, (D) shall disregard any election pursuant to Section 965(h) of the Code and (E) shall be increased by the product of (i) any Section 481 Adjustment with respect to which an Eligible Acquisition Transaction Election is not available and (ii) the sum of the highest marginal federal, state and local income tax rates applicable to the relevant Sold Company or Sold Subsidiary in the taxable year that includes the Closing (such product, the “Estimated 481 Adjustment”); (f) all obligations in respect of the deferred purchase price of property or services (including any “seller note” or “seller financing” arrangement, holdback, earn-out or any other form of contingent payment or obligation) with respect to which such Person is liable with respect to the acquisition of any business or assets; (g) all obligations arising from cash/book overdrafts (to the extent not already taken into consideration in the calculation of Closing Cash); (h) all obligations under conditional sale or other title retention agreements; (i) all net payment obligations under any interest rate, foreign exchange or other swap, hedge or other financial derivative instrument or agreement; (j) all unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection with any of the foregoing; (k) all liabilities for Taxes, penalties or other obligations imposed on such Person for under compensation of intercompany research and development services (including those of Nuance Recognita Zrt. and Nuance Document Imagine ULC); (l) all guaranties by such Person of obligations of others for any of the foregoing; (m) any accrued bonuses not paid in accordance with Section 7.13 and all accrued but unpaid severance obligations; (n) all net asset retirement obligations; and (o) if such Person is a Sold Company or a Sold Subsidiary, all Liabilities of such Person as an account party in respect of letters of credit, guaranties and performance bonds, in each case solely to the extent payments have been made (and not repaid) in respect of such letters of credit, guaranties or performance bonds; provided that Indebtedness shall not include (i) trade or other account payables included in Closing Working Capital, (ii) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (iii) any amounts included in the calculation of Closing Working Capital Liabilities in the determination of Closing Working Capital or in Closing Transaction Expenses, (iv) any Intercompany Account, (v) any Indebtedness incurred by the Buyer and its Affiliates (and subsequently assumed by any Sold Company or Sold Subsidiary); or (vi) deferred revenue.

(hhh)    “Indemnified Party” means the Buyer Indemnified Persons and the Seller Indemnified Persons, as applicable.
(iii)    “Indemnified Taxes” means, without duplication and, in each case, other than (x) Taxes to the extent included in clause (e) of Indebtedness or Closing Working Capital Liabilities (as adjusted pursuant to the final sentence of Section 10.4(i)) and (y) Taxes resulting from actions taken outside the ordinary course of business by a Buyer Indemnified Person on the Closing Date after the Closing (i) all Taxes of each of the Sold Companies and Sold Subsidiaries with respect to a Pre-Closing Tax Period, (ii) all Taxes of the Company or of any Asset Seller for any taxable period, (iii) all Taxes imposed on or attributable to the Business and/or the Transferred Assets, in each case to the extent arising with respect to any Pre-Closing Tax Period, (iv) all Taxes of any affiliated, consolidated, combined or unitary group of which any of the Sold Companies or Sold Subsidiaries is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, (v) all Taxes imposed upon the Sold Companies or Sold Subsidiaries as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing Date and (vi) the employer’s share of any payroll, employment or similar Taxes required to be made with respect to any compensatory payments made pursuant to this Agreement, (vii) Taxes attributable to any inclusion under Section 951(a) or Section 951A of the Code in the gross income of Buyer or its Affiliates at the end of the taxable year of any Sold Company or Sold Subsidiary that includes, but does not end on, the Closing Date as a result of income accrued or transactions undertaken by any Sold Company or Sold Subsidiary on or prior to the Closing Date (for this purpose, calculated as if the taxable year of such Sold Company or Sold Subsidiary ended at the close of business on the Closing Date) and (viii) Taxes attributable to any Section 481 Adjustment resulting from the matter described in Section 4.12(d)(vi) of the Disclosure Letter (determined on a “with and without” basis, but in each case without taking into account the carryforward or carryback of any Tax attributes (including loss carryforwards or carrybacks) to the extent such Tax attributes were generated in a taxable period (or portion thereof) beginning after the Closing Date).
(jjj)    “Indemnitor” means the party from which indemnification is sought in accordance with Section 11.3 or Section 11.4, as applicable.
(kkk)    “Intellectual Property Assignment Agreements” means the Domain Assignment, the Patent Assignment and the Trademark Assignment.
(lll)    “Intellectual Property Rights” means any of the following, as they exist in any jurisdiction: Patents, Trademarks, Domain Names, Copyrights, rights in Software, Trade Secrets, data and databases including all applications, registrations, issuances, renewals and extensions for any of the foregoing, and other intellectual property rights.
(mmm)    “Intercompany Accounts” means any Indebtedness, account payable, or account receivable where both parties to the account are, immediately prior to the Closing, Affiliates of one another.
(nnn)    “IRS” means the United States Internal Revenue Service.

(ooo)    “Knowledge” means (a) in the case of the Company, the knowledge, after reasonable inquiry, of the persons listed on Annex 1.1(ppp)(a), and (b) in the case of the Buyer, the actual knowledge, after reasonable inquiry, of the persons listed on Annex 1.1(ppp)(b).
(ppp)    “Law” means any constitution, law (including common law), treaty, statute, rule, directive or regulation of any Governmental Body or Order in any jurisdiction.
(qqq)    “Liability” or “Liabilities” means, with respect to any Person, any and all liabilities and obligations of every kind, character and description.
(rrr)    “License to Commercially Available Software” means a license to commercially available, off-the-shelf Software with a replacement cost, aggregate royalty or other fees of no more than $100,000.
(sss)    “Lien” means any mortgage, lien, pledge, deed of trust, hypothecation, charge, security interest, easement, servitude or other similar encumbrance.
(ttt)    “Material Adverse Effect” means any event, change, circumstance or effect (an “Effect”) that, individually or in the aggregate, has caused, or would reasonably be likely to cause, a material adverse effect on (a) the business, assets, results of operations or financial condition of the Business, taken as a whole or (b) the ability of the Company and the other Sellers to consummate the Contemplated Transactions, but, in any event, for purposes of the foregoing clause (a) shall not include (i) any Effect related to (A) any national, international or any foreign or domestic regional economic, financial, regulatory, social or political conditions or events in general (including changes therein), including the results of any primary or general elections or referenda, (B) the financing, banking, credit, currency or capital markets or conditions in general (including any disruptions therein) or (C) interest, currency or exchange rates or the price of any commodity, security or market index, (ii) any Effect related to any earthquakes, floods, hurricanes, tornadoes, tropical storms, cyclonic storms or fires or other natural disasters or any national, international or regional calamity, force majeure events, terrorist acts (including cyber-terrorism), sabotage, cyber-attacks, declared or undeclared war or other hostilities or conflicts or continuation, worsening or escalations thereof, whether or not occurring or commenced before or after the date of this Agreement, (iii) any Effect that affects the industries, businesses or markets in which the Business operates generally, (iv) any Effect related to any failure by the Business to meet any projections or forecasts (but not the underlying cause of such failure, to the extent not otherwise excluded hereunder), (v) any Effect resulting from the announcement, pendency, performance or consummation of this Agreement or the Contemplated Transactions, including losses or threatened losses of employees, partners, vendors, customers, suppliers, licensors, distributors or others having relationships with the Sold Companies or Sold Subsidiaries or Sellers with respect to the Business, (vi) any Effect resulting from compliance by the Company and its Subsidiaries with express terms of this Agreement, including the failure to take any action expressly restricted by this Agreement or any actions taken, or not taken, with the consent, waiver or at the request of Buyer and (vii) any Effect related to any change (or proposed change) in accounting rules, Law or regulatory or legal conditions or interpretations thereof; provided, however, that the exclusions provided for in clauses (i), (ii), (iii) and (vii) shall not apply to the extent the Business, taken as a whole, is materially and disproportionately adversely affected by any Effect in such clauses relative to other participants in the industries in which the Business operates.
(uuu)    “Non-Business Hungarian Employee” means (a) an individual who, as of the date hereof, is employed directly by Nuance Recognita Zrt. but who does not devote substantially all of his or her working time to the Business, and (b) up to two (2) shared services employees employed directly by Nuance Recognita Zrt. whom the Company deems necessary to support the employees referenced in clause (a), and in each case whose employment the Company shall cause to be transferred out of Nuance Recognita Zrt. prior to the Closing Date or applicable Separate Transfer Date.
(vvv)    “OFAC Lists” means the Specially Designated Nationals and Blocked Persons list and all other sanctions lists administered by the U.S. Treasury Department, Office of Foreign Development Assets Control.
(www)    “Order” means, with respect to any Person, any order, writ, injunction, decree, judgment, award, determination, directive or demand entered or issued by or with any Governmental Body and legally binding on such Person.
(xxx)    “Organizational Document” means, as to any Person, its certificate or articles of incorporation or formation, its regulations, limited liability company agreement, partnership agreement or by-laws or any equivalent documents under the Law of such Person’s jurisdiction of incorporation or organization.
(yyy)    “Patent Assignment” means a Patent Assignment, to be dated the Closing Date, executed by the applicable Asset Seller(s), substantially in the form of Exhibit B.
(zzz)    “Patents” means all utility and design patents, utility models, industrial designs, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Body, and all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of or for any of the foregoing in any jurisdiction.
([[[)    “Permit” means any permit, clearance, qualification, license, order, approval, franchise, registration or other authorization of any Governmental Body.
(aaaa)    “Permitted Liens” shall mean (a) with respect to the Shares, the Liens described in Section 4.5 of the Disclosure Letter, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, construction, suppliers’, landlords’ and other similar Liens arising in the ordinary course of business, (c) Liens for Taxes, assessments, or other charges by a Governmental Body not yet due and payable or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (d) Liens to secure bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (e) imperfections of title, encroachments, conditions, encumbrances, covenants, reservations of rights, easements, rights of way, restrictions, and other non-monetary liens, if any, in each case of real property, that would not reasonably be expected to have a Material Adverse Effect, (f) zoning, entitlement, building and other land use Laws imposed by any Governmental Body which are not violated by the current use or occupancy of the Leased Real Property, (g) with respect to the Leased Real Property, any Lien or condition that may be shown by a current and accurate survey, or that would be apparent as part of a physical inspection, of the applicable parcel of Leased Real Property, (h) with respect to the Leased Real Property, the terms and conditions of the lease or license applicable thereto, any right, title or interest of a lessor, sublessor or licensor (including any Lien in favor of the lessor to secure rental obligations under the applicable lease), or any Lien to which the fee simple interest, or any superior leasehold interest, is subject, (i) licenses of Intellectual Property Rights entered into in the ordinary course of business, (i) Liens that are specifically disclosed in the Disclosure Letter or in the Financial Statements, (k) purchase money Liens, Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business or that arose or were created in the ordinary course of business, (l) restrictions on transfer imposed by applicable securities Laws and (m) Liens that will be released at or prior to Closing or that are otherwise immaterial to the use of the Transferred Assets in the Business as conducted prior to the Closing.
(bbbb)    “Person” means any natural person, corporation, partnership, limited liability company, proprietorship, trust, union, association, unincorporated organization, Governmental Body or other entity, enterprise, authority or business organization.
(cccc)    “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and the portion of any Straddle Period ending at the close of the Closing Date.
(dddd)    “Public Software” means any Software that is considered to be “copyleft” or “open source”, including Software distributed or made available via the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), the Affero GPL License or any license or distribution model similar to the foregoing.
(eeee)    “Reference Exchange Rate” means, with respect to any day, the exchange rate (a) as published by Bloomberg on the relevant day, (b) if no rates are published on that day, on the latest day before that day for which such rates are published, or (c) if Bloomberg generally does not publish such reference exchange rate for the respective currency, as published by the Wall Street Journal for such day or the latest day before that day for which such rates are published, whatever the case may be.
(ffff)    “Seller Benefit Plan” means each Benefit Plan that is maintained (or contributed to or required to be contributed to) by the Company or any of its Subsidiaries, in which any Employee or Former Employee participates or to which any Employee or Former Employee is a party.
(gggg)    “Shared Contracts” means all of the Contracts of the Company or any of its Subsidiaries with one or more third parties that relate to, or under which the rights of the Company or its Subsidiaries are exercised with respect to both the Business and any business of the Company and its Subsidiaries other than the Business.
(hhhh)    “Shared Location Agreements” means the Temporary Occupancy Agreement dated the Closing Date, entered into by the applicable Seller(s) and the Buyer or its Subsidiary, as applicable, substantially in the form of Exhibit F.
(iiii)    “Shared Locations” mean, collectively, the Leased Real Property identified on Annex 1.1(b), which are to be shared pursuant to the summary of terms set forth on Exhibit F.
(jjjj)    “Shares” means all of the issued and outstanding Equity Securities of the Sold Companies owned by the Equity Sellers.
(kkkk)    “Software” means all software, including source code, object code, related documentation and specifications.
(llll)    “Sold Company Employee” means any employee of a Sold Company or Sold Subsidiary immediately prior to the Closing.
(mmmm)    “Sold Companies” means, collectively, the Persons listed on Annex B.
(nnnn)    “Sold Company Plan” means each Seller Benefit Plan that is sponsored or maintained by any Sold Company or Sold Subsidiary, or to which any Sold Company or Sold Subsidiary is, either alone or together with one or more Sold Companies and/or Sold Subsidiaries, a party other than any Seller Benefit Plan that is a change in control, transaction, stay or retention bonus.
(oooo)    “Sold Subsidiaries” means, collectively, each Subsidiary of a Sold Company.
(pppp)    “Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
(qqqq)    “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests, or the sole general partner interest or managing member or similar interest, of such Person.
(rrrr)     “Target Working Capital High Amount” means negative $96,000,000.
(ssss)    “Target Working Capital Low Amount” means negative $100,000,000.

(tttt)    “Tax Returns” means all returns, reports, estimates, declarations, information returns and statements of any nature regarding Taxes in any jurisdiction for any period, including any schedule, attachment or any amendment thereto.
(uuuu)    “Tax Sharing Agreement” means any Tax indemnity or sharing agreement or similar arrangement; provided, however, that a Tax Sharing Agreement does not include this Agreement and contracts entered into in the ordinary course of business the primary purpose of which is not Taxes.
(vvvv)    “Taxes” means any United States or foreign, federal, state or local income, gross receipts, sales, license, branch, payroll, employment, excise, severance, stamp, occupation, premium, windfall, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, escheat, abandoned or unclaimed property, personal property, use, transfer, VAT, alternative or add-on minimum, estimated or other tax, including any interest, penalty, or addition thereto.
(wwww)    “Taxing Authority” means, with respect to any Tax, the Governmental Body that has the power to impose, assess or administer such Tax and the agency (if any) charged with the collection of such Tax for such Governmental Body.
(xxxx)    “Trade Secrets” means all trade secrets, including proprietary know-how or confidential information that is of value to the Business.
(yyyy)    “Trademark Assignment” means a Trademark Assignment, to be dated the Closing Date, executed by the applicable Asset Seller(s), substantially in the form of Exhibit C.
(zzzz)    “Trademarks” means all registered and unregistered trademarks, service marks, trade names, trade dress, logos, symbols, designs, company names, brand names and other source identifiers, together with the goodwill associated with any of the foregoing and all applications, registrations and renewals and any of the foregoing.
([[[[)    “Transaction Documents” means (a) the Local Transfer Documents (including the applicable Shared Location Agreements), if any, (b) the Intellectual Property Assignment Agreements, (c) the Transition Services Agreement and (d) this Agreement.
(aaaaa)    “Transaction Expenses” means (a) all out-of-pocket transaction fees and expenses incurred or payable by the Sold Companies, Sold Subsidiaries or otherwise included in the Assumed Liabilities on or prior to the Closing in respect of this Agreement and the transactions contemplated hereby, of all attorneys, accountants, actuaries, consultants, investment bankers, experts or other professionals, if any, engaged by or on behalf of the Sold Companies, Sold Subsidiaries and Asset Sellers in respect of this Agreement and the transactions contemplated hereby; and (b) any severance, transaction bonuses, retention payments and other similar change-of-control payments payable by the Sold Companies or Sold Subsidiaries or otherwise included in the Assumed Liabilities (and payable as a result of the Contemplated Transactions but not as a result of actions taken by the Buyer or any of its Affiliates (including, following the Closing, any Sold Company and Sold Subsidiary)) to any current or former officer, director, employee or independent contractor in connection with this Agreement and the Transaction Documents and as a result of the Contemplated Transactions and thereby, including the employer’s portion of any payroll Taxes associated therewith (excluding any amounts of such Taxes which otherwise would have been payable with respect to such Employee following the Closing until the end of any Tax period that begins on or before the Closing Date and ends after the Closing Date assuming continuing payments of base salary to such Employee after the Closing in accordance with the normal payroll practice); provided that, in any event, Transaction Expenses shall exclude (x) any such payments or other amounts in respect of arrangements made by or at the direction of Buyer or any its Affiliates, (y) any such amounts satisfied at or prior to the Closing and (z) Buyer Termination Liabilities.
(bbbbb)    “Transfer Regulations” means any Law in any jurisdiction related to the automatic transfer of employees in connection with the event of transfers of undertakings, businesses or parts of businesses, or acquisitions, sales or mergers, including the Council Directive 2001/23/EC of 12 March 2001 on the approximation of the laws of the EU Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as “Acquired Rights Directive”), the legislation of any EU Member State implementing such Acquired Rights Directive and other similar or comparable Laws or Liability related to the automatic transfer of employees.
(ccccc)    “Transfer Tax” means documentary, recording, registration, stamp, duty, transfer, real estate transfer or gains, VAT, stock transfer, excise, sales and use and similar Taxes and fees in all jurisdictions whenever and wherever imposed and, for the avoidance of doubt, shall include all taxes payable in relation to any deemed or indirect transfer of assets or property as a result of a sale of the Shares and all penalties, surcharges, charges, interest and additions thereto.
(ddddd)    “Transition Services Agreement” means the Transition Services Agreement, to be dated the Closing Date, entered into between the Buyer and the Company, substantially in the form of Exhibit D.
(eeeee)    “Treasury Regulations” means the final, temporary or proposed regulations of the Department of the Treasury under the Code.
(fffff)    “U.S.” or “United States” means the United States of America.
(ggggg)    “U.S. GAAP” means generally accepted accounting principles in the United States, consistently applied.
(hhhhh)    “VAT” means (i) within the European Economic Area, such Tax as may be levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC and (ii) outside the European Economic Area any analogous Tax levied by reference to added value, use, or sales or similar Taxes, including any Canadian goods and services, provincial sales, or harmonized sales taxes or similar Taxes.

(iiiii)    “Welfare Plan” means any welfare plan, as defined in Section 3(1) of ERISA (whether or not subject to ERISA).
Section 1.2    Location of Additional Defined Terms. In addition to the terms defined in Section 1.1, set forth below is a list of terms defined elsewhere in this Agreement.

Term	Section
Accountant	3.3(b)(ii)
Acquisition Proposal	7.11
Adjustment Report	3.3(b)(iv)
Agreement	Preamble
Alternate Terms and Conditions	7.9(a)
Alternative Arrangement Costs	3.5(b)
Antitrust Division	7.1(a)
Asset Sellers	Preamble
Assigned Leased Real Property	2.1(n)
Assigned Leases	2.1(n)
Assumed Liabilities	2.3
Assumed Plans	2.1(k)
Business Guarantees	7.7
Business Leases	4.6(b)
Business Portion	3.6(c)
Business Products License Term	10.7(d)
Buyer	Preamble
Buyer Assumed Employee Liabilities	2.3(e)
Buyer Benefit Plans	6.3(c)
Buyer Discretion Transfer Jurisdictions	3.8(b)
Buyer FSA Program	6.3(h)
Buyer Indemnified Persons	11.1
Buyer Prepared Returns	10.4(b)
Buyer Related Parties	12.2(c)
Buyer Termination Liabilities	6.3(b)
Buyer U.S. Retirement Plan	6.3(e)
Buyer Welfare Plans	6.3(d)
Change of Control	10.9(g)(i)
Closing	3.2
Closing Conditions	3.2
Closing Date	3.2
Closing Statement	3.3(b)(i)
COBRA	6.3(g)
Company	Preamble
Company FSA Program	6.3(h)

Term	Section
Comparable Position	6.1(a)
Competitive Business	10.9(a)
Confidentiality Agreement	7.3(a)
Data Transfer Agreement	6.7
Debt Commitment Letter	5.10
Debt Fee Letter	5.10
Delayed Transfer Request	3.8(b)
Deposits	2.1(g)
Disclosed Conditions	5.10
Disclosure Letter	IV
Discussion Period	3.3(b)(ii)
Dispute Notice	3.3(b)(ii)
Disputed Item	3.3(b)(ii)
Effect	1.1(uuu)
Effective Time	3.2
Eligible Acquisition Transaction Election	10.4(i)
Equity Sellers	Preamble
Estimated 481 Adjustment	1.1(hhh)
Estimated Closing Statement	3.3(a)
Estimated Net Cash	3.3(a)
Estimated Working Capital	3.3(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Fair Use Purposes	10.6(a)
FCPA	1.1(d)
Final Cash Purchase Price	3.3(c)(i)
Final Closing Statement	3.3(b)(iv)
Final Net Cash	3.3(b)(iv)
Final Working Capital	3.3(b)(iv)
Financial Statements	4.9(a)
Financial Statements Date	4.9(a)
Financing	5.10
Form of Agreement	4.15(a)
FTC	7.1(a)
GDPR	4.14(a)
Group Policy	7.10(a)
Indemnification Claim	11.4(a)
Indemnified Taxes	10.4(i)
Insolvency and Equity Exceptions	4.2
Insurance Policies	4.17
Intercompany Agreement	7.8(d)

Term	Section
Leased Real Property	4.6(b)
Lenders	5.10
Listed Intellectual Property	4.10(a)
Local Country Payment Amounts	3.7
Local Purchase Excess	3.3(f)(ii)
Local Purchaser Payment	3.3(f)(i)
Local Transfer Document	7.6
Material Contract	4.11(a)
Non-assignable Assets	3.5(b)
Non-Business Portion	3.6(c)
Offer Employees	6.1(a)
Permitted Information Uses	10.2
Post-Closing Accessible Policies	7.10(a)
Primary Contract	2.1(b)
Protected Information	6.7
R&W Policy	11.5(c)
Remaining Purchase Price	3.7
Restricted Persons	10.9(g)(ii)
Restricted Territories	10.9(b)
Restriction Period	10.9(a)
Restrictive Covenants	10.9(e)
Review Period	3.3(b)(ii)
Section 481 Adjustment	10.4(i)
Securities Act	5.11
Seller Cash Incentive Plan	6.3(f)
Seller Indemnified Persons	11.2
Seller Related Parties	12.2(c)
Seller Welfare Plans	6.3(d)
Sellers	Preamble
Senior Employee	10.9(c)
Services Schedule	7.14(a)
Standalone Benefit Plan	6.3(k)
Tax Claim	10.4(j)
Termination Date	12.1(a)(ii)
Termination Fee	12.2(b)
Third Party Claim	11.4(a)
Top Non-OEM Customers	4.19
Top OEM Customers	4.19
Top Suppliers	4.19
Transferred Assets	2.1
Transferred Employee	6.1(a)

Term	Section
Transferred IP Assets	2.1(f)
Transferred IP Contract	2.1(b)
Transferred Patents	2.1(f)
TTS Technology	10.7(e)
TTS Technology License Term	10.7(c)
WARN Act	6.3(j)

Section 1.3    Rules of Construction. The following provisions shall be applied wherever appropriate herein:
(a)    “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;
(b)    all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;
(c)    wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;
(d)    all accounting terms not specifically defined herein shall be construed in accordance with the Accounting Methodology;
(e)    this Agreement and the other Transaction Documents shall be deemed to have been drafted by both the Company and the Buyer and neither this Agreement nor any other Transaction Document shall be construed against any party as the principal draftsperson hereof or thereof;
(f)    any references herein to a particular Section, Article, Exhibit or Annex means a Section or Article of, or an Exhibit or Annex to, this Agreement unless another agreement is specified;
(g)    all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall mean all such statutes, regulations, or statutory or regulatory provisions as from time to time amended, modified, supplemented or restated, including by succession of comparable successor statutes, regulations or provisions and all such references or citations shall, when the context requires, be considered citations to such successor statutes, regulations, or provisions;
(h)    the Exhibits and Annexes attached hereto and the Disclosure Letter delivered contemporaneously herewith are incorporated herein by reference and shall be considered part of this Agreement;

(i)    the headings in this Agreement and the other Transaction Documents are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the respective Transaction Documents or any provision hereof;
(j)    unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion;
(k)    the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(l)    the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America;
(m)    any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission, email or comparable means of communication;
(n)    the phrases “delivered” or “made available”, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant parties, and in the case of “made available” to the Buyer, means that the material has been posted in the Intralinks Project Indy “data room” established by the Company or its representatives at least two hours prior to entry into this Agreement and continuously available to the Buyer through the Closing Date;
(o)    references to “day” or “days” are to calendar days;
(p)    references to “the date hereof” shall mean as of the date of this Agreement;
(q)    the word “or” shall not be exclusive;
(r)    this “Agreement” or any other Contract or document shall be construed as a reference to this Agreement or, as the case may be, such other Contract or document as the same may have been, or may from time to time be, amended, varied or supplemented;
(s)    references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;
(t)    the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”;
(u)    if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and
(v)    the representations and warranties set forth in Article IV that are made with respect to any Asset Seller are made only to the extent to which such representations and warranties relate to the Transferred Assets or Assumed Liabilities; none of such representations or warranties may be interpreted as being made with respect to any Excluded Asset or Excluded Liability.
ARTICLE II
TERMS OF THE TRANSACTION
Section 2.1    Transfer of the Assets and Shares. On and subject to the terms and conditions of this Agreement, at the Closing (or, with respect to a Separate Transfer Business, the Separate Transfer Date), the Company shall, or shall cause the other Sellers, as applicable, to, sell, grant, convey, transfer, and assign to the Buyer, and the Buyer shall purchase, acquire and accept from the Company or the other Sellers, all of the Sellers’ respective right, title and interest in and to (i) the Shares and (ii) the following assets, properties and rights of the Asset Sellers used in connection with the Business, as the same shall exist on the Closing Date, other than the Excluded Assets ((i) and (ii) collectively, the “Transferred Assets”):
(a)    all tangible assets and properties and fixed assets, equipment, machinery, furniture, office equipment, data processing equipment, parts, computer equipment, computers, computer peripherals, and other items of tangible personal property owned by the Asset Sellers and primarily used in the Business;
(b)    subject to the terms of Section 3.5 and Section 3.6, all rights and benefits in and to (x) the Assigned Shared Contracts and (y) the Contracts to which any Asset Seller is a party that are primarily used in the Business or primarily related to any Transferred Asset or Assumed Liability (each such Contract, an “Primary Contract”), including all rights and benefits in and to the Contracts set forth in Section 2.1(b)(y) of the Disclosure Letter (each such Contract, a “Transferred IP Contract”), except, in each case, (i) for Contracts that are the subject of Section 2.1(k), (ii) as provided in Section 2.2, and (iii) Business Leases;
(c)    originals (or to the extent originals are not available by reason other than that such originals are Excluded Business Records, copies) of all Business Records that are located at the Leased Real Property and copies of all other Business Records (but not, for the avoidance of doubt, such Business Records themselves); provided that the Asset Sellers shall be entitled to retain copies of all Business Records;
(d)    subject to the terms of Section 3.5, to the extent transferable under applicable Law, all Permits (including applications for issuance or renewal thereof and application materials in process), if any, held by the Asset Sellers that are primarily used in the Business;

(e)    the goodwill of the Asset Sellers to the extent related to the Business, and all going concern value;
(f)    (i) the Trademarks that are owned by the Asset Sellers and set forth on Annex 2.1(f)(i), together with all of the goodwill associated therewith, (ii) the Domain Names that are owned by the Asset Sellers and set forth on Annex 2.1(f)(ii), (iii) the Patents that are owned by the Asset Sellers and set forth on Annex 2.1(f)(iii) (the “Transferred Patents”), (iv) Trade Secrets, unregistered Copyrights or Software, in each case that are owned or purported to be owned by each Asset Seller and that are primarily used in the Business, and (v) any rights of the Asset Sellers to proceeds from any of the foregoing, including the right to sue and recover damages or other compensation for infringement, misappropriation or other violation thereof ((i) through (v), collectively, the “Transferred IP Assets”);
(g)    subject to the terms of Section 3.5, without duplication, all rights and benefits of the credits, prepaid expenses, prepaid accounts and deposits to the extent reflected on any Final Closing Statement that primarily relate to any of the Assumed Contract Obligations (“Deposits”);
(h)    subject to the terms of Section 3.5, to the extent transferable, all rights under express or implied warranties from suppliers with respect to the Transferred Assets;
(i)    all rights to causes of action, choses in action, rights of recovery, rights of set-off of any kind, lawsuits, claims, bankruptcy claims or proofs of claims and demands of any nature in each case to the extent related to the Assumed Liabilities;
(j)    all accounts receivable of the Asset Sellers for products sold and all notes and other receivables, whether due from customers, vendors or suppliers, that arise primarily from the Business prior to the Closing to the extent included in Final Working Capital, but excluding any right to the payment or repayment of VAT and excluding any Carve-Out Accounts receivable;
(k)    all rights in connection with, and the assets of, all Sold Company Plans and other Seller Benefit Plans as set forth on Annex 2.1(k), which, for the avoidance of doubt, shall include all Sold Company Plans (collectively, the “Assumed Plans”);
(l)    all Closing Working Capital Assets included in Final Working Capital;
(m)    the properties and assets listed on Annex 2.1(m);
(n)    subject to the terms of Section 3.5, all rights and incidents of, and benefits accruing to the Asset Sellers in and to the leased, subleased, licensed or sublicensed real property, or to which any Asset Seller, Sold Company or Sold Subsidiary has been granted the right to use or occupy the real property, with any improvements thereon to the extent included as part of the leased, subleased, licensed or sublicensed premises pursuant to the terms of the respective lease, sublease, license or sublicense, and all appurtenances thereto, the related leases of which are listed on Section 2.1(n) of the Disclosure Letter (the “Assigned Leased Real Property” and such leases, the “Assigned Leases”); and
(o)    all other assets of the Company and its Subsidiaries (including the Sold Companies and the Sold Subsidiaries) primarily used in or held for use in or otherwise primarily related to the Business and not of a type or category otherwise addressed in any of Section 2.1(a) through Section 2.1(n).
Section 2.2    Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, the Transferred Assets shall include only the Shares and the assets, properties and rights described in Section 2.1, and, without limiting the foregoing, shall not include, and the Company and the other Sellers shall not sell, grant, convey, transfer, assign or deliver, and the Buyer shall not purchase, acquire or accept, any of the following assets, properties and rights of the Sellers whether or not used by or related to the Business (collectively, the “Excluded Assets”), all of which assets and properties will be retained by the Company, the other Sellers or its or their Affiliates:
(a)    all cash and cash equivalents, bank accounts, bank deposits, investment accounts, lockboxes, certificates of deposit, benefits of credits, prepaid expenses and other deposits, marketable securities or investments in other Persons (other than the Shares and Equity Securities of Sold Subsidiaries), similar types of investments, intercompany loans, certificates of deposit or treasury bills, and other similar items of the Asset Sellers (other than Deposits);
(b)    except as listed on Annex 2.1(m), all (i) corporate-wide or division-wide systems, properties and assets not primarily used in the Business and (ii) systems, properties and assets managed by the corporate-wide information technology group of the Company and its Subsidiaries or other non-Business personnel, including for the foregoing clauses (i) and (ii), management information systems and Software, computer and communications systems and Software and related third-party Software, IP address spaces, voicemail, and messaging systems and related intellectual property rights (including Intellectual Property Rights) and technology and assets, including the assets that will be utilized by the Company or its Subsidiaries in providing services to the Buyer under the Transition Services Agreement;
(c)    all registered Trademarks and unregistered Trademarks (other than as set forth on Annex 2.1(f)(i)), including the Company Names; provided, however, that the Buyer shall have limited use of certain Trademarks pursuant to this Agreement;
(d)    all Patents (other than as set forth on Annex 2.1(f)(iv);
(e)    all other Intellectual Property Rights of the Asset Sellers other than the Transferred IP Assets;
(f)    the sponsorship of, all rights or interests in connection with, and assets of, Seller Benefit Plans, any offer letters, or any employment, consulting or similar agreements entered into by the Sellers or their Affiliates (other than the Sold Companies and the Sold Subsidiaries), and any other Benefit Plan that is or was at any time established, sponsored, maintained, contributed to or required to be contributed to by any of the Sellers or any of their Affiliates or with respect to which any of the Sellers or any of their Affiliates has any current or contingent Liability, in each case, other than the Assumed Plans;
(g)    all insurance policies and binders maintained by any Seller, including any Group Policy (other than with respect to an Assumed Plan), and all rights of action, lawsuits, benefits, claims, demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies;
(h)    all original Business Records that are not located at the Leased Real Property and all Excluded Business Records, wherever located;
(i)    all real property owned, operated, leased, subleased, licensed by, or for which a right to use or occupy has been granted to, the Sellers other than the Leased Real Property;
(j)    all rights of the Sellers relating to benefits, credits, deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, other than the Deposits;
(k)    all rights of, and all consideration received by, the Sellers and their respective Affiliates under the Transaction Documents;
(l)    the properties and assets listed on Annex 2.2(l);
(m)    Shared Contracts other than Assigned Shared Contracts;
(n)    any Intercompany Account receivable; and
(o)    the assets referenced in Section 7.7.
Section 2.3    Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, effective from and after the Closing, the Buyer shall assume and pay, honor, perform and discharge when due all Liabilities to the extent resulting from or arising out of or relating to the Transferred Assets or the Business (collectively, the “Assumed Liabilities”), including:
(a)    all Liabilities to the extent resulting from, arising out of or relating to the Assumed Contract Obligations, Business Intellectual Property Rights or the Leased Real Property, including any Liabilities arising under or relating to Environmental Laws with respect to conditions on, under, migrating to or from, or resulting from, arising out of or relating to the Leased Real Property, in each case arising prior to, on, or after the Closing;
(b)    all Liabilities to the extent resulting from, arising out of or relating to the operation of the Business or the ownership of the Transferred Assets, including any

Liabilities arising under or relating to Environmental Laws resulting from, arising out of or relating to such operation of the Business or ownership of the Transferred Assets, in each case arising prior to, on or after the Closing or otherwise required to be performed after the Closing;
(c)    all Liabilities to the extent resulting from, arising out of or relating to products manufactured, marketed or distributed by, or services provided by, the Business at any time before, on or after the Closing Date, including all Liabilities and claims resulting from, arising out of or relating to refunds, repairs, replacements or other obligations under any product warranty, product support warranty, software warranty or any other similar warranty or service obligation, in each case arising prior to, on or after the Closing (including with respect to goods or services sold prior to the Closing);
(d)    all Liabilities under or with respect to the Assumed Plans, in each case arising prior to, on or after the Closing;
(e)    all Liabilities under or with respect to the Seller Benefit Plans, that the Buyer and its Affiliates specifically assume under Article VI or bear responsibility for by operation of applicable Law (collectively, the “Buyer Assumed Employee Liabilities”), in each case arising prior to, on or after Closing;
(f)    all Liabilities to the extent relating to, resulting from, or arising out of, the employment or service of Employees or Former Employees, including with respect to any Action, Order, or other claim by or on behalf of or with respect to any Employee or Former Employee, and in each case arising prior to, on, or after the Closing (other than any such Liabilities under a Seller Benefit Plan, to the extent that (i) the Seller Benefit Plan is not an Assumed Plan and (ii) the Liabilities are not Buyer Assumed Employee Liabilities);
(g)    all Closing Working Capital Liabilities included in Final Working Capital;
(h)    all Liabilities to the extent resulting from or arising out of Business Guarantees; and
(i)    all Liabilities for which the Buyer is expressly made responsible pursuant to this Agreement or any other Transaction Document.
Section 2.4    Excluded Liabilities. The Buyer shall not assume or in any way be responsible for any Liabilities of the Sellers or any of their respective Affiliates other than those constituting Assumed Liabilities (such liabilities, the “Excluded Liabilities”), including:
(a)    all Liabilities to the extent resulting from, arising out of or relating to the Excluded Assets;
(b)    all Liabilities for which the Sellers are expressly made responsible pursuant to this Agreement or any other Transaction Document;
(c)    any Intercompany Account payable;

(d)    all Liabilities to the extent resulting from, arising out of or relating to the conduct and operations of the business of Sellers and their Affiliates (excluding the Sold Companies, the Sold Subsidiaries and/or the Business) before and following the Closing, including with respect to any equity awards, but excluding any Liabilities for which the Buyer is expressly made responsible pursuant to this Agreement or any other Transaction Document; and
(e)    any Liabilities for Taxes attributable to or imposed upon any Seller or any of their respective Affiliates (or for which any Seller or any of their respective Affiliates may otherwise be liable) without regard to whether such Taxes relate to periods (or portions thereof) ending on or prior to the Closing Date and all Liabilities for Taxes attributable to or imposed on the Transferred Assets for any period (or portion thereof) ending on or prior to the Closing Date (including, in each case and without limitation, any liabilities of any Seller or their respective Affiliates for Taxes related to the transactions contemplated by this Agreement).
Section 2.5    Withholding. Notwithstanding anything in this Agreement to the contrary, the Sellers, Buyer and the Sold Companies and Sold Subsidiaries shall be entitled to withhold and deduct from amounts otherwise payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law; provided that Buyer, the Sold Companies and the Sold Subsidiaries, as applicable, shall (a) provide written notice to the applicable Seller of any expected deduction or withholding from any payments hereunder to be made to such Seller at least five (5) Business Days prior to the deduction or withholding (which notice shall specify the legal authority and the calculation method for the expected withholding), and (b) cooperate in good faith with the applicable Seller (including by providing the applicable Seller with a reasonable opportunity to provide any applicable certificates, forms or documentation that would reduce or eliminate any such deduction or withholding) to reduce or eliminate, such requirement to deduct or withhold Tax. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
Section 2.6    Allocation of Assets. Without limiting the provisions of Article XI, the parties acknowledge that Buyer shall be permitted to assign its rights hereunder such that the transfer of Transferred Assets, the assumption of Assumed Liabilities and the transfer of Employees in accordance with Article VI with respect to the jurisdictions listed on Exhibit E occurs in the manner set forth with respect to each such jurisdiction on Exhibit E.  Buyer shall cause each entity identified as a recipient of Transferred Assets or Employees on Exhibit E, to the extent not already established and qualified, to be duly established and qualified as necessary to effect the transactions contemplated by Exhibit E as promptly as practicable following the date hereof (and, with respect to Employees, in accordance with Article VI).  To the extent that any such entity has not been so established and qualified as of the date that is twenty (20) Business Days prior to the anticipated Closing Date, Seller shall be entitled to instead effect the relevant transfers to Buyer or to a Subsidiary of Buyer designated by Buyer that would permit such transfers to be effected on the anticipated Closing Date; provided, that if such transfer is to be effected as a Separate Transfer Jurisdiction in accordance with Section 3.8, references to the

Closing Date in this sentence shall refer to the anticipated closing under the applicable Local Transfer Document.  In the event that either Buyer or the Company determines that transactions contemplated by Exhibit E should be modified in order to eliminate unnecessary Tax or other cost, avoid an adverse consequence to either party or due to other reasonable basis, the parties shall discuss in good faith any appropriate changes to Exhibit E and neither party shall unreasonably withhold consent to reasonable modifications of Exhibit E to address such issues (it being understood that determination of the appropriate allocation of costs and benefits of such modification will be taken into account in determining the reasonableness of any refusal of consent).
ARTICLE III
THE PURCHASE PRICE; CLOSING
Section 3.1    Purchase Price. On and subject to the terms and conditions of this Agreement, in consideration for the sale, grant, conveyance, transfer and assignment of the Transferred Assets, the Buyer shall assume the Assumed Liabilities and shall pay, or cause to be paid, to the Company, and one or more of the other Sellers as directed by the Company, the Estimated Cash Purchase Price, subject to adjustment following the Closing, as set forth in and determined pursuant to Section 3.3.
Section 3.2    The Closing. On and subject to the terms and conditions set forth herein, the closing of the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities and the other Contemplated Transactions (the “Closing”) shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, or at such other place or places as the parties may agree at 10:00 A.M., local time on the second (2nd) Business Day after the applicable conditions set forth in Section 8.1 and Section 9.1 (the “Closing Conditions”) are satisfied or otherwise waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or such other time and date as may be mutually approved by the parties; provided, however, that (i) Buyer or the Company shall each have the right, in its respective sole discretion, to defer the Closing until the first Business Day of the first month after which (a) the Closing Conditions have been satisfied or otherwise waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) and (b) the minimum time period prior to Closing set forth in the following clause (ii) has elapsed and (ii) unless the Buyer otherwise agrees in writing, the Buyer shall not have an obligation to close the transactions contemplated by this Agreement prior to the 60th day following the date of this Agreement (the date of the Closing, the “Closing Date”). All Contemplated Transactions to occur at the Closing shall be deemed to have occurred simultaneously at 12:01 a.m. on the Closing Date (the “Effective Time”).
Section 3.3    Purchase Price Adjustment.
(a)    Pre-Closing Statement. No later than three (3) Business Days prior to the Closing Date, the Company will prepare and deliver to the Buyer a certificate (“Estimated Closing Statement”) setting forth (i) the Company’s itemized good faith calculation of (A) Closing Working Capital (such estimate, “Estimated Working Capital”), and (B) the Closing

Net Cash (such estimate, “Estimated Net Cash”) and (ii) the calculation of the Estimated Cash Purchase Price as a result of the estimates described in the foregoing clause (i). The Estimated Closing Statement will be subject to Buyer’s review, and the Company will consider in good faith any comments that Buyer may have to the Estimated Closing Statement; provided that such review may not delay the Closing.
(b)    Closing Statement.
(i)    Within ninety (90) calendar days after the Closing Date the Buyer will deliver to the Company a certificate of the Buyer setting forth (i) the Buyer’s itemized good faith calculation of (A) the Closing Working Capital, and (B) the Closing Net Cash, (ii) the resulting calculation of the Final Cash Purchase Price assuming the accuracy of the estimates described in the foregoing clause (i) and (iii) the resulting amount of the adjustment(s), if any, to the Estimated Cash Purchase Price calculated in accordance with this Section 3.3 (the “Closing Statement”), and will be accompanied by reasonably detailed supporting calculations and documentation. The Buyer shall not amend, supplement or modify the Closing Statement following delivery to the Company.
(ii)    The Company shall have sixty (60) calendar days from the date on which the Closing Statement is received (“Review Period”) to review the Closing Statement. From the commencement of the Review Period until such time as the Final Cash Purchase Price is finally determined in accordance with this Section 3.3, the Buyer shall provide the Company and its accountants, attorneys and other representatives reasonable access, in such a manner that does not disrupt the Buyer’s or the Sold Companies’ or the Sold Subsidiaries’ businesses, during normal business hours to (A) the books and records and other Business Records of the Sold Companies and the Sold Subsidiaries or any other documents on which the calculations set forth in the Closing Statement are based, or which may be useful or helpful to the Company’s accountants or advisors, including the working papers of the Buyer and (subject to customary indemnification letters) its accountants and other representatives, if any, prepared in connection with the Closing Statement and (B) such of Buyer’s, the Sold Companies’ and the Sold Subsidiaries’ personnel, accountants and other representatives as the Company shall reasonably request. Buyer hereby agrees that following the Closing Date and prior to the completion of the determination of the Final Cash Purchase Price hereunder, Buyer shall, and shall cause the Sold Companies and the Sold Subsidiaries to, preserve and not alter or destroy any of the books and records and other Business Records of the Sold Companies and the Sold Subsidiaries, or any other documents on which the calculations set forth in the Closing Statement are based, or which may be useful or helpful to the Company’s accountants or advisors. In the event the Company disagrees with any or all of the calculations set forth in the Closing Statement, the Company shall deliver to the Buyer within the Review Period a written notice of dispute (a “Dispute Notice”) which shall set forth, in reasonable detail, the items and amounts in dispute. If the Company does not deliver a Dispute Notice on or before the final day of the Review Period, then the Company shall be deemed to have irrevocably accepted such Closing Statement. Buyer and the Company shall use reasonable efforts to resolve any amount in dispute raised in the Dispute Notice within twenty (20) Business Days (the “Discussion Period”) commencing on the date Buyer receives the Dispute Notice from the Company. If the Company and Buyer do not obtain a final resolution within the Discussion Period, then the remaining amounts in dispute (each, a “Disputed Item”) shall be submitted thereafter for resolution to Duff & Phelps or if such firm refuses or is unable to serve in such capacity, or is otherwise not appointed and engaged for such purpose (including due to a conflict of interest), then another independent nationally recognized accounting firm to be agreed upon by the Company and Buyer acting reasonably (either such firm, as the case may be, the “Accountant”).
(iii)    The Buyer and the Company shall direct the Accountant to conduct such review of the Disputed Items in the Closing Statement that are the subject of such Dispute Notice, such Dispute Notice and any supporting documentation as the Accountant in its sole discretion deems necessary. Each of the Company and Buyer and their respective representatives shall be afforded the opportunity to present to the Accountant any material such party deems relevant to the dispute, provided that such material and its applications would be in accordance with this Section 3.3, and shall have a continuing opportunity to discuss the matter and its position with the Accountant, but no such presentation of materials or communication shall be on an ex parte basis unless agreed to in writing by the other party. In its review and calculation of the Disputed Items, such Accountant shall (A) be limited to a review of whether the Disputed Items were calculated in accordance with the Accounting Methodology and this Section 3.3 (and any related definitions) and to fixing any mathematical errors, (B) consider only the Disputed Items in the Dispute Notice and shall therefore be bound as to all other matters and calculations as to which the Closing Statement and the Dispute Notice are in accord, (C) be bound in all respects and for all purposes by the definitions hereof and the Accounting Methodology, and shall select, with respect to each Disputed Item, an amount not in excess of the higher, nor less than the lower, as applicable, of the amount of the Buyer’s position as set forth in the Closing Statement or the amount of the Company’s position, as set forth in the Dispute Notice, (D) not consider in any respect or for any purpose any settlement discussions or settlement offer made by or on behalf of the Buyer or the Company, unless otherwise agreed by the Buyer and the Company, and no party hereto will disclose (or permit its representatives to disclose) to the Accountant any such discussions or offer, and (E) the Accountant is not to make any other determination, including (1) whether U.S. GAAP was followed for any purposes under this Agreement, (2) whether any of the Target Working Capital High Amount, the Target Working Capital Low Amount, the Estimated Net Cash, or the Estimated Working Capital is correct, (3) the accuracy of Section 4.9, or any other representation or warranty in this Agreement or (4) compliance by any party with any of its covenants, agreements or obligations in this Agreement (other than this Section 3.3).
(iv)    The Buyer and the Company shall direct the Accountant to, as promptly as practicable and in no event later than thirty (30) calendar days following its retention by the Buyer and the Company, deliver to the Buyer and the Company a written report (the “Adjustment Report”) setting forth its calculation of the Final Cash Purchase Price based solely on its determination of the Disputed Items in accordance with this Section 3.3. The Adjustment Report shall set forth, in reasonable detail, the Accountant’s determination with respect to each of the Disputed Items specified in the Dispute Notice, and the revisions, if any, to be made to the Disputed Items of the Closing Statement that are the subject of such Dispute Notice, together with supporting calculations. Such Closing Statement, as so adjusted by the

Accountant, shall be the “Final Closing Statement.” The Adjustment Report shall be final and binding on the parties, absent manifest error. The terms “Final Working Capital” and “Final Net Cash” shall mean the Closing Working Capital and Closing Net Cash, in each case, as set forth in the Final Closing Statement.
(v)    The fees and expenses of the Accountant incurred pursuant to this Section 3.3 shall be borne pro rata as between the Company, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accountant of the Disputed Items weighted in relation to the claims made by the Company and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.
(c)    Adjustment to Purchase Price.
(i)    The “Final Cash Purchase Price” means (A) $400,000,000, (B) plus the Final Net Cash, (C) (i) plus the amount, if any, by which the Final Working Capital exceeds the Target Working Capital High Amount, or (ii) minus, the amount, if any, by which the Target Working Capital Low Amount exceeds the Final Working Capital.
(ii)    If the Final Cash Purchase Price exceeds the Estimated Cash Purchase Price, the Company will be entitled to receive the amount by which the Final Cash Purchase Price exceeds the Estimated Cash Purchase Price pursuant to Section 3.3(d) below.
(iii)    If the Estimated Cash Purchase Price exceeds the Final Cash Purchase Price, then the Buyer will be entitled to receive the amount by which the Estimated Cash Purchase Price exceeds the Final Cash Purchase Price pursuant to Section 3.3(d) below.
(d)    Payment of Adjustment. Payment in respect of the Final Cash Purchase Price shall be made by either party in respect of the amounts determined pursuant to this Section 3.3 and will be due and payable within five (5) Business Days after the amounts are finally determined pursuant to this Section 3.3 by wire transfer of immediately available funds to the account designated in writing by the payee. Any such payment shall be allocated among and made by and to the applicable Persons that transferred and received the applicable Transferred Assets or portions thereof (the applicable Seller and the Buyer or any applicable permitted assignee of the Buyer).
(e)    The procedures set forth in this Section 3.3 are the sole and exclusive mechanism for the adjustment of the Estimated Cash Purchase Price. All matters that are the subject of a Dispute Notice shall be conclusively settled between the parties for all purposes of this Agreement (including Section 11.1) pursuant to this Section 3.3, and no claim may thereafter be brought under any other provision of this Agreement (including Section 11.1) with respect to such matters other than to enforce specifically such conclusive settlement.
(f)    Local Purchase Price.

(i)    To the extent that the Buyer or any of its Affiliates or Subsidiaries is required under applicable Law to make a local payment for any Transferred Assets in any particular jurisdiction directly to a Seller, at the Closing the Buyer or its Affiliate or Subsidiary (as relevant) will pay to the relevant Seller the amount of the required local payment (each such payment, a “Local Purchaser Payment”) by wire transfer of immediately available funds.
(ii)    Each Local Purchaser Payment will be made in addition to the Estimated Cash Purchase Price and shall be made in U.S. dollars, unless the Sellers request payment in the local currency of the applicable jurisdiction at least ten (10) days prior to the applicable Closing Date (or applicable Law requires payment in the local currency of the applicable jurisdiction), in which case such Local Purchaser Payment will be made in the local currency (in an amount determined based on the Reference Exchange Rate) as of the second (2nd) Business Day immediately prior to the date the relevant Local Purchaser Payment is made; provided, however, that to the extent the aggregate Local Purchaser Payments to be made at Closing exceed $250,000 (such excess, the “Local Purchase Excess”), the Estimated Cash Purchase Price shall be reduced by the amount of the Local Purchase Excess. Within ten (10) Business Days following the Closing, the Company shall, or shall cause its applicable Subsidiary to, reimburse to the Buyer an amount equal to the Local Purchaser Payments made in addition to, and that did not reduce, the Estimated Cash Purchase Price in the same currency in which the Local Purchaser Payment was made, by wire transfer of immediately available funds to the bank account to be designated by Buyer in a written notice to the Company at least two (2) Business Days prior to the Closing.
(g)    Tax Treatment of Post-Closing Payments. Buyer and the Company agree to treat any amounts payable after the Closing by any Seller to Buyer (or by Buyer to any Seller) pursuant to this Agreement (including, for the avoidance of doubt, any payment under Article XI or Section 3.3(d)) as an adjustment to the Final Cash Purchase Price for all Tax purposes to the extent permitted by applicable Tax Law.
Section 3.4    Deliveries at the Closing.
(a)    Closing Deliveries by the Company. At or prior to the Closing, the Company shall deliver, or shall cause to be delivered, to the Buyer the following, as applicable:
(i)    a certificate from each of the Sellers that is a U.S. person (or a disregarded entity of a U.S. person) for U.S. federal income tax purposes, in compliance with Treasury Regulations Section 1.1445-2 and as set forth in the form of Exhibit G, certifying that the Contemplated Transactions are exempt from withholding under Section 1445 of the Code;
(ii)    the Transaction Documents (other than this Agreement) to which a Seller is a party, duly executed by such Seller;
(iii)    such stock transfers, stock certificates (or local legal equivalent) and other documents evidencing or otherwise necessary to give effect to the transfer of the Shares by each applicable Equity Seller, and in the case of certificated Shares, each duly endorsed in blank, or accompanied by stock powers duly executed in blank;
(iv)    duly executed customary resignations (effective as of Closing) from each of the officers and directors of the Sold Companies and the Sold Subsidiaries as the Buyer may request in writing at least five (5) Business Days prior to Closing, to be effective as of the Closing;
(v)    customary payoff letters from the holders of all Indebtedness for borrowed money of the Sold Companies or the Sold Subsidiaries that reflect the amounts required in order to pay in full such Indebtedness and provide that, upon payment in full of the amounts indicated, all Liens securing such Indebtedness shall be terminated and released in full; and
(vi)    a duly executed assignment and bill of sale with respect to the Transferred Assets and assumption agreement with respect to the Assumed Liabilities, each in form reasonably satisfactory to Buyer and the Company.
(b)    Closing Deliveries by the Buyer. At or prior to the Closing, the Buyer shall deliver, or shall cause to be delivered, to the Company the following:
(i)    the Estimated Cash Purchase Price as set forth in the Estimated Closing Statement, by wire transfer of immediately available funds in U.S. dollars to one or more accounts of the Company and one or more other Sellers, as the Company may direct, designated at least two (2) Business Days prior to the Closing Date;
(ii)    the Transaction Documents to which the Buyer is a party, duly executed by the Buyer;
(iii)    validly executed state and local resale or exemption certificates required to claim any exemptions from sales and use, transfer, documentary or other Taxes otherwise payable in connection with the Transferred Assets; and
(iv)    a duly executed assignment and bill of sale with respect to the Transferred Assets and assumption agreement with respect to the Assumed Liabilities, each in form reasonably satisfactory to Buyer and the Company.
Section 3.5    Non-Assignment; Consents of Third Parties.
(a)    Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if any assignment or transfer or attempt to make such an assignment or transfer is not permitted without the consent, approval or waiver of, or notice to, a third party or would constitute a breach or violation thereof or affect adversely the rights of the Buyer or the applicable Seller thereunder.

(b)    Except where greater efforts are expressly required by the terms of this Agreement, the Company and Buyer shall use their commercially reasonable efforts (including the dedication of resources thereto, but without any obligation to expend more than a de minimis amount of money, commence litigation or offer or grant any financial or other accommodation to any third party) to obtain the consent, approval or waiver of, or provide the required notice to, such third parties to or of the assignment to the Buyer of any Transferred Asset or any claim or right or any benefit arising thereunder or otherwise transfer the rights and benefits of any Non-assignable Asset to the Buyer. If such consent, approval or waiver is not obtained, or such notice is not made, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any Seller or any of their Affiliates thereunder so that the Buyer would not in fact receive all such rights, or if such asset is not transferable under applicable Law with or without such consent, approval, waiver or notice (any assets so described, the “Non-assignable Assets”), the Company and the Buyer will use their commercially reasonable efforts (but without any obligation to expend more than a de minimis amount of money, commence litigation or offer or grant any financial or other accommodation to any third party) to enter into a mutually agreeable arrangement under which the Buyer would assume the obligations and the applicable Seller would provide to the Buyer the benefits of any Non-assignable Asset, including subcontracting, sublicensing, or subleasing to the Buyer, or under which the applicable Seller would enforce for the benefit of the Buyer, with the Buyer assuming such Seller’s obligations under such Non‑assignable Asset, any and all rights of such Seller against a third party thereto. In connection with any such arrangement, the Buyer shall reimburse the Company and any other applicable Seller and each of their applicable Affiliates (or, at the Company’s request, advance to the Company or any other applicable Seller and each of their respective Affiliates) for any reasonable and documented out-of-pocket costs and expenses actually incurred by the Company, any other applicable Seller and each of their applicable Affiliates in connection with the performance of any mutually agreeable arrangement or that otherwise would have been incurred by the Buyer or its Affiliates had such Non-assignable Asset been assigned, transferred or conveyed as contemplated by this Agreement, including any Liability arising out of Buyer’s failure to perform thereunder (such costs and expenses, the “Alternative Arrangement Costs”). The applicable Seller will promptly pay to the Buyer when received all monies received, after offsetting applicable Alternative Arrangement Costs not yet paid by the Buyer or its Affiliates, by such Seller under such Non-assignable Asset or any claim or right or any benefit arising thereunder.
Section 3.6    Further Assurances; Wrong Pockets; Shared Contracts.
(a)    From time to time, pursuant to the request of a party delivered to the other party after the Closing Date, and without further consideration other than the other party’s out-of-pocket expenses, such party shall execute, deliver and acknowledge such other instruments and documents of conveyance and transfer or assumption and shall take such other actions and shall execute and deliver such other documents, certifications and further assurances as the other party reasonably may request in order to vest and confirm more effectively in the Buyer title to or to put the Buyer more fully in legal possession of, or to enable the Buyer to use, any of the Transferred Assets (including, subject to Section 3.5, transferring to Buyer any asset contemplated by this Agreement to be a Transferred Asset which was not transferred to Buyer at the Closing), or to enable the Buyer to complete, perform or discharge any of the Assumed Liabilities and to release the Sellers of the Assumed Liabilities or otherwise enable the parties to carry out the purposes and intent of this Agreement; provided that the Sellers shall not be required to incur Liabilities pursuant to any such arrangement beyond those Liabilities imposed on the Sellers otherwise by this Agreement.
(b)
(i)    To the extent that right, title or interest to any asset, property or right (including any Intellectual Property Right) which would not constitute a Transferred Asset if held by an Asset Seller on the Closing Date, is acquired by the Buyer or any assignee of the Buyer under this Agreement (directly or indirectly, including through the purchase of the Shares), (i) the Buyer shall, and shall cause any applicable assignee of the Buyer to, promptly transfer any such asset, property or right for nominal consideration to such Seller or Subsidiary of the Company as the Company may specify and (ii) to the extent permitted by Law, such asset, property or right shall be held in trust for the relevant Seller or Subsidiary of the Company pending such transfer. The Company shall be responsible for reasonable out-of-pocket expenses incurred by the Buyer in connection with the transfer contemplated by this Section 3.6(b).
(ii)    Subject to Section 3.5 and Section 3.8, to the extent that right, title or interest to any asset, property or right (including any Intellectual Property Right) which is a Transferred Asset is not acquired by the Buyer or any assignee of the Buyer under this Agreement (directly or indirectly, including through the purchase of the Shares), (i) the applicable Seller shall, and shall cause any applicable assignee of such Seller to, promptly transfer any such asset, property or right for nominal consideration to the Buyer or an Affiliate of the Buyer as the Buyer may specify and (ii) to the extent permitted by Law, such asset, property or right shall be held in trust for the Buyer or the relevant Affiliate of the Buyer pending such transfer.
(c)    Following the date hereof until the Closing, the parties hereto shall use commercially reasonable efforts (including the dedication of resources thereto, but without any obligation to expend more than a de minimis amount of money, commence litigation or offer or grant any financial or other accommodation to any third party) to enter into or to grant, and to cause each third-party counterparty to an Assigned Shared Contract to enter into or to grant, any new agreements, bifurcations or consents as are reasonably necessary to permit the Sold Companies, the Sold Subsidiaries and the Business, on the one hand, and Sellers and their Affiliates (other than the Sold Companies and the Sold Subsidiaries) and their businesses (other than the Business), on the other hand, to, on an independent basis following the Closing, derive those claims, rights and benefits, and to assume any obligations, Liabilities and economic burdens, as derived from such Assigned Shared Contract immediately prior to the Closing (such portion of the claims, rights benefits, obligations, Liabilities and economic burdens that are related to the Sold Companies, the Sold Subsidiaries and the Business, is referred to herein as the “Business Portion” and such portion of the claims, rights, benefits, obligations, Liabilities and economic burdens that are related to Sellers and their Affiliates (other than the Sold Companies and the Sold Subsidiaries) and their businesses (other than the Business), is referred to herein as the “Non-Business Portion”). If, at Closing, any such third-party agreement, bifurcation or consent, as the case may be, is not obtained with respect to an Assigned Shared Contract , the applicable Seller shall, and shall cause its Affiliates to, and Buyer shall, and Buyer shall cause the Sold Companies and the Sold Subsidiaries to, subject to Section 3.5, (a) continue to use commercially reasonable efforts to enter into or to grant, and to cause each third-party counterparty to such Assigned Shared Contract to enter into or to grant, any such new agreements, bifurcations or consents, as applicable, (b) cooperate (at their own expense) reasonably and lawfully and consistent with the terms of such Assigned Shared Contract in a mutually acceptable arrangement under which the Buyer, the Sold Companies and the Sold Subsidiaries, on the one hand, and Sellers and their Affiliates, on the other hand, would, where commercially reasonable and in compliance with applicable Law and consistent with the terms of such Assigned Shared Contract, obtain the appropriate claims, rights and benefits and assume and perform the related obligations and Liabilities and bear the related economic burdens of the Business Portion of such Assigned Shared Contract (in the case of the Sold Companies and the Sold Subsidiaries) and the Non-Business Portion of such Assigned Shared Contract (in the case of Sellers and their Affiliates), including by means of subcontracting, sublicensing or subleasing arrangements, or enforcement by the party to such Assigned Shared Contract for the benefit (and at the expense) of the Sold Companies or any of the Sold Subsidiaries or Sellers or any of their Affiliates (as applicable) that is an intended beneficiary thereof pursuant to this Section 3.6(c) and (c) pay, reimburse and/or otherwise be responsible for the Business Portion (in the case of the Sold Companies and the Sold Subsidiaries) and Non-Business Portion (in the case of Sellers and their Affiliates) of all license fees payable to any licensor by any of the foregoing or their respective Subsidiaries under any such Assigned Shared Contract on a pro rata basis (based on the relative proportions of such license fee attributable to the Business Portion and Non-Business Portion of such Assigned Shared Contract as determined by mutual agreement of the applicable Seller and Buyer acting in good faith). For the avoidance of doubt, upon receipt of any such third-party agreement, bifurcation or consent with respect to an Assigned Shared Contract, as the case may be, from the date such third-party agreement, bifurcation or consent is received (x) such resulting Contract for the benefit of the Business shall, to the extent thereof, thereafter be treated as an Assigned Contract (and the Liabilities arising therefrom as Assumed Liabilities) for purposes of this Agreement and (y) such resulting Contract for the benefit of the businesses of the Company and its Subsidiaries (other than the Business) shall, to the extent thereof, thereafter be treated as an Excluded Asset (and the Liabilities arising therefrom as an Excluded Liability) for purposes of this Agreement.
(d)    Sellers shall, and shall cause their applicable Affiliates to, promptly pay or deliver to the Buyer (or its designated Affiliates) any monies or checks that have been sent to Sellers or any of their Affiliates after the Closing to the extent that they are in respect of the Business. The Buyer shall, and shall cause its applicable Affiliates to, promptly pay or deliver to Sellers (or their designated Affiliates) any monies or checks that have been sent to Buyer or any of its Affiliates after the Closing to the extent that they are in respect of the Company’s or its Subsidiaries’ retained businesses.

Section 3.7    Wires at Closing, Other Matters. The Company and the Buyer acknowledge and agree that with respect to the jurisdictions set forth on Exhibit E and the transfer of Transferred Assets, the assumption of Assumed Liabilities and the transfer of Employees in accordance with Article VI with respect to such jurisdictions, the Buyer (or an Affiliate of the Buyer designated in accordance with Section 2.6) shall make a cash payment in US dollars of a portion of the Estimated Purchase Price directly from Buyer (or Buyer Affiliate so designated) to the respective Sellers set forth on Exhibit E, in such amounts per Seller to be determined by the Company and communicated to the Buyer no later than ten (10) Business Days before the anticipating Closing Date (such amounts, in the aggregate, the “Local Country Payment Amounts”). The Local Country Payment Amounts in no event shall exceed $20,000,000.00 USD (twenty million US dollars) or be less than $100,000 USD (one hundred thousand US dollars). Buyer shall have the right to consent to such determinations, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that if Buyer withholds its consent and the parties cannot resolve their dispute after good faith negotiations within five (5) Business Days before the Closing Date, such amount shall be the average of the Company’s proposal and Buyer’s proposal, but in no event shall such amount cause the Local Country Payment Amounts to exceed $20,000,000.00 USD (twenty million US dollars) or be less than $100,000 USD (one hundred thousand US dollars). The aggregate Local Country Payment Amounts shall reduce the Estimated Cash Purchase Price (such reduced Estimated Cash Purchase Price, the “Remaining Purchase Price”) and the Remaining Purchase Price shall be wired directly from Buyer or from a single Buyer Affiliate or from an agent of Buyer and its Affiliates (on behalf of various Buyer Affiliate entities) to Company (on behalf of the relevant Sellers). Any adjustment to purchase price pursuant to Section 3.3(c) shall reduce or increase the Remaining Purchase Price. It is the parties’ intention that this Section 3.7 shall address mechanical issues regarding the payment of purchase price across multiple Sellers and Buyer (or its Affiliates) at the Closing and in no event shall any provision of this Section 3.7 be construed to increase or decrease the aggregate Estimated Cash Purchase Price or Final Cash Purchase Price payable hereunder or to defer the payment of any Estimated Cash Purchase Price or Final Purchase Price to a date after the Closing Date. For the avoidance of doubt, the Remaining Purchase Price shall include the portion of the Estimated Cash Purchase Price allocable to the Transferred Assets (including the Equity Interests of Nuance Document Imaging, Inc.) sold by the Company and the Equity Interests of Nuance Bermuda Imaging Ltd.
Section 3.8    Separate Transfer Jurisdictions.
(a)    The Company and the Buyer acknowledge and agree that in each jurisdiction identified pursuant to a Delayed Transfer Request for transfer following the Closing Date (each such jurisdiction, a “Separate Transfer Jurisdiction”) and the transfer of the Business, including the transfer of the Transferred Assets or Employees and assumption of the Assumed Liabilities in such Separate Transfer Jurisdiction (collectively the “Separate Transfer Business”) shall not be effectuated at the Closing pursuant to this Agreement, but instead shall be effectuated after the Closing subject to and in accordance with the plans and restructuring principles set forth on Exhibit E and any Local Transfer Document to the extent in effect at Closing (or entered into thereafter), pursuant to (and subject to the terms and conditions set forth in) this Agreement (including Section 7.6 and this Section 3.8). The parties acknowledge and agree that the Separate Transfer Jurisdictions shall not include, without the Company’s written consent, any jurisdiction set forth on Annex 3.8(a) or Bermuda, including, for the avoidance of doubt, with respect to the Shares and assets described on Section 3.8 of the Disclosure Letter.
(b)    If any party determines that, in light of bona fide legal, regulatory or operational restrictions, it is necessary to delay the execution of a Local Transfer Document associated with a Separate Transfer Jurisdiction and the transfer of the related Separate Transfer Business, such party shall deliver to the other party a written request (such request, a “Delayed Transfer Request”), setting forth in reasonable detail the reason for such request and the anticipated amount of time necessary for such delay; provided that, with respect to the jurisdictions set forth on Annex 3.8(b), the decision to delay the execution of a Local Transfer Document associated with a Separate Transfer Jurisdiction and the transfer of the related Separate Transfer Business until after the Closing shall be in the Buyer’s sole discretion (such jurisdictions, the “Buyer Discretion Transfer Jurisdictions”). Any Delayed Transfer Request must be delivered no later than five (5) Business Days prior to the Closing Date.  Notwithstanding anything contained herein to the contrary, in no event shall any Delayed Transfer Request be made in respect of, or of any asset or liability held in, (or shall any Buyer Discretion Transfer Jurisdiction be) any jurisdiction set forth on Annex 3.8(a) or Bermuda, including, for the avoidance of doubt, the Shares and assets described on Section 3.8 of the Disclosure Letter.
(c)    In the event a party makes a Delayed Transfer Request, and (i) the other party consents in writing to such Delayed Transfer Request (such consent not to be unreasonably withheld, conditioned or delayed) or (ii) such Delayed Transfer Request is made by Buyer with respect to a Buyer Discretion Transfer Jurisdiction:
(i)    the execution of the applicable Local Transfer Document and transfer of the related Separate Transfer Business shall not occur at the Closing, and shall instead occur as soon as reasonably practicable (determined in light of the issues identified in the Delayed Transfer Request) following the Closing Date, and in any event no later than three (3) months following the Closing Date (unless otherwise agreed in writing by the parties);
(ii)    the parties hereto shall use their commercially reasonable efforts to resolve any fact or circumstance that gave rise to the Delayed Transfer Request as promptly as practicable; and
(iii)    the provisions of Section 7.2 shall survive the Closing and thereafter apply to the closing of the transactions contemplated by the applicable Local Transfer Documents.
(d)    To the extent applicable, and subject to Section 3.8(e), from the Closing Date until the date (if any) on which any Separate Transfer Business is transferred (with respect to such Separate Transfer Business, the “Separate Transfer Date”) pursuant to the applicable Local Transfer Document, the Company and the Buyer (to the extent of the portions of the Business transferred prior to the Separate Transfer Date) shall cooperate to permit the operation of such Separate Transfer Business in the ordinary course of business, taking into account the Contemplated Transactions, in compliance with applicable Law and in accordance with the covenants of the Company set forth in Section 7.4 (as if such covenants remained in effect following the Closing).
(e)    In addition, prior to a Separate Transfer Date and to the extent permitted by applicable Law, the Company and the Buyer shall, and shall cause each of their respective applicable Subsidiaries to, conduct such Separate Transfer Business in the applicable Separate Transfer Jurisdiction in accordance with the Buyer’s good faith instructions and for the sole benefit and sole detriment of the Buyer so that all benefits and detriments attributable to such Separate Transfer Business inure from and after the Closing solely to the Buyer.
(f)    The Buyer shall indemnify the Company for all costs, expenses and other Damages arising from the operation of a Separate Transfer Business pursuant to this Section 3.8 from and after the Closing, except to the extent any of the foregoing would constitute Excluded Liabilities and except for to the extent such Liabilities arise as a result of the Company’s breach of this Section 3.8.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Letter delivered to the Buyer contemporaneously herewith (the “Disclosure Letter”), and subject to the limitations contained in Article XI and Article XIII, the Company hereby represents and warrants to the Buyer as follows:
Section 4.1    Organization; Authority. Each of the Sellers, Sold Companies and Sold Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction in which it is organized and is qualified to do business as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in each case for those jurisdictions where the failure to be existing or in good standing, individually or in the aggregate, would not have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Sellers has all necessary corporate or other applicable entity power, as the case may be, and authority to own or lease the Transferred Assets, and together with the Sold Companies and the Sold Subsidiaries, to operate the Business. Each of the Sellers has all necessary corporate power and authority to sell, grant, convey, transfer, and assign the Transferred Assets to the Buyer as contemplated by this Agreement, and to execute and deliver this Agreement and each Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder.
Section 4.2    Authorization of Transaction. The execution, delivery and performance of this Agreement and the Transaction Documents by each of the Sellers, as applicable, and the consummation by each of them of the Contemplated Transactions have been, in the case of the Company, and will be prior to the Closing, in the case of the other Sellers, duly authorized by all necessary corporate or other applicable legal entity action on the part of such party, and, upon such authorization, no other material corporate or shareholder proceedings or actions are necessary to authorize and consummate this Agreement, the Transaction Documents or the Contemplated Transactions. The Company has duly executed this Agreement, and on the Closing Date each of the Sellers, as applicable, will have duly executed and delivered the applicable Transaction Documents to which such Seller will be a party. Assuming due authorization, execution and delivery by the Buyer, this Agreement constitutes the valid and binding obligation of the Company and each such Transaction Document when so executed and delivered will constitute the valid and binding obligation of each of the Sellers, as applicable, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect relating to or affecting the enforcement of creditors’ rights generally, and (b) general equitable principles with respect to the availability of specific performance or other equitable remedies (whether considered in a proceeding in equity or at law) (the “Insolvency and Equity Exceptions”).
Section 4.3    No Violations. The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation by the Sellers of the Contemplated Transactions, do not and will not: (a) conflict with or result in any violation of or constitute a breach of the Organizational Documents of the Sellers or result in a breach of, constitute a default under, give rise to any right of modification of any obligations or the loss of any benefit under, accelerate the performance required by, or result in the termination of or a right of termination or cancellation under any Material Contract or material Permit; (b) result in the creation of any Lien (except for Permitted Liens) upon any of the Transferred Assets; (c) violate any material Order against or binding upon, the Sellers with respect to the Business or any of the Transferred Assets; or (d) subject to compliance with the requirements of the Antitrust Laws, violate any material Law applicable to the Sellers with respect to the Business or the Transferred Assets, except with respect to each of the foregoing clauses (b), (c) and (d) above, as would not, individually or in the aggregate, reasonably be expected to be material to the Business.
Section 4.4    Governmental Consents and Approvals. Assuming the accuracy of Section 5.4, except for (a) filings under the Antitrust Laws set forth on Annex 8.1(e), (b) all consents and approvals of Governmental Bodies listed on Annex 8.1(e), (c) filings that may be required under applicable securities Laws, (d) filings of this Agreement or any Transaction Documents that may be required under Law in any jurisdictions other than the jurisdictions listed in Section 4.4(d) of the Disclosure Letter, (e) filings of the Intellectual Property Assignment Agreements listed on Section 4.4(e) of the Disclosure Letter with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, and (f) any other approval, consent, waiver or authorization of any Governmental Body where the failure to obtain such would not, individually or in the aggregate, reasonably be expected to be material to the Business, no approval, consent, waiver or authorization from any Governmental Body is required for or in connection with the execution and delivery by the Sellers of this Agreement or the Transaction Documents to which any of the Sellers are or will be a party or the consummation by the Sellers of the Contemplated Transactions.

Section 4.5    Capitalization of the Sold Companies and the Sold Subsidiaries.
(a)    Set forth in Section 4.5(a) of the Disclosure Letter is the jurisdiction of incorporation, formation or organization and the number of authorized, issued and outstanding Shares of each of the Sold Companies, and there are no other authorized, issued or outstanding Equity Securities or voting interests of any of the Sold Companies. The Shares are owned of record free and clear of any Liens (except for any Liens imposed by applicable securities Laws and Liens that will be released in connection with the Closing, including pursuant to the releases described in Section 3.4(a)(v)), by the Equity Seller(s) identified in Section 4.5(a) of the Disclosure Letter as owning such Shares. All of the Shares have been validly issued, are fully paid and nonassessable (with respect to jurisdictions that recognize such concept) and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights. Except as set forth in Section 4.5(a) of the Disclosure Letter, there are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, issuance or voting of any Equity Securities of any of the Sold Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any of the Equity Securities of any of the Sold Companies.
(b)    Set forth in Section 4.5(b) of the Disclosure Letter is the jurisdiction of incorporation, formation or organization and the number of authorized, issued and outstanding Equity Securities of each of the Sold Subsidiaries, and there are no other authorized, issued or outstanding Equity Securities or voting interests of any of the Sold Subsidiaries. Except as set forth in Section 4.5(b) of the Disclosure Letter, all of the Equity Securities of the Sold Subsidiaries are owned of record free and clear of any Liens (except for any Liens imposed by applicable securities Laws and Liens that will be released in connection with the Closing, including pursuant to the releases described in Section 3.4(a)(v)), by the Sold Company or Sold Subsidiary identified in Section 4.5(b) of the Disclosure Letter as owning such Equity Securities. All of the Equity Securities of the Sold Subsidiaries have been validly issued, are fully paid and nonassessable (with respect to jurisdictions that recognize such concept) and have not been issued in violation of any preemptive rights, right of first refusal or similar rights. Except as set forth in Section 4.5(b) of the Disclosure Letter, there are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, issuance or voting of any Equity Securities of any of the Sold Subsidiaries, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any Equity Securities of any of the Sold Subsidiaries.
Section 4.6    Title to and Sufficiency of Transferred Assets.
(a)    One or more of the Asset Sellers has, and shall deliver to the Buyer, the Sold Companies or the Sold Subsidiaries, good title to, a valid leasehold interest in, or a valid right to use, all Transferred Assets (other than the Shares), free and clear of any and all Liens, other than Permitted Liens.
(b)    Section 4.6(b) of the Disclosure Letter lists (i) the address of all Assigned Leases and real property leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, any Sold Company or Sold Subsidiary (collectively, the “Leased

Real Property”) and (ii) the Contracts pursuant to which any Sold Company or Sold Subsidiary leases, subleases or licenses, or is granted a right to use or occupy the Leased Real Property, including all amendments, modifications and supplements thereto (the “Business Leases”). One or more of the Sold Companies or Sold Subsidiaries has a valid leasehold interest in, or a valid license or right to use, each Leased Real Property (in respect of which no representation or warranty is made except as set forth in this Section 4.6), free and clear of any and all Liens, other than Permitted Liens. No Sold Company, Sold Subsidiary or, to the Knowledge of the Company, any other party to the Business Lease is in material breach of or default under such Business Lease, and, to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, would constitute such a material breach or default. No Sold Company or Sold Subsidiary owns any real property.
(c)    The real property listed on Annex 2.1(m) and Section 4.6(b) of the Disclosure Letter constitutes all of the material real property interests leased by the Sold Companies and the Sold Subsidiaries and used to conduct the Business (other than (x) real property on which corporate-wide activities of the Company and its Subsidiaries are conducted, (y) Shared Locations and (z) real property that constitutes Excluded Assets).
(d)    Except for (i) the assets used in connection with providing services under the Transition Services Agreement, (ii) the Trademarks and other Intellectual Property Rights licensed under this Agreement, (iii) Business Guarantees terminated in accordance with Section 7.7 and the agreements terminated in accordance with, and Carve-Out Accounts cancelled, repaid or otherwise eliminated pursuant to, Section 7.8, (iv) Group Policies, (v) assets used in connection with any Shared Location Agreement, and (vi) the Transferred Assets or Shares (and the applicable assets, rights, and properties held or used by the Sold Companies or the Sold Subsidiaries) subject to Local Transfer Agreements in respect of a Separate Transfer Jurisdiction pursuant to which the transfer of such Transferred Assets or Shares (and applicable assets, rights, and properties held or used by the Sold Companies or the Sold Subsidiaries) will not be made until after the Closing, the Transferred Assets, together with the assets, rights, and properties held or used by the Sold Companies or the Sold Subsidiaries at the Closing, taken as a whole, constitute all of the material assets, rights, and properties necessary for the conduct of the Business immediately following the Closing in the same manner in all material respects as conducted immediately prior to the Closing.
Section 4.7    Compliance with Law; Permits. None of the Asset Sellers, the Sold Companies or the Sold Subsidiaries are, or within the past three (3) years have been, in violation or default under any Law applicable to the Business, which violation or default, either individually or when aggregated with all other such violations or defaults, would reasonably be expected to be material to the Business. The Asset Sellers, the Sold Companies and the Sold Subsidiaries are each duly licensed under Law and possess all material Permits necessary for the conduct of the Business, except where the failure to be so licensed or to possess such Permits would not, individually or in the aggregate, reasonably be expected to be material to the Business. None of the Asset Sellers, the Sold Companies or the Sold Subsidiaries are, or in the past three (3) years have been, in material default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any of the material Permits required by Law for the operation of the Business.
Section 4.8    Legal Proceedings. There is no material Action pending or, to the Knowledge of the Company, threatened, against the Sellers, the Sold Companies or the Sold Subsidiaries. None of the Sellers (with respect to the Business), Sold Companies or the Sold Subsidiaries are subject to any material outstanding Order.
Section 4.9    Statements of Transferred Assets and Assumed Liabilities.
(a)    Attached as Section 4.9 of the Disclosure Letter is an unaudited balance sheet and income statement of the Business (other than Excluded Assets), as reported as of the fiscal quarter ended June 30, 2018, (the “Financial Statements Date”), hereinafter being referred to as the “Financial Statements”. The Financial Statements have been prepared in accordance with the accounting records and policies of the Company and with U.S. GAAP consistently applied and fairly present, in all material respects, the financial position and results of operations of the Business as of the Financial Statements Date, except (i) as set forth in Section 4.9 of the Disclosure Letter and (ii) that the Financial Statements do not contain all footnote disclosures required by U.S. GAAP.
(b)    None of the Sold Companies, the Sold Subsidiaries or the Business has any Liabilities, except (i) Liabilities reflected on the Financial Statements or disclosed in the notes thereto, (ii) Liabilities incurred in the ordinary course of the Business since the Financial Statements Date (excluding any Liability for breach of Contract, warranty, tort or violation of Law, infringement of Intellectual Property Rights or any Action), (iii) Liabilities incurred in connection with the Contemplated Transactions, not in violation of this Agreement, (iv) Excluded Liabilities, (v) Liabilities for future performance under any Contract relating to the Business and (vi) Liabilities that would not reasonably be expected to have a Material Adverse Effect. Section 4.9(b) of the Disclosure Letter contains a true, correct and complete list of Indebtedness for borrowed money of the Asset Sellers (which would constitute Assumed Liabilities hereunder), the Sold Companies and the Sold Subsidiaries, other than such Indebtedness incurred in a manner that does not violate Section 7.4.
(c)    Since the Financial Statements Date, the Asset Sellers (with respect to the Business), the Sold Companies and the Sold Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and have not undertaken or effected, or authorized or agreed to undertake or effect, any action that, if taken or effected after the date of this Agreement, would require Buyer’s written consent pursuant to Section 7.4 (other than Sections 7.4(a), 7.4(b), 7.4(c), 7.4(i), 7.4(m) and 7.4(r)).
(d)    Since the Financial Statements Date, there has not been any Material Adverse Effect.
(e)    Except as set forth on Section 4.9(e) of the Disclosure Letter, there are no Business Guarantees.

Section 4.10    Intellectual Property.
(a)    As of the date hereof, (i) Annex 2.1(f) sets forth a complete list of all issuances, registrations and pending applications for Patents, Trademarks, Domain Names and Copyrights included in the Transferred IP Assets and (ii) Section 4.10(a)(ii) of the Disclosure Letter sets forth a complete list of all issuances, registrations and pending applications for Patents, Trademarks, Domain Names and Copyrights owned by a Sold Company or a Sold Subsidiary (collectively, the “Listed Intellectual Property”). The material Listed Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable. Immediately subsequent to the Closing, and except as set forth in the Transition Services Agreement, the Transferred IP Assets will be owned by or available for use by Buyer on terms and conditions identical in all material respects to those under which the Asset Sellers, the Sold Companies and the Sold Subsidiaries owned such Intellectual Property Rights immediately prior to the Closing.
(b)    The applicable Asset Seller, Sold Company or Sold Subsidiary (i) owns all right, title and interest in and to each material item of Listed Intellectual Property, free and clear of any Liens (excluding Permitted Liens) and (ii) owns all right, title and interest in and to (free and clear of any Liens other than Permitted Liens) or has sufficient rights pursuant to valid and enforceable licenses to use all other material Intellectual Property Rights to the extent included in the Transferred Assets or used in or necessary for the conduct of the Business as presently conducted as of the date hereof. The Asset Sellers, Sold Companies and Sold Subsidiaries have taken commercially reasonable precautions to maintain and protect the material Business Intellectual Property Rights and the secrecy and confidentiality of the material Trade Secrets included in the Business Intellectual Property Rights. All Persons who have participated in or contributed to the development of the material Business Intellectual Property Rights have executed a valid and enforceable written agreement providing for the assignment by such Person to the applicable Sold Company or Sold Subsidiary of all Intellectual Property Rights conceived of, authored, created or developed by such Person in connection with his or her employment or engagement.
(c)    (i) The conduct of the Business does not materially infringe, misappropriate or otherwise violate, and has not in the past three (3) years, materially infringed, misappropriated or violated, any Intellectual Property Right or other proprietary rights of any other Person, (ii) none of the Asset Sellers or any of the Sold Companies or Sold Subsidiaries has received any written notice in the past three (3) years, and there is no Claim pending, regarding (A) material infringement, misappropriation or violation of any Intellectual Property Rights of any third party or (B) material violation of any Data Security Requirement in the conduct of the Business and (iii) to the Company’s Knowledge, no third Person is infringing, misappropriating or otherwise violating any material rights of the Sellers, Sold Companies or Sold Subsidiaries in any Business Intellectual Property Rights. No Listed Intellectual Property is subject to any Order, consent or settlement prohibiting or restricting the Asset Sellers’, Sold Companies’ or Sold Subsidiaries’ use or ownership thereof in any material respect. Notwithstanding anything to the contrary in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties contained in this Section 4.10(c) constitute the sole and exclusive representations and warranties of the Company relating to infringement, misappropriation or violation of Intellectual Property Rights.
(d)    None of the material Software included in the Business Products is currently distributed with any Public Software in a manner that would require any material Business Intellectual Property Rights to be (i) dedicated or otherwise made available to the public domain, (ii) disclosed, licensed or distributed in source code form or made available at no or minimal charge or, (iii) subject to a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software. The Asset Sellers, Sold Companies and Sold Subsidiaries are in compliance with all material obligations under all Public Software incorporated, embedded in or linked from the Business Products.
(e)    (i) Following the consummation of the Contemplated Transactions, the Buyer, Sold Companies and Sold Subsidiaries will possess all source code and other documentation and materials necessary to compile and operate the Business Products in substantially the same manner as immediately prior to consummation of the Contemplated Transactions and (ii) except as set forth in Section 4.10(e) of the Disclosure Letter, the Asset Sellers, Sold Companies and Sold Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and such Persons do not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any material source code owned by any Sold Company or Sold Subsidiary for any Business Products to any other Person (including any software escrow agent), other than disclosure of source code to employees and independent contractors involved in the development of Business Products and who are, in each case, subject to confidentiality obligations. The Business Products operate substantially in accordance with their documentation, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business.
(f)    (i) The Company Systems operate and perform as is necessary for the operation of the Business as currently conducted and, (ii) there is no virus, worm, Trojan horse or similar disabling code or program in any of the Company Systems that could impact the Business in any material respect. The Company maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities for the Company Systems. In the past three (3) years, there have been no (x) failures, outages, bugs, continued substandard performance or other adverse events affecting any of the Company Systems, in each case, that materially adversely affected the Business Products or, (y) to the Company’s Knowledge, material Cybersecurity Incidents.
Section 4.11    Contracts.
(a)    The Company has made available to the Buyer a true and complete copy of all outstanding active Material Contracts existing as of the date hereof. “Material Contract” means any Contract (other than Benefit Plans and Business Leases) primarily related to the Business or any of the Transferred Assets that is:

(i)    (A) a Contract under which any of the Sellers, Sold Companies or Sold Subsidiaries made payments of more than $1 million in the twelve (12) calendar months ended September 30, 2018, or under which any of the Sellers, Sold Companies or Sold Subsidiaries received payments of more than $4 million in the twelve (12) calendar months ended September 30, 2018 or (B) with a Top OEM Customer, Top Non-OEM Customer or Top Supplier;
(ii)    a Contract that is a joint venture agreement, operating agreement or similar agreement with respect to an Equity Security that any Sold Company or Sold Subsidiary has in a Person that is not directly or indirectly wholly owned by the Company;
(iii)    a Contract that contains any (i) “most favored nation” provision in favor of a Person other than the Sold Companies or any Sold Subsidiary, (ii) a provision expressly requiring the Business, any Sold Company or a Sold Subsidiary to purchase goods or services exclusively from another Person or (iii) express restriction on the ability of the Business, any Sold Company or any Sold Subsidiary to compete in any line of business in any market segment or any geographic area that is materially adverse to the Business;
(iv)    a Contract pursuant to which the Business, any Sold Company or any Sold Subsidiary has incurred Indebtedness for borrowed money in excess of $1,000,000 owed to a Person other than the Company or a Subsidiary of the Company and that is currently outstanding;
(v)    a Contract for any business acquisition or disposition by the Business, any Sold Company or Sold Subsidiary (i) completed in the past three (3) years preceding the date hereof or (ii) pursuant to which the Company or any of its Subsidiaries is subject to continuing material purchase price adjustment, indemnification, “earn-out” or other contingent obligations or Liabilities (other than confidentiality obligations and ordinary course commitments to purchase goods, products or services); and
(vi)    a Contract pursuant to which the Business, a Sold Company or Sold Subsidiary (i) receives a license to use or acquires material Intellectual Property Rights that are used primarily in the Business (including development agreements, but excluding Licenses to Commercially Available Software), (ii) grants a material license or sells to a third Person any Business Intellectual Property Rights (other than non-exclusive licenses to customers, distributors, OEMS or other service providers granted in the ordinary course of business);
(vii)    a Contract pursuant to which the Business’s, a Sold Company’s or Sold Subsidiary’s ability to use, disclose, license or enforce any material Business Intellectual Property Rights is restricted in any material respect outside the ordinary course of business;
(viii)    any Shared Contracts primarily related to the Business;
(ix)    a Collective Bargaining Agreement;

(x)    any written employment agreement, contract or offer letter with any Employee who has a title of Executive Vice President or other higher title or any such Employee’s direct reports or whose annual base salary exceeded $200,000 or the equivalent thereof in other applicable currencies (in accordance with the Accounting Methodology) in the twelve (12) months ended September 30, 2018; and
(xi)    any Contract that is a material settlement, conciliation or similar agreement with any Governmental Body (other than confidentiality agreements).
(b)    A list of all Material Contracts in effect as of the date of this Agreement is set forth in Section 4.11(a) of the Disclosure Letter. Except as set forth in Section 4.3 of the Disclosure Letter or such matters as would not, individually or in the aggregate, reasonably be material to the Business, (i) each Material Contract and each License to Commercially Available Software is in full force and effect and is a valid, binding and enforceable obligation of the Asset Seller, Sold Company or Sold Subsidiary party thereto and, to the Knowledge of the Company, the other parties thereto and, (ii) as to each Material Contract and each License to Commercially Available Software, there does not exist thereunder any breach, default or violation on the part of any Seller or any Sold Company or Sold Subsidiary, and there does not exist, to the Company’s Knowledge, any event, occurrence or condition, which (after notice, passage of time, or both) would constitute or give rise to any such breach, default or violation thereunder.
Section 4.12    Taxes.
(a)    (i) Each of the Asset Sellers (with respect to the Business) has timely filed (or there has been timely filed on its behalf), taking into account any extensions of due dates, all material Tax Returns relating or pertaining to any Tax with respect to the Transferred Assets and such Tax Returns are correct and complete in all material respects; (ii) each of the Asset Sellers (with respect to the Business) has timely paid (or has had timely paid on its behalf) or has timely withheld and remitted (or has had timely withheld and remitted on its behalf) all material Taxes payable by it with respect to the Transferred Assets; (iii) there are no material Liens with respect to Taxes (other than Permitted Liens) on the Transferred Assets and (iv) there is no audit now pending or threatened in writing against or with respect to the Transferred Assets or the Business in respect of any Tax; (v) each of the Asset Sellers (with respect to the Business) has properly (A) collected and remitted sales, use, VAT and similar Taxes with respect to sales made to its customers or services provided to its customers and (B) for all sales or services that are exempt from sales, use, VAT and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.
(b)    (i) Each of the Sold Companies and Sold Subsidiaries has timely filed, taking into account any extensions of due dates, all material Tax Returns that it was required to file and all such Tax Returns are correct and complete in all material respects; (ii) each of the Sold Companies and Sold Subsidiaries has timely paid all material Taxes payable by it (whether or not shown on such Tax Returns); (iii) each of the Sold Companies and Sold Subsidiaries has, in all material respects, timely withheld and remitted to the appropriate Taxing

Authority all material amounts of Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (iv) there are no material Liens with respect to Taxes (other than Permitted Liens) upon the assets or properties of the Sold Companies and the Sold Subsidiaries; (v) there is no audit now pending or threatened in writing against or with respect to the Sold Companies or Sold Subsidiaries in respect of any Tax; (vi) none of the Sold Companies or Sold Subsidiaries has waived any statute of limitations in respect of Taxes or has agreed to any extension of time with respect to any Tax assessment or deficiency, which period has not yet expired; (vii) none of the Sold Companies or Sold Subsidiaries has participated or engaged in any transaction prior to the Closing that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (viii) none of the Sold Companies or Sold Subsidiaries is party to any Tax Sharing Agreement for which it will have any obligation after the Closing Date, (ix) each of the Sold Companies and Sold Subsidiaries has properly (A) collected and remitted sales, use, VAT and similar Taxes with respect to sales made to its customers or services provided to its customers and (B) for all sales or services that are exempt from sales, use, VAT and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt; and (x) within the past five (5) years, no Sold Company or Sold Subsidiary (A) has been a member of an affiliated group filing a consolidated, unitary, combined or similar Tax Return (other than a group the common parent of which was the Company or a Subsidiary of the Company),or (B) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or pursuant to any Law.
(c)    Section 4.12(c) of the Disclosure Letter sets forth the U.S. federal income tax classification of each of the Sold Companies and Sold Subsidiaries.
(d)    None of the Buyer, the Sold Companies, the Sold Subsidiaries or any of their respective Affiliates will be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) any “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of federal, state, local or non-U.S. Law) executed on or prior to the Closing Date, (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of federal, state, local or non-U.S. Law), (v) any instalment sale or open transaction disposition made on or prior to the Closing Date, (vi) any prepaid amount or deferred revenue received on or prior to the Closing Date, (vii) any election by the Company or any Subsidiary thereof under Section 108(i) of the Code (or any corresponding or similar provision of federal, state, local or non-U.S. Law), or (viii) any gain recognition agreement to which the Company or any Subsidiary thereof is a party under Code Section 367 (or any corresponding or similar provision of federal, state, local or non-U.S. Law).

(e)    No asset or property transferred by any Seller that is not U.S. person (or by a Seller that is a disregarded entity of a person that is not a U.S. person) for U.S. federal income tax purposes, constitutes a “United States real property interest” within the meaning of Section 897(c) of the Code.
Section 4.13    Environmental Compliance. The Asset Sellers (with respect to the Business and the Transferred Assets), the Sold Companies and the Sold Subsidiaries have furnished to Buyer all material environmental audits, material reports and other material environmental, health or safety documents in the possession of, the Asset Sellers (with respect to the Business and the Transferred Assets), Sold Companies or Sold Subsidiaries relating to their current or former facilities or operations in their possession or reasonable control. Except as set forth in Section 4.12(b) of the Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)    each of the Asset Sellers (with respect to the Business and the Transferred Assets), the Business, the Transferred Assets, the Sold Companies and the Sold Subsidiaries is currently, and has for the past three (3) years been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws, including those applicable to the Leased Real Property, the Transferred Assets and the operation of the Business by the Asset Sellers, the Sold Companies and the Sold Subsidiaries;
(b)    there are no Actions pending or, to the Company’s Knowledge, threatened that assert, and the Asset Sellers, the Sold Companies and the Sold Subsidiaries have not received any written communication or other written notice alleging, that the Asset Sellers (with respect to the Business and the Transferred Assets), the Business, the Transferred Assets, the Sold Companies or the Sold Subsidiaries are in violation or breach of, or have Liability under, any Environmental Law, including with respect to any Asset Seller’s, Sold Company’s or Sold Subsidiary’s ownership or operation of the Business, the Leased Real Property or the Transferred Assets, as applicable;
(c)    none of the Asset Sellers (with respect to the Business and the Transferred Assets), the Business, the Sold Companies or the Sold Subsidiaries (or any other Person whose Liability any such entity has contractually assumed) has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case as would give rise to Liability under Environmental Law; and
(d)    except as has been resolved prior to the Closing Date, the Company has received no written notice, demand letter, or administrative inquiry with respect to Contamination requiring cleanup or remediation pursuant to any Environmental Law at the Leased Real Property.

Section 4.14    Labor and Employment Matters.
(a)    Except to the extent that disclosure would not be permitted under applicable Laws, including applicable privacy Law and European Union General Data Protection Regulation (EU) 2016/679 (the “GDPR”), Section 4.14(a) of the Disclosure Letter sets forth a complete and accurate list as of the date hereof of (i) each Employee, (ii) each Employee’s job title, current annual salary or hourly (or other periodic) rate of pay or commission structure, work location, years of service and leave status and (iii) an indication of the employing entity of each Employee, in each case as shall be supplemented or otherwise amended by the Company and delivered to the Buyer prior to the Closing Date to reflect any resignations, terminations or replacements of such Employees and any new hires after the date hereof (if any).
(b)    No Seller (with respect to the Business), Sold Company or Sold Subsidiary has received written notice of any unfair labor practice charges or complaints that are pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar state, local or foreign Governmental Body. No Seller (with respect to the Business), Sold Company or Sold Subsidiary has received written notice of any pending or in progress or, to the Knowledge of the Company, threatened material Actions before the Equal Employment Opportunity Commission or any other state, local or foreign Governmental Body involving allegations of unlawful employment practices.
(c)    Except as set forth in Section 4.14(c) of the Disclosure Letter, no labor union, works council, other similar labor organization or employee representative represents or has within the past three (3) years represented any Employees or Former Employees in connection with their services to the Business, and no Collective Bargaining Agreement is or has, within the period of the past three (3) years, been binding on any Seller (with respect to Employees or Former Employees), Sold Company or Sold Subsidiary. No Seller, Sold Company or Sold Subsidiary has received any written notice within the past three (3) years that any labor representation request is pending or is threatened in writing with respect to any Employees or Former Employees in connection with their services to the Business. To the Knowledge of the Company, there are and in the past three (3) years there have been no requests or activities by any labor union, works council, other labor organization or employee representative to represent or organize any Employees or Former Employees in connection with their services to the Business. Prior to the date of this Agreement, the Sellers, Sold Companies and Sold Subsidiaries have satisfied all pre-signing legal and contractual obligations to provide notice to, or to enter into any consultation or bargaining process with, any labor union, works council, other labor organization or employee representative, which is representing any Employee, in connection with the execution of this Agreement or the transactions contemplated by this Agreement. As of the Closing, the Sellers, Sold Companies and Sold Subsidiaries will have satisfied all legal and contractual obligations to provide notice to, or enter into any consultation or bargaining process with, any labor union, works council, other labor organization or employee representative that is representing any Employee in connection with the transactions contemplated by this Agreement.

(d)    There are and in the past three (3) years there have been no pending or, to the Knowledge of the Company, threatened strikes, lockouts, work stoppages, slowdowns or other material labor disputes against any Seller (with respect to the Business), any Sold Company or any Sold Subsidiary.
(e)    Each Seller (with respect to the Business), Sold Company and Sold Subsidiary is and for the past three (3) years has been in material compliance with all applicable Laws pertaining to employment and labor, including provisions thereof relating to employment practices, terms and conditions of employment, wages and hours, worker classification, layoffs and reductions in force (including the WARN Act), collective bargaining, employee leave and paid time off, equal opportunity, occupational health and safety, workers’ compensation, discrimination, harassment, immigration, and the payment of social security and other Taxes. Except as would not result in material Liabilities for any Sold Company or Sold Subsidiary or the Business, each Seller (with respect to Employees, Former Employees and service providers currently providing or who previously provided services to the Business), Sold Company and Sold Subsidiary has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, fees and other compensation that has come due and payable to its Employees, Former Employees, and other service providers under applicable Law, Contract or company policy.
(f)    As of the Closing, no Sold Company or Sold Subsidiary employs any individual who does not devote substantially all of his or her working time to the Business. The individuals set forth on Section 4.14(a) of the Disclosure Letter devote substantially all of their working time to the Business.
Section 4.15    Benefit Plans.
(a)    Set forth in Section 4.15(a) of the Disclosure Letter is a true and complete list of each material Seller Benefit Plan (including a designation of whether the Seller Benefit Plan is (i) a Sold Company Plan or (ii) a Foreign Plan). No Sold Company Plan provides benefits to, or otherwise covers, any individual who is not an Employee, Former Employee, or the dependents or beneficiaries thereof. For any Seller Benefit Plan that is an individual employment agreement, Section 4.15(a) of the Disclosure Letter identifies only the forms of the standard individual employment or consulting agreements that are generally and currently in use in each country or jurisdiction and describes the applicable jurisdiction and category of employee applicable thereto (a “Form of Agreement”), and specifically lists those individual employment or consulting agreements that vary materially from the Form of Agreement.
(b)    Except to the extent that disclosure would not be permitted under applicable Laws, including applicable privacy Law and the GDPR, with respect to each material Seller Benefit Plan (including each Assumed Plan), the Company has made available to the Buyer current, true and complete copies, as applicable, of each such plan’s governing document and any amendments thereto or a written summary of all material terms if the plan has not been reduced to writing (it being understood that the obligation to furnish an employment or consulting agreement shall be deemed to have been satisfied by providing the applicable Form of Agreement (unless such agreement varies materially from the Form of the Agreement, in which case the specific agreement has been provided) and that any individual employment agreements made available have been provided in a manner that is intended to be consistent with Section 4.14(a), with certain personal information redacted to delete certain personal information and to comply with applicable data privacy Laws). With respect to each Assumed Plan, the Company has made available to the Buyer (i) the most recent summary plan description, (ii) any related trust or other funding vehicle and any current administrative or service contract or insurance policy, (iii) the most recent annual report on IRS Form 5500 and the most recent actuarial report, financial statements or similar reports or statements and (iv) the most recent determination or opinion letter received from the IRS with respect to each such plan intended to qualify under Section 401 of the Code.
(c)    Each Seller Benefit Plan has been established, maintained, operated, funded and administered in compliance in all respects with its terms and all applicable Laws, except for such instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to result in a material Liability to any Sold Company or any Sold Subsidiary. Each Seller Benefit Plan that is required by applicable Law to be funded and/or book-reserved is funded and/or book reserved, as required, based upon reasonable actuarial assumptions. Other than routine claims for benefits, there are no suits, Claims, proceedings, Actions, governmental audits or investigations that are pending or threatened against or involving any Seller Benefit Plan or asserting any rights to or claims for benefits under any Seller Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to any Sold Company or any Sold Subsidiary. None of the Sold Companies or any of the Sold Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other material penalty under Section 4980B, 4980D or 4980H of the Code or with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable.
(d)    The IRS has issued a current favorable determination letter or, for a prototype plan, a current opinion letter, with respect to each Seller Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code or, if no such determination has been made, either an application for such determination is pending with the IRS or the time within which such determination may be sought from the IRS has not yet expired, and nothing has occurred that would reasonably be expected to affect the qualified status of such Seller Benefit Plan. Each Foreign Plan required to be registered or intended to meet certain regulatory or requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements.
(e)    None of the Sold Companies, the Sold Subsidiaries, the Sellers, or any ERISA Affiliate sponsors, maintains, contributes to, or has any Liability (contingent or otherwise) with respect to (i) any “multiemployer plan,” as that term is defined in Section 3(37) of ERISA; (ii) any “employee benefit plan” that is subject to Title IV of ERISA or Section 412 or 430 of the Code; or (iii) any plan, program or arrangement that provides for post-employment or post-retirement medical, health or life insurance benefits, except as required by applicable Law or to avoid excise tax under Section 4980B of the Code, in each case, for which the covered Person pays the full cost of coverage.

(f)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event), will cause any (i) compensatory payments, for which the Buyer, the Sold Companies or the Sold Subsidiaries would have any Liability, to become due or payable to any current or former consultant, contractor, Employee or Former Employee, (ii) acceleration, vesting, cancellation of indebtedness or increase in any compensation or benefits, for which the Buyer, the Sold Companies or the Sold Subsidiaries would have any Liability, to any current or former consultant, contractor, Employee or Former Employee, (iii) forfeiture of equity-based compensation under any Seller Benefit Plan by any Employee or Former Employee, or (iv) Sold Company or Sold Subsidiary to be required to transfer or set aside any assets to fund any benefits under any Assumed Plan, or limit or restrict in any respect the right of the Buyer, any Sold Company or any Sold Subsidiary to amend, terminate or transfer the assets of any Assumed Plan. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will constitute a “change in ownership or control” or “change in effective control” of a corporation within the meaning of Section 280G of the Code. No current or former consultant, contractor, Employee or Former Employee is entitled to receive any additional payment (including any tax gross-up or other payment) for which the Buyer, any Sold Company or any Sold Subsidiary would have any Liability as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.
(g)    Each Assumed Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with, Section 409A of the Code.
Section 4.16    Finders or Brokers. Except as set forth in Section 4.16 of the Disclosure Letter, the Company and its Subsidiaries have not utilized the services of any investment banker, broker, finder or intermediary in connection with the Contemplated Transactions that might be entitled to a fee or commission from the Buyer or for which the Buyer, any Sold Company or any Sold Subsidiary would be responsible in connection with this Agreement or upon consummation of the Contemplated Transactions. The Company shall pay all such fees of those entities set forth in Section 4.16 of the Disclosure Letter.
Section 4.17    Insurance. All premiums with respect to the insurance covering the Business, the Sold Companies, the Sold Subsidiaries or any of their respective employees, properties, and assets (the “Insurance Policies”) have been paid to the extent due. Neither the Company nor any Sold Company or Sold Subsidiary has received any written notice of termination or cancellation or denial of coverage with respect to any Insurance Policy to the extent relating to the Business, and all such Insurance Policies are outstanding and duly in force, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 4.18    Transactions with Related Persons; Affiliates. Except (a) as set forth on Section 4.18 of the Disclosure Letter, (b) for transactions on arm’s length terms, (c) for services that are the subject of any Transaction Document (including the Transition Services Agreement), (d) for Contracts or arrangements or Intercompany Accounts that are to be terminated pursuant to Section 7.8, (d) insurance arrangements that are the subject of

Section 7.10 or (e) employee compensation or benefits Contracts or arrangements, none of the Company or its Subsidiaries (other than the Sold Companies and Sold Subsidiaries) and no present or former director, officer, employee or Affiliate of the Company or its Subsidiaries (other than the Sold Companies and Sold Subsidiaries), directly or indirectly, is a party to any material transaction or Contract, with, or binding upon, the Sold Companies, Sold Subsidiaries or the Business.
Section 4.19    Customers and Suppliers. Section 4.19 of the Disclosure Letter lists the 10 largest OEM customers (the “Top OEM Customers”), non-OEM customers (the “Top Non-OEM Customers”) and suppliers (the “Top Suppliers”) of the Business (determined on the basis of aggregate payments related to the Business over the prior twelve (12) months). None of the Asset Sellers, the Sold Companies nor any of the Sold Subsidiaries has received, during the prior twelve (12) months, any written notice, which has not been rescinded, that any of the Top OEM Customers, Top Non-OEM Customers or Top Suppliers intends to terminate or substantially reduce its business with the Business.
Section 4.20    Government Contracts. Within the past three (3) years, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company (with respect to the Business) nor any Sold Company or Sold Subsidiary has (a) breached or violated any applicable Law, clause or other requirement pertaining to any Government Contract; (b) been excluded from bidding by a Governmental Body; (c) been audited or investigated by any Governmental Body with respect to any Government Contract; or (d) conducted or initiated any internal investigation or made any disclosure with regard to any irregularity in connection with a Government Contract. To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no allegations of violations of the federal civil False Claims Act or any similar state Law with regard to any of the Government Contracts.
Section 4.21    Anti-Bribery & Trade Controls.
(a)    Each of the Asset Sellers (with respect to the Business), the Sold Companies and the Sold Subsidiaries, and their respective officers, directors, and employees and, to the Knowledge of the Company, their respective agents and third-party representatives (with respect to the Business) are, and in the past three (3) years, have been in compliance with all Global Trade Control Laws in all material respects.
(b)    Neither the Asset Sellers (with respect to the Business) nor any of the Sold Companies or the Sold Subsidiaries, nor any of their respective officers, directors or employees, nor, to the Knowledge of the Company, any of their respective agents or third-party representatives (with respect to the Business) in the past three (3) years (i) has made, authorized, solicited or received any unlawful bribe, rebate, payoff, influence payment, or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, (iv) has violated or is violating in any material respect the Anti-Corruption Laws, (v) has, directly or indirectly, made, offered, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any Government Official in order to obtain an improper advantage, induce the recipient to violate a lawful duty, or for any other unlawful purpose.
(c)    Neither the Asset Sellers (with respect to the Business) nor any of the Sold Companies or the Sold Subsidiaries, nor any of their respective officers, managers, or employees, nor, to the Knowledge of the Company, any of their respective agents or third-party representatives (with respect to the Business) is or has been the subject of any material investigation, inquiry or enforcement proceedings by any Governmental Body regarding any offense or alleged offense under Global Trade Control Laws or Anti-Corruption Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) within the past three (3) years, and no such investigation, inquiry or proceedings have been threatened in writing or, to the Knowledge of the Company, are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings. Within the past three (3) years, each of the Asset Sellers (with respect to the Business), the Sold Companies and the Sold Subsidiaries utilizes, and at all times has utilized, effective control procedures and an internal accounting controls system, including records of payments to any agents, consultants, representatives, third parties and Government Officials, that are sufficient to provide reasonable assurances that violations of Global Trade Control Laws and Anti-Corruption Laws have been and will be prevented and detected.
Section 4.22    Express Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, (A) NO SELLER, SOLD COMPANY OR SOLD SUBSIDIARY MAKES ANY REPRESENTATION OR WARRANTY OR EXTENDS ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF PATENT RIGHTS OR CLAIMS, ISSUED OR PENDING, (B) NO SELLER, SOLD COMPANY OR SOLD SUBSIDIARY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL WITH RESPECT TO ANY FUTURE EVENTS, PROSPECTS, PROJECTIONS OR ESTIMATES WITH RESPECT TO THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS, (C) THE TRANSFERRED ASSETS AND THE BUSINESS BEING TRANSFERRED TO THE BUYER AT THE CLOSING ARE TO BE CONVEYED “AS IS, WHERE IS”, AND IN THEIR THEN PRESENT CONDITION, AND THE BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF, (D) NO SELLER, SOLD COMPANY OR SOLD SUBSIDIARY MAKES ANY GUARANTY OF QUALITY WITH RESPECT TO ANY OF THE TRANSFERRED ASSETS BEING SO TRANSFERRED, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OBVIOUS, AND (E) NO SELLER, SOLD COMPANY OR SOLD SUBSIDIARY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION THAT THE SELLERS, THE SOLD COMPANIES OR SOLD SUBSIDIARIES FURNISHED OR MADE AVAILABLE TO THE BUYER AND ITS REPRESENTATIVES.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Sellers:
Section 5.1    Organization; Authority. The Buyer is a private limited company validly existing and in good standing under the Laws of England and Wales. The Buyer has all necessary corporate power and authority to own or to lease its assets and properties and the Transferred Assets, and to operate its business as it is now being conducted and the Business. The Buyer has all necessary corporate power and authority to purchase, acquire and accept the Transferred Assets and to assume the Assumed Liabilities as contemplated by this Agreement, and to execute and deliver this Agreement and each Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder.
Section 5.2    Authorization of Transaction. The execution, delivery and performance of this Agreement and the Transaction Documents by the Buyer and the consummation by the Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Buyer, and, upon such authorization, no other material corporate or shareholder proceedings or actions are necessary to authorize and consummate this Agreement, the Transaction Documents or the Contemplated Transactions. The Buyer has duly executed this Agreement and on the Closing Date the Buyer will have duly executed and delivered the other applicable Transaction Documents to which it shall be a party. Assuming due authorization, execution and delivery by the Sellers, as applicable, this Agreement constitutes, and each such Transaction Document when so executed and delivered will constitute, the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by the Insolvency and Equity Exceptions.
Section 5.3    No Violations. The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the Contemplated Transactions, do not and will not: (a) conflict with or result in any violation of or constitute a breach of the Organizational Documents of the Buyer; (b) violate any material Order against or binding upon the Buyer or its Affiliates; or (c) violate any Law applicable to the Buyer or its Affiliates, except with respect to each of the foregoing clauses (b) and (c) above, as would not reasonably be expected to enjoin, impair or delay the Buyer’s ability to consummate the Contemplated Transactions, or comply with its obligations hereunder.
Section 5.4    Governmental Consents and Approvals. Assuming the accuracy of Section 4.4, except for (a) filings under the Antitrust Laws, (b) all consents and approvals of Governmental Bodies listed on Annex 8.1(e), (c) filings of this Agreement or any Transaction Documents that may be required under Law in any jurisdictions other than the jurisdictions listed in Section 4.4(d) of the Disclosure Letter and (d) filings of the Intellectual Property Assignment Agreements listed on Section 4.4(e) of the Disclosure Letter with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, where the failure to obtain such would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no approval, consent, waiver or authorization of any Governmental Body is required for or in connection with the execution and delivery by the Buyer of the Transaction Documents to which it is or will be a party or the consummation by the Buyer of the Contemplated Transactions.
Section 5.5    Legal Proceedings. There is no Action pending or, to the Knowledge of the Buyer, threatened in writing, against the Buyer which either individually or in the aggregate, is likely to have an adverse effect on (a) the Buyer’s ability to use any of the Transferred Assets or operate the Business in a manner consistent with the Asset Sellers’, the Sold Companies’ and the Sold Subsidiaries’ operations, (b) the Buyer’s use of any of the Transferred Assets for the purposes for which they have been used by the Asset Sellers, the Sold Companies or the Sold Subsidiaries, or (c) the Buyer’s ability to consummate the Contemplated Transactions.
Section 5.6    Finders or Brokers. The Buyer has not utilized the services of any investment banker, broker, finder or intermediary in connection with the Contemplated Transactions that might be entitled to a fee or commission from any Seller or for which any Seller would be responsible in connection with this Agreement or upon consummation of the Contemplated Transactions.
Section 5.7    Buyer’s Examination. The Company has provided the Buyer with such access to the records, books, documents, facilities and personnel of the Asset Sellers, the Sold Companies and the Sold Subsidiaries as the Buyer has deemed necessary and appropriate in order for the Buyer to investigate and examine to its satisfaction the business, affairs and properties of the Asset Sellers, the Sold Companies and the Sold Subsidiaries sufficient to make an informed decision to purchase the Transferred Assets, to enter into this Agreement and to consummate the Contemplated Transactions. The Buyer is capable of evaluating the merits and risks of the purchase of the Transferred Assets and to consummate the Contemplated Transactions.
Section 5.8    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV AND THE TRANSACTION DOCUMENTS, THE BUYER ACKNOWLEDGES AND AGREES THAT THE TRANSFERRED ASSETS BEING TRANSFERRED HEREUNDER ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS “WITH ALL FAULTS,” AND IN THEIR THEN PRESENT CONDITION, AND THE BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF, AND NO SELLER, SOLD COMPANY OR SOLD SUBSIDIARY MAKES ANY GUARANTY OF QUALITY WITH RESPECT TO ANY OF THE TRANSFERRED ASSETS BEING SO TRANSFERRED, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OBVIOUS. THE BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV AND THE TRANSACTION DOCUMENTS, NO SELLER, SOLD COMPANY OR SOLD SUBSIDIARY OR ANY OTHER PERSON MAKES, OR HAS MADE, (A)  ANY REPRESENTATION OR WARRANTY OR EXTENDS ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF PATENT RIGHTS OR CLAIMS, ISSUED OR PENDING, (B)  ANY REPRESENTATION OR WARRANTY OF ANY KIND,

EXPRESS OR IMPLIED, WRITTEN OR ORAL WITH RESPECT TO ANY FUTURE EVENTS, PROSPECTS, PROJECTIONS OR ESTIMATES WITH RESPECT TO THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS OR (C) ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION THAT ANY SELLER, THE SOLD COMPANIES OR SOLD SUBSIDIARIES FURNISHED OR MADE AVAILABLE TO THE BUYER AND ITS REPRESENTATIVES. THE BUYER ACKNOWLEDGES THAT THE BUYER IS FULLY FAMILIAR WITH THE TRANSFERRED ASSETS, THE SOLD COMPANIES, THE SOLD SUBSIDIARIES AND THE BUSINESS AND ACKNOWLEDGES THAT ANY PROJECTIONS OR PRO FORMA STATEMENTS ARE FOR ILLUSTRATION PURPOSES AND DO NOT FORM THE BASIS OF ANY LIABILITY OR A REPRESENTATION OR WARRANTY. THE BUYER IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS. THE BUYER ALSO ACKNOWLEDGES THAT THE POTENTIAL LIABILITY OF THE SELLERS FOR ANY POTENTIAL BREACH OF SUCH REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV IS LIMITED BY THE TERMS OF ARTICLE XI AND ARTICLE XIII.
Section 5.9    Sufficient Funds; Solvency. Immediately after giving effect to the Contemplated Transactions, including the Financing, and assuming the accuracy of the representations and warranties set forth in Article IV and compliance by the Sellers with their covenants herein, each of the Buyer and its Subsidiaries, including the Sold Companies and the Sold Subsidiaries, shall be solvent and shall (x) be able to pay its debts as they become due, (y) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities) and (z) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of the Buyer, the Sold Companies or the Sold Subsidiaries.
Section 5.10    Financing. Attached hereto as Section 5.10 of the Disclosure Letter sets forth a true and complete copy of an executed debt commitment letter of even date herewith, together with any related term sheets, exhibits, schedules, annexes and supplements (as amended, restated, supplemented or otherwise modified to the extent not prohibited hereunder, the “Debt Commitment Letter”) pursuant to which the agents, arrangers, managers, lenders and other entities party thereto (excluding Buyer), including the parties to any joinder agreements joining such parties to the Debt Commitment Letter or parties (excluding Buyer) to the definitive agreements executed in connection with the Financing (together with their respective affiliates and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns, collectively, the “Lenders”), and subject to the terms and conditions of which, have committed to provide the Buyer with debt financing in the aggregate amounts described therein, the proceeds of which may be used to consummate the Contemplated Transactions (the “Financing”). The Debt Commitment Letter is a legal, valid and binding obligation of the Buyer and, to the knowledge of the Buyer, the other parties thereto, enforceable in accordance with its terms, except as limited by Insolvency and

Equity Exceptions. As of the date hereof, the Debt Commitment Letter is in full force and effect, and has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated (except in connection with any amendments or modifications solely to effectuate any “market flex” terms contained in the Debt Commitment Letter provided as of the date hereof, which such amendment or modification would not delay, prevent, or make less likely the consummation of the transactions contemplated by the Debt Commitment Letter). As of the date hereof, the Buyer is not in breach of any of the terms or conditions set forth in the Debt Commitment Letter, and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default on the part of the Buyer or, to the Knowledge of the Buyer, any other Person under the Debt Commitment Letter or a failure to satisfy any condition precedent set forth therein. As of the date hereof, and assuming the accuracy of the representations and warranties set forth in Article IV and compliance by the Sellers with their covenants herein, the Buyer has no reason to believe that (A) any of the assumptions or any of the statements set forth in the Debt Commitment Letter are inaccurate as of the date hereof, (B) any of the conditions in the Debt Commitment Letter will not be satisfied on a timely basis or (C) the Financing will not be available on a timely basis in order to consummate the Contemplated Transactions at Closing. As of the date hereof, no Lender has notified the Buyer of its intention to terminate the Debt Commitment Letter or not to provide the Financing. The aggregate proceeds from the Financing will be sufficient (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter), together with Buyer’s cash on hand, to enable Buyer to consummate the Contemplated Transactions, including payment by Buyer of the Estimated Cash Purchase Price at the Closing, any fees and expenses of or payable by the Buyer (or, following the Closing, the Sold Companies or Sold Subsidiaries) and any related repayment or refinancing of Indebtedness of the Sold Companies or Sold Subsidiaries, and to pay all amounts payable by the Buyer at the Closing and to perform its obligations hereunder following the Closing. As of the date hereof, the Buyer has paid (or caused to be paid) in full any and all commitment or other fees required by the Debt Commitment Letter that are due and payable as of the date hereof. The Buyer will pay (or cause to be paid), after the date hereof, all such commitments and fees as and when they become due and payable. There are no side letters, understandings or other arrangements or Contracts relating to the Financing to which the Buyer or any of its Affiliates is a party, except as set forth in the Debt Commitment Letter (none of which would, individually or in the aggregate, adversely affect the amount, conditionality, availability or termination of the Financing). The Buyer has provided to the Company a true and complete executed copy of the fee letter dated as of the date hereof (the “Debt Fee Letter”) relating to the Debt Commitment Letter, with only the fee amounts, economic “market flex” provisions and other economic terms redacted from the Debt Fee Letter so long as no redaction covers terms that would, individually or in the aggregate, adversely affect the amount, conditionality, availability or termination of the Financing). There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing or the conditions precedent thereto, other than as explicitly set forth in the Debt Commitment Letter (the “Disclosed Conditions”). No Person has any right to impose, and no Lender, or the Buyer has any obligation to accept, any condition precedent to such funding other than the Disclosed Conditions. No Person (other than the Buyer) has any right to impose, and no Lender or the

Buyer has any obligation to accept, any reduction to the aggregate amount available under the Debt Commitment Letter on the Closing Date (nor any term (including any flex or original issue discount term) or any condition which would have the effect of reducing the aggregate amount available under the Debt Commitment Letter on the Closing Date, in each case, below the amount required to enable the Buyer to consummate the Contemplated Transactions). The Buyer does not have any reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Financing, or that the Financing will not be available to the Buyer on the Closing Date. For the avoidance of doubt, it is not a condition to the Closing under this Agreement, nor to the consummation of the Contemplated Transactions, for the Buyer to obtain the Financing or any alternative financing.
Section 5.11    Investment Purpose. The Buyer is purchasing the Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities Laws. The Buyer acknowledges that the sale of the Shares hereunder has not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities Laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. The Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.
Section 5.12    Independent Investigation. The Buyer has conducted its own independent investigation, review and analysis of the Sold Companies, the Sold Subsidiaries, the Shares, the Business and the Transferred Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data by the Sellers and the Company for such purpose. The Buyer acknowledges and agrees that in making its decision to enter into this Agreement and the Transaction Documents to which it is a party, and to consummate the Contemplated Transactions, the Buyer has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement and the Transaction Documents.
ARTICLE VI
EMPLOYEE MATTERS
Section 6.1    Continuation of Employment.
(a)    Continuation of Employment. Effective as of the Closing, the Buyer agrees to cause the Sold Companies and the Sold Subsidiaries to continue the employment of each Sold Company Employee in the same or a Comparable Position. The Buyer or its applicable Affiliate shall, no later than thirty (30) Business Days prior to the Closing or the applicable Separate Transfer Date, as applicable, make offers of employment in a Comparable Position to all Employees, other than the Automatic Transfer Employees and the Sold Company Employees (such Employees, the “Offer Employees”), such offers to be effective, subject to, and upon occurrence of, the Closing or the applicable Separate Transfer Date, as applicable. Effective as of the Closing or the applicable Separate Transfer Date, as applicable, the Company and/or its applicable Subsidiary will terminate the employment of each Offer Employee. A

“Comparable Position” is a position with the Buyer or any of its Affiliates (including, after the Closing Date, a Sold Company or a Sold Subsidiary) (A) in which the Employee continues to have substantially similar responsibilities, (B) requiring comparable skills and abilities as the Employee’s position requires immediately prior to the Closing Date or the applicable Separate Transfer Date, as applicable, and (C) in which the Employee is not required to relocate more than fifty (50) miles from the Employee’s principal business location immediately prior to the Closing Date or the applicable Separate Transfer Date, as applicable. This Agreement will not operate to terminate the contracts of employment of any of the Automatic Transfer Employees, and, to the extent required by the Transfer Regulations, such contracts shall be transferred to the Buyer or its Affiliates by operation of Law with effect as of the Closing or the applicable Separate Transfer Date, as applicable. Each Party will promptly following the execution of this Agreement provide the other Party with all information as may be reasonably requested to enable such Party to comply with any duty to inform and consult, and otherwise provide the other Party with such assistance and cooperation as it may reasonably request, to fulfill the obligations to the Automatic Transfer Employees under applicable Law. Each Sold Company Employee, each other Employee who accepts the Buyer’s offer of employment pursuant to this Section 6.1(a), and each Automatic Transfer Employee who does not timely object to the transfer of his or her employment where permitted to do so under applicable Law is referred to herein as a “Transferred Employee.”
(b)    Employees on Disability Leave. Notwithstanding the foregoing, each Employee who is located in the U.S. and who is not actively at work and is receiving or eligible to receive short-term or long-term disability benefits as of the Closing Date shall become (or remain) employed by any of the Sellers or any of their Affiliates (other than any Sold Company or any Sold Subsidiary) until and unless such Employee presents himself or herself to any Sold Company or any Sold Subsidiary for active employment following the Employee’s return to active employment with any of the Sellers or any of their Affiliates within one hundred eighty (180) days following the Closing Date.
(c)    The Buyer’s Rights to Terminate Employees. Nothing in this Agreement shall confer upon any Employee, any Transferred Employee, any Former Employee or any other Person any right with respect to employment or continued employment with the Buyer or any of its Affiliates (including, after the Closing Date, a Sold Company or a Sold Subsidiary), nor shall anything herein limit or interfere with the Buyer’s (or any of its Affiliates’) rights to terminate the employment of any Person at any time (subject to applicable Law).
Section 6.2    Division of Liabilities Generally.
(a)    Buyer Assumed Liabilities. The Buyer and its Affiliates (including, after the Closing, the Sold Companies and the Sold Subsidiaries) shall, effective as of the Closing, assume or retain all Liabilities that transfer by operation of applicable Law and all Liabilities in respect of (A) the Assumed Plans, (B) the service of the Transferred Employees following the Closing Date, including all Liabilities under or relating to compensation or benefits provided on or following the Closing Date (including commissions, bonuses, incentive pay, overtime, premium pay, shift differentials, and severance or termination pay or benefits of any kind), (C) compensation and benefits required to be provided by the Buyer and its Affiliates pursuant to applicable Law with respect to any Transferred Employee and (D) any Liabilities arising out of the failure of the Buyer or its Affiliates to comply with its obligations under this Article VI, including the failure of the Buyer or its Affiliates to engage in any consultations required or contemplated by Section 6.4, and the failure of the Buyer or its Affiliates to maintain terms and conditions of employment for Employees to the extent necessary to  effect the automatic transfer of such Employees under applicable Laws (including applicable Transfer Regulations), Collective Bargaining Agreements or employment agreements, and where permissible under applicable Law prevent severance from becoming payable to any such Employee under applicable Law (including applicable Transfer Regulations), provided, however, that Buyer shall not assume any Liabilities for severance pursuant to this clause (D) that are not Buyer Termination Liabilities.
(b)    Company Retained Liabilities. Except as expressly provided in this Article VI as constituting Buyer Assumed Employee Liabilities, the Company, or its applicable Subsidiary (other than any Sold Company or any Sold Subsidiary), shall, effective as of the Closing, retain or assume the sponsorship of and shall be solely responsible for any and all assets and Liabilities at any time arising under or relating to each Seller Benefit Plan that is not an Assumed Plan, and any other Benefit Plan (other than an Assumed Plan) that is or was at any time maintained, sponsored, contributed to or required to be contributed to by any of the Company or any of its Subsidiaries or any ERISA Affiliate or with respect to which the Company or any of its Subsidiaries or any ERISA Affiliate has any Liability, and neither the Buyer nor any of its Affiliates (including, after the Closing Date, the Sold Companies and the Sold Subsidiaries) shall have any obligation, liability or responsibility with respect to or under the Seller Benefit Plans (that are not Assumed Plans) or any other Benefit Plans (that are not Assumed Plans) that are or were at any time maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries or any ERISA Affiliate, whether such obligation, Liability or responsibility arose before, on or after the Closing Date.
Section 6.3    Compensation and Employee Benefits.
(a)    Terms of Employment. For a period of one (1) year (or such longer period as required by applicable Law) following the Closing Date or the applicable Separate Transfer Date, as applicable (or, if earlier, until the date of termination of the relevant Transferred Employee), except with respect to Transferred Employees who are covered by the terms of an applicable Collective Bargaining Agreement for whom such terms will apply, or as provided in an employment or service agreement to which the applicable Transferred Employee is a party that is an Assumed Plan, the Buyer shall, or shall cause its Affiliates to, provide to each Transferred Employee (A) a Comparable Position, (B) base salary or wage rates that are no less favorable than those in effect for each such Transferred Employee immediately prior to the Closing Date or the applicable Separate Transfer Date, as applicable, (C) commission, cash bonus and other short-term cash incentive pay opportunities, that, in the aggregate, are no less favorable than those in effect for each such Transferred Employee immediately prior to the Closing Date or the applicable Separate Transfer Date, as applicable, (D) employee benefits (other than any defined benefit, retiree or post-termination health or welfare, equity and equity-

based or nonqualified or deferred compensation plans or arrangements) that, in the aggregate, are no less favorable than those provided to similarly situated employees of the Buyer and its Affiliates and (E) severance benefits that are no less favorable than the severance benefits that would have been payable to such Transferred Employee under the Seller Benefit Plans set forth on Section 4.15(a) of the Disclosure Letter and as provided to the Buyer in which such Transferred Employee participated immediately prior to the Closing Date or the applicable Separate Transfer Date, as applicable, taking into account such Transferred Employee’s additional period of service following the Closing Date or the applicable Separate Transfer Date, as applicable. In addition, notwithstanding anything to the contrary in this Agreement, the Buyer or its Affiliates shall, and shall cause the Sold Companies or the Sold Subsidiaries to, maintain terms and conditions of employment for Employees to the extent necessary to (x) effect the automatic transfer of such employees under applicable Laws (including applicable Transfer Regulations), Collective Bargaining Agreements or employment agreements, (y) comply with applicable Laws (including applicable Transfer Regulations) and (z) prevent severance from becoming payable to any such employee under applicable Law (including applicable Transfer Regulations) solely as a result of the Contemplated Transactions.
(b)    Severance or Other Termination Liabilities. The Buyer and its Affiliates shall be solely responsible for any severance, redundancy, long-service, notice or garden leave pay, or similar payments, contributions or benefits that may become payable to any Employee as a result of circumstances arising (x) following the Closing Date or (y) to the extent arising as a result of the Buyer’s or its Affiliate’s failure to comply with its obligations set forth in Section 6.1(a) and Section 6.3(a) hereof (“Buyer Termination Liabilities”). The Company and any of its Affiliates shall be solely responsible for any severance, redundancy, long-service, notice or garden leave pay, or similar payments, contributions or benefits that may become payable to any Employee as a result of circumstances arising prior to or on the Closing Date that are not Buyer Termination Liabilities. For the avoidance of doubt, Buyer Termination Liabilities shall be Buyer Assumed Employee Liabilities (and the Buyer shall, or shall cause its Affiliates to, reimburse the Company or its applicable Affiliate in accordance with Article VI to the extent arising). If the Buyer or any of its Affiliates becomes liable for, or is legally required to make, severance, redundancy, long service, notice or garden leave pay, or similar payments, contributions or benefits to or on behalf of any Employee as a result of circumstances arising prior to or on the Closing Date, all such payments and any related costs and expenses paid or incurred by the Buyer or its applicable Affiliates that are not Buyer Termination Liabilities shall be Company Retained Liabilities (and the Company shall, or shall cause its Subsidiaries to, reimburse the Buyer or its applicable Affiliate in accordance with Article VI).
(c)    Credited Service. With respect to each Benefit Plan, including severance, vacation and paid time-off plans, policies or practices but not including equity or equity-based plans or arrangements, sponsored or maintained by the Buyer or an Affiliate of the Buyer in which the Transferred Employees may participate during the calendar year in which the Closing Date or the applicable Separate Transfer Date, as applicable, occurs (the “Buyer Benefit Plans”), the Buyer or such Affiliate shall recognize, for all Transferred Employees, credit for all service with the Sellers, their Affiliates (including the Sold Companies and Sold Subsidiaries) and their respective predecessors, for purposes of eligibility to participate, and, solely with respect to severance, vacation and paid time off benefits, the determination of level of benefits, to the same extent and for the same purpose that such service was credited for the Transferred Employees under the Seller Benefit Plans to the extent permitted by applicable Law, and for all other purposes required by applicable Law; provided that no service credit shall be granted to the extent any duplication of benefits or compensation results and provided that no such service shall be credited to the extent that it would not be credited to other similarly situated employees of the Buyer or its Affiliates, except as otherwise required by applicable Law.
(d)    Certain Welfare Plan Matters. Following the Closing Date or the applicable Separate Transfer Date, as applicable, the Buyer shall or shall cause one of its Affiliates to use commercial reasonably efforts to ensure that, to the extent permitted by applicable Law: (i) no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Transferred Employees covered by Buyer Benefit Plans providing medical, prescription drug, dental or vision benefits (“Buyer Welfare Plans”) to the extent such waiting periods, exclusions or limitations did not apply or were satisfied under any similar Seller Benefit Plans providing medical, prescription drug, dental or vision benefits (“Seller Welfare Plans”) and (ii) any costs or expenses incurred by the Transferred Employees (and their spouses, dependents and other beneficiaries) under the Seller Welfare Plans with respect to the plan year that includes the Closing Date or the applicable Separate Transfer Date, as applicable, up to (and including) the Closing Date or the applicable Separate Transfer Date, as applicable, shall be specifically applied for purposes of satisfying any similar deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under the Buyer Welfare Plans.
(e)    Tax-Qualified Plans. Effective as of the Closing Date, each Transferred Employee shall become fully vested in his account balance(s) in the Company Retirement Plan. As of the Closing Date, Seller and its Affiliates shall have made all employer and employee contributions to the Company Retirement Plan for all periods of each Transferred Employee’s service prior to the Closing Date and all such employer contributions that would have been made on behalf of the Transferred Employees had the Contemplated Transactions not occurred, regardless of any service or end‑of‑year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date. Effective as of the Closing Date, the Buyer shall have, or shall cause its Affiliates to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer U.S. Retirement Plan”) in which Transferred Employees who meet the eligibility criteria thereof shall be eligible to participate. The Buyer agrees to cause the Buyer U.S. Retirement Plan to accept rollovers by Transferred Employees from the Company Retirement Plan. For Transferred Employees with outstanding loans under the Company Retirement Plan as of the Closing Date, the parties agree to cooperate in good faith (including working with the applicable plan record-keepers) following the Closing to facilitate the continued repayment of such loans by such Transferred Employees pursuant to the repayment schedule provided by the Company Retirement Plan.

(f)    Cash Incentive Compensation. Without limiting the generality of Section 6.3(a), following the Closing Date or the applicable Separate Transfer Date, as applicable, for the remainder of the performance period in which the Closing Date or the applicable Separate Transfer Date, as applicable, occurs under the Company’s (or its applicable Subsidiary’s) cash-based annual incentive plan set forth on Section 6.3(f) of the Disclosure Letter and previously provided to the Buyer (the “Seller Cash Incentive Plan”) in which Transferred Employees participate, the Buyer shall continue the Seller Cash Incentive Plan in effect and shall cause the Transferred Employees to continue to participate in such plan on the same terms and conditions applicable to such Transferred Employees immediately prior to the Closing Date or the applicable Separate Transfer Date, as applicable (including with respect to target bonus amounts and performance goals (as equitably adjusted to reflect the occurrence of the Contemplated Transactions)), and shall pay all bonuses earned under such plan, in accordance with its terms, in each case, only to the extent reflected in Closing Working Capital Liabilities, following the end of such performance period.
(g)    COBRA. The Seller and its Affiliates (other than the Sold Companies and Sold Subsidiaries) shall be solely responsible for any and all Liabilities relating to compliance with the requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, or any similar state or local Law (“COBRA”) with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9.
(h)    Flexible Spending Accounts. The Buyer or one of its Affiliates shall have in effect, or cause to be in effect, as of the Closing Date a flexible spending account program (the “Buyer FSA Program”) in which Transferred Employees who meet the eligibility criteria thereof may participate. As soon as practicable following the Closing Date, either (x) the Company shall cause to be transferred to the Buyer an amount in cash equal to the excess, if any, of the aggregate accumulated contributions to the flexible spending accounts under the applicable Seller Benefit Plan in which such Transferred Employees participate (the “Company FSA Program”) made during the year in which the Closing Date occurs by the Transferred Employees over the aggregate reimbursement payouts made for such year from the Company FSA Program to such Transferred Employees or (y) the Buyer shall cause to be transferred to the Company an amount in cash equal to the excess, if any, of the aggregate reimbursement payouts made for such year from such accounts to such Transferred Employees over the aggregate accumulated contributions by the Transferred Employees to such accounts during the year in which the Closing Date occurs. The Buyer or an Affiliate of the Buyer shall cause the balance of each Transferred Employee’s accounts under the Company FSA Program as of the Closing Date to be credited to the Transferred Employee’s corresponding accounts under the Buyer FSA Program in which such Transferred Employee participates following the Closing Date. On and after the Closing Date, the Buyer shall assume and be solely responsible for all claims for reimbursement by the Transferred Employees, whether incurred prior to, on or after the Closing Date that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of the Buyer FSA Program. The Buyer agrees to cause the Buyer FSA Program to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Transferred Employee under the Company FSA Program in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date.
(i)    Vacation and Other Paid Time Off; Educational Assistance Plan. Effective as of the Closing Date or the applicable Separate Transfer Date, as applicable, except as otherwise required by applicable Law, the Sellers’ obligations and Liability with respect to the accrued and unused vacation days and other paid time off days of the Transferred Employees shall be transferred to and assumed by the Buyer and its Affiliates to the extent that such amounts are reflected in Closing Working Capital, and the Buyer and its Affiliates shall recognize and provide all such unused vacation and paid time off to the Transferred Employees in accordance with the applicable Buyer Benefit Plan providing vacation and paid time off benefits. The Buyer shall assume the Liability for any amounts payable to the Transferred Employees under the Seller Benefit Plan providing educational assistance if the Transferred Employee has commenced a class or coursework eligible for assistance thereunder as of the Closing Date or the applicable Separate Transfer Date, as applicable.
(j)    WARN. The Buyer shall be responsible for all Liabilities under the Worker Adjustment and Retraining Notification Act and similar state, local or foreign Laws (collectively, the “WARN Act”) arising after the Closing with respect to the Transferred Employees.
(k)    Non-U.S. Benefit Plans. Prior to the Closing, the Company shall, or shall cause its applicable Affiliate to, establish Benefit Plans at each applicable Sold Company or Sold Subsidiary that employs one or more Sold Company Employees in Canada or the Netherlands, as appropriate, for the benefit of such Sold Company Employees who become Transferred Employees, that are comparable to the Foreign Plans in which such Sold Company Employees participate as of the date hereof (each, a “Standalone Benefit Plan”). If, following the date hereof, the parties agree in accordance with the terms of this Agreement that one or more Affiliates of the Company that are not contemplated by the immediately preceding sentence are to constitute Sold Companies or Sold Subsidiaries and they employ one or more Sold Company Employees, the Company shall, or shall cause its applicable Affiliate to, use commercially reasonable efforts to establish Standalone Benefit Plans in the manner contemplated by the immediately preceding sentence. If, following the date hereof, the parties agree in accordance with the terms of this Agreement, that none of the Employees in either Canada or the Netherlands, or both, are Sold Company Employees, then this covenant shall not apply with respect to those Employees. For the avoidance of doubt, each Standalone Benefit Plan shall constitute an Assumed Benefit Plan for all purposes hereunder.
Section 6.4    Labor and Employment Law Matters. The Buyer and the Company shall, and the Buyer shall cause its Affiliates to, and the Company shall cause its Subsidiaries to, cooperate to take all steps, on a timely basis, as are required under applicable Law (including applicable Transfer Regulations) or any Collective Bargaining Agreement to notify, consult with, or negotiate the effect, impact, terms or timing of the transactions contemplated by this Agreement with, each works council, union, labor board, employee group (or employees directly) or Governmental Body related to the foregoing where so required under applicable Law (including applicable Transfer Regulations). The Company and the Buyer shall, and the Buyer shall cause its Affiliates to, and the Company shall cause its Subsidiaries to, comply with all applicable Laws, directives and regulations relating to the Employees (including applicable Transfer Regulations).
Section 6.5    Participation in Seller Benefit Plans. Except as otherwise required by applicable Law or with respect to the Assumed Plans, effective as of the Closing Date or the applicable Separate Transfer Date, as applicable, the Transferred Employees shall cease to be active participants in or accrue further benefits under Seller Benefit Plans that are not Assumed Plans, and the Sold Companies and the Sold Subsidiaries shall cease to participate in the Seller Benefit Plans other than the Assumed Plans. Notwithstanding the foregoing or anything herein to the contrary, to the extent reasonably requested by the Company prior to the Closing Date or the applicable Separate Transfer Date for Nuance Recognita Zrt., the Buyer shall, for a reasonable period of time thereafter as required by the Company, cause Nuance Recognita Zrt. to cooperate with the Company to continue benefits consistent with historical past practice and payroll services coverage for the Non-Business Hungarian Employees.
Section 6.6    Communications. Prior to the Closing Date or the applicable Separate Transfer Date, as applicable, any employee notices or communication, whether written or oral (including website postings), from the Buyer or its Affiliates to the Employees, including notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or employment thereafter, shall be subject to the prior review, comment and approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Further, prior to the Closing Date or the applicable Separate Transfer Date, as applicable, the Buyer and its Affiliates shall not make oral or other unwritten communications to the Employees without the Company’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed).
Section 6.7    Cooperation. From the date of this Agreement until the Closing Date, the Sellers, the Buyer and their respective Affiliates will reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Article VI, including (i) exchanging information and data reasonably necessary for the Sellers and the Buyer to comply with their respective obligations under this Article VI, (ii) making any and all required filings and notices, (iii) making any and all required communications with Employees and (iv) obtaining any required approvals of a Governmental Body necessary to effect such transactions. Notwithstanding anything contained in this Agreement to the contrary (including the representations and warranties of the Company set forth herein), the Buyer acknowledges and agrees that any information regarding individual employees or individual employment or consulting agreements or arrangements may have been withheld or redacted to delete certain personal information and to comply with applicable data privacy Laws (including the GDPR) (such information, “Protected Information”) and such withholding or redaction, as applicable, shall be deemed not to be, and shall not give rise to, a breach or inaccuracy of any representation or warranty contained in this Agreement.  As promptly as practicable following the date of this Agreement, the parties to this Agreement shall use commercially reasonable efforts to enter into a separate data transfer agreement or other form of agreement among the Company and/or its Subsidiaries and the Buyer that permits the sharing of Protected Information in accordance with such privacy Laws (such agreement, the “Data Transfer Agreement”). Following due execution of the Data Transfer Agreement, upon the written request of the Buyer, the Company shall share such requested Protected Information in a form and manner that is intended to be consistent with such privacy Laws (including by limiting the transfer of certain personally identifiable data, providing certain information in an aggregated and/or anonymized manner, and taking other steps for the secure transmission of such data). The parties to this Agreement acknowledge and agree that the Company or its Subsidiaries may be obligated, or it may be advisable for the Company or its Subsidiaries, to notify individuals of the transfer of Protected Information and, notwithstanding any other provision of this Agreement to the contrary, such notification is expressly permitted by this Agreement.
Section 6.8    No Third-Party Beneficiaries. No provision contained in this Article VI shall (a) be considered as or deemed to establish, amend, modify or terminate any Benefit Plan or other benefit or compensation plan, program, policy, agreement or arrangement maintained by the Sellers, the Sold Companies, the Sold Subsidiaries, the Buyer or any of their respective Affiliates, (b)  obligate the Buyer or any of its Affiliates to (i) maintain any particular benefit or compensation plan, program, policy, agreement or arrangement or (ii) retain the employment, or terms or conditions of employment, of any particular Person or (c) prevent the amendment or termination of, or interfere with the right of the Sellers, the Buyer or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The Company and the Buyer acknowledge and agree that all provisions contained in this Article VI are included for the sole benefit of the parties to this Agreement, and that nothing in this Article VI, whether express or implied, shall create any third-party beneficiary or other rights in any other Person, including any Transferred Employee or any other employee, former employee, or participant in any employee benefit plan or compensation arrangement (or any spouse, dependent or other beneficiary thereof) of the Sellers, the Buyer or their respective Affiliates.
ARTICLE VIII
COVENANTS PENDING THE CLOSING
The Company and the Buyer hereby covenant and agree that after the date hereof until the Closing (except as otherwise provided below) and except as otherwise agreed to in writing by the other party:
Section 7.1    Approvals; HSR Filing; Consents.
(a)    Each of the Company and the Buyer shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the Contemplated Transactions set forth on Annex 8.1(e) as promptly as practicable and, in any event, within ten (10) Business Days after the date hereof in the case of all filings required under the HSR Act, and as promptly as practicable and, in any event, within twenty (20) Business Days after the date hereof in the case of all other filings required by other Antitrust Laws set forth on Annex 8.1(e), (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Affiliates from the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Body under any Antitrust Laws with respect to any such filing or such transactions and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or any other Governmental Body under any Antitrust Laws with respect to any such filing or such transaction. The Buyer acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees and other charges for the filings under the HSR Act or under any other applicable Antitrust Laws. Each party shall use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions. Each party shall promptly inform the other party hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. Neither party hereto will independently participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Either party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Section 7.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.
(b)    Each of the Company and the Buyer shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the Contemplated Transactions under the Antitrust Laws. If any Action is instituted (or threatened to be instituted) challenging that any Contemplated Transaction is in violation of any Antitrust Law, the Buyer shall use its, and shall cause its Affiliates to use their respective, commercially reasonable efforts to contest and resist any such Action, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, the Company and the Buyer decide that litigation is not in their respective best interests. The Buyer shall use its, and shall cause its Affiliates to use their respective, commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed that, while Buyer and its Affiliates are obligated to litigate or contest any administrative or judicial Action, Order or any decree, Buyer and its Affiliates shall not be under any obligation to: (i) agree to any hold separate orders, trust or otherwise, (ii) license, sell, divest, or otherwise dispose of any subsidiaries, operations, divisions, specific assets, customers or categories of assets, product lines, or businesses of the Buyer or its Affiliates (whether now owned or hereafter acquired by the Buyer or its Affiliates) or the Sold Companies or the Sold Subsidiaries, (iii) terminate any existing operations, relationships or contractual rights and obligations of the Buyer or its Affiliates or the Sold Companies or the Sold Subsidiaries, (iv) amend or terminate any licenses or other intellectual property agreements of the Buyer or its Affiliates or the Sold Companies or the Sold Subsidiaries or (v) take actions or make behavioral commitments that may limit the Buyer’s and its Affiliates’ or the Sold Companies or the Sold Subsidiaries’ rights of ownership in, one or more of its operations, divisions, businesses, product lines, customers or assets in order to avoid the entry of, or to effect the dissolution of, any Order in any Action, that would otherwise have the effect of preventing or materially delaying the consummation of any of the Contemplated Transactions.
(c)    The Buyer and the Company shall cooperate with one another (i) in determining whether any other action by or in respect of, or filing with any Governmental Body is required in connection with the consummation of the Contemplated Transactions and (ii) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith.
(d)    Notwithstanding the foregoing, nothing herein shall require the Company or its Subsidiaries to take any action of the type described in the last sentence of Section 7.1(b), or to make any commitment with respect to any such action, in each case, which would bind the Company or any of its Subsidiaries prior to the Closing or in the event the Contemplated Transactions do not occur.
(e)    The Buyer shall not, and shall not permit any of its Affiliates to, take any action with the intention to, or that could reasonably be expected to (including by way of acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any Person or portion thereof, or otherwise acquiring or agreeing to acquire or making any investment in any assets, or agreeing to a commercial or strategic relationship with any Person) (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Body necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Body entering an order prohibiting the consummation of the Contemplated Transactions or (iii) materially delay the consummation of the Contemplated Transactions.

Section 7.2    Commercially Reasonable Efforts. Except where greater efforts are expressly required pursuant to the terms hereof, the Company and the Buyer shall each use commercially reasonable efforts to cause all of the conditions to the obligations of the other to consummate the Contemplated Transactions that are within its control to be met as soon as reasonably practicable after the date of this Agreement.
Section 7.3    Access to Premises and Information; Customers.
(a)    From the date hereof to the Closing Date, the Company shall give to, or cause to be made available for, the Buyer and its other representatives (including the Lenders) reasonable access to and the right, upon reasonable prior notice and in such a manner that does not disrupt the Sellers’ or the Sold Companies’ or the Sold Subsidiaries’ businesses, to inspect during normal business hours all the documents, Assigned Contracts, and Business Records of the Asset Sellers, the Sold Companies and the Sold Subsidiaries relating to the Business; provided that the parties shall maintain the confidentiality of any disclosed information to the extent set forth in the Confidential Disclosure Agreement, dated August 15, 2018 (the “Confidentiality Agreement”), among Kofax, Inc., Thoma Bravo, LLC and the Company, and the Buyer and the Company shall not seek or provide access to matters that (i) relate to the auction or sale process related to the Business, (ii) disclosure of which might affect attorney-client privilege, work product doctrine or other privilege or similar doctrine existing for the benefit of the Company or any of its Subsidiaries or (iii) might be expected to result in or constitute a violation of applicable Law or breach of contract; provided that, in the event such access or inspection could reasonably be expected to violate any Law or Contract or jeopardize any attorney-client privilege, work product doctrine or other privilege or similar doctrine, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. If such access is restricted due to a term in a Contract, the Company shall use its commercially reasonable efforts to secure consent from the other party to such Contract to provide such access.
(b)    The Buyer will not communicate with the Employees (other than the persons listed on Annex 1.1(ppp)(a)), customers, suppliers, vendors and other commercial relations of the Business relating to this Agreement and the Contemplated Transactions without first obtaining the prior written consent of the Company, which consent may require that the communication be undertaken jointly with the Company.
Section 7.4    Conduct of Business. Following the date of this Agreement and prior to the earlier of the Closing and the termination of this Agreement pursuant to Article XII, except as contemplated by this Agreement, as set forth in Section 7.4 of the Disclosure Letter, as required by applicable Law, or with the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned) (i) the Company shall, and shall cause each of the Asset Sellers (solely with respect to the Transferred Assets), the Sold Companies and Sold Subsidiaries, in each case, to use its commercially reasonable efforts to operate the Business in the ordinary course of business; and, (ii) solely with respect to the Business, the Company shall not, and shall cause each of the Asset Sellers, the Sold Companies and Sold Subsidiaries not to:

(a)    amend any of the Sold Companies or Sold Subsidiaries’ Organizational Documents;
(b)    (i) adjust, split, combine or reclassify the capital stock of the Sold Companies or Sold Subsidiaries, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock or any securities convertible or exchangeable into or exercisable for any shares of the capital stock of the Sold Companies or Sold Subsidiaries, (iii) grant any Person any right or option to acquire any shares of the capital stock of the Sold Companies or Sold Subsidiaries, (iv) issue, deliver or sell any additional shares of the capital stock or any securities convertible or exchangeable into or exercisable for any shares of the capital stock of the Sold Companies or Sold Subsidiaries or (v) declare, authorize, make or pay any dividend or other distribution with respect to the equity interests of the Sold Companies or Sold Subsidiaries, except cash dividends and distributions;
(c)    establish, amend, modify or terminate any Seller Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement that would be a Seller Benefit Plan if in effect on the date hereof, except to the extent required by applicable Law or to effect annual renewal changes to the Seller Benefit Plans providing health or welfare benefits that are made in the ordinary course of business consistent with past practice, or except in a manner that would not affect any Employees or Former Employees;
(d)    increase the annual compensation payable or to become payable to any of the directors or officers of the Business or other Employees, except for increases in salary, bonus targets or hourly wage rates of such directors and officers or other Employees (A) to the extent required by applicable Law or the terms of this Agreement or any Seller Benefit Plan or Collective Bargaining Agreement in effect on the date of this Agreement, (B) to comply with Section 409A of the Code and guidance applicable thereunder, (C) that are uniformly applied to similarly situated employees of the Company and its Subsidiaries who are not Employees, or (D) in conjunction with new hires, promotions or other changes in job status of Employees whose annual compensation prior to such change does not exceed $200,000;
(e)    implement any layoffs of Employees that implicate the WARN Act;
(f)    (A) transfer out of any Sold Company or Sold Subsidiary the employment of any individual who is necessary to, or devotes substantially all of his or her working time to, the Business; (B) transfer into any Sold Company or Sold Subsidiary the employment of any individual who does not devote substantially all of his or her working time to the Business; or (C) modify, alter or adjust the employment duties of any individual to the extent such modification, alteration or adjustment would either (i) render an Employee no longer an Employee or (ii) render any individual who is not an Employee an Employee;
(g)    sell, lease, transfer, pledge, encumber or dispose of any material Transferred Asset, including the capital stock of the Sold Companies or Sold Subsidiaries, or other material Business Intellectual Property other than (i) the sale of inventory in the ordinary course of business; (ii) the disposition of used, obsolete or excess equipment and property

(including the abandonment, lapse or other disposition of Intellectual Property Rights no longer material to the Business) in the ordinary course of business; (iii) any Permitted Liens; (iv) non-exclusive licenses of Intellectual Property Rights granted to customers, resellers, distributors and OEMs in the ordinary course of business; or (v) pursuant to any Material Contract existing and in effect as of the date hereof;
(h)    disclose, deliver, license or otherwise make available any material source code owned by any Sold Company or Sold Subsidiary for any Business Products to any other Person (including any software escrow agent), other than disclosure of source code (i) to employees and independent contractors involved in the development, maintenance or support of Business Products and who are, in each case, subject to confidentiality obligations, (ii) to software escrow agents in the ordinary course of business, or (iii) as required by applicable Law;
(i)    incur, assume or guarantee any new indebtedness for borrowed money in excess of $2,500,000 in the aggregate, other than (i) pursuant to performance bonds, letters of credit, surety bonds, bank guarantees or hedging arrangements entered into in the ordinary course of business; (ii) pursuant to any indebtedness instrument outstanding as of the date of this Agreement; (iii) indebtedness that is repaid at or prior to the Closing or (iv) indebtedness of the Asset Sellers that will not constitute an Assumed Liability;
(j)    change its accounting policies or procedures, other than as required by U.S. GAAP or applicable Law;
(k)    waive, release, assign, settle or compromise any material Action affecting the Business, other than if the loss resulting from such waiver, release, assignment, settlement or compromise involves solely a customary confidentiality obligation and the payment of cash (and such amount is paid prior to the Closing);
(l)    except, in each case, with respect to Consolidated Income Taxes or any Consolidated Tax Return, make or change any material Tax election, adopt or change any material method of Tax accounting, amend any material Tax Returns or settle any material Tax claim, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, incur any liability for material Taxes outside the ordinary course of business, fail to pay any Tax that becomes due and payable (including any estimated tax payments), or prepare or file any material Tax Return in a manner inconsistent with past practice;
(m)    other than in the ordinary course of business, (x) modify, amend, terminate, assign or waive any material rights under any Material Contract or (y) enter into any new Contract that would be a Material Contract if entered into prior to the date of this Agreement;
(n)    adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(o)    other than in the ordinary course of business, intentionally delay or postpone payment of any material accounts payable or commissions or any other material liability or obligation, or enter into any agreement or negotiation with any party to materially extend the payment date of any material accounts payable or commissions or any other material liability or obligation, or materially accelerate the collection of (or discount) any material accounts or notes receivable;
(p)    grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice or in accordance with an existing Contract;
(q)    incur any material capital expenditures, other than (A) in the ordinary course of business and reasonably necessary for the continued operation of the Business or (B) capital expenditures contemplated not in excess of the amounts contemplated by the Company’s existing budget for capital expenditures, a copy of which has been made available to Buyer;
(r)    acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or all or substantially all of the assets thereof, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Material Contracts; or
(s)    agree in writing to do any of the foregoing.
For the avoidance of doubt, this Section 7.4 shall not restrict in any way any actions of, or in respect of, the Sold Companies or the Sold Subsidiaries with respect to Excluded Assets (or assets that would constitute an Excluded Asset if held by an Asset Seller) or Excluded Liabilities. Any action expressly permitted under any one clause of this Section 7.4 shall be permitted under all other clauses of this Section 7.4. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries before the Closing. Before the Closing, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.
Section 7.5    Certain Pre-Closing Actions.
(a)    At any time prior to the Closing, any Sold Company or Sold Subsidiary may convey, sell, grant, transfer and assign all of its assets, properties and rights that constitute an Excluded Asset (or that would not constitute a Transferred Asset if held by an Asset Seller) to any Person, including the Company or any of its Subsidiaries, such that the Sold Company or Sold Subsidiary will hold only such assets, properties and rights that would constitute Transferred Assets if held by an Asset Seller; provided that, should any Sold Company or Sold Subsidiary, as applicable, convey, sell, grant, transfer or assign any such Excluded Asset referred to in this Section 7.5(a), such Sold Company or Sold Subsidiary, as applicable, shall also transfer any Excluded Liabilities related to such Excluded Asset.

(b)    Notwithstanding anything to the contrary in this Agreement and subject to applicable Law, no action taken by the Sellers required by this Section 7.5 will be deemed to violate any provision of this Agreement.
(c)    Subject to compliance with Law, from and after the date hereof until the Closing, the Sellers and the Buyer will cooperate in good faith to identify, coordinate and implement the actions reasonably necessary to enable the provision of services pursuant to the Transition Services Agreement beginning as of the Closing Date.
Section 7.6    Transaction Documents and Local Transfer Documents. The parties hereto shall cooperate to prepare as soon as reasonably practicable any and all Transaction Documents not prepared as of the date of this Agreement. In addition, the parties hereby agree that each agreement, arrangement or other instrument as shall be required under Law in order to transfer the Transferred Assets or effectuate the assumption of the Assumed Liabilities in jurisdictions inside or outside of the United States, if any (each, a “Local Transfer Document”), shall include only those representations, warranties and indemnities provided for in this Agreement and such other provisions as are required by Law to give effect to such transfer and in any event such agreement, arrangement or other instrument will be given the same treatment as Local Transfer Documents as set forth in Section 13.7(a). In the event of any conflict between this Agreement and any Local Transfer Document, the provisions of this Agreement will control.
Section 7.7    Letters of Credit; Guaranties and Performance Bonds. The parties hereto acknowledge that (a) at the Closing the letters of credit, guaranties and performance bonds related to the Business (the “Business Guarantees”), including those listed on Annex 7.7, shall be terminated, and the applicable Person (including the Sellers and their Affiliates) shall be released from any obligations thereunder; (b) in connection with such termination, the Buyer shall arrange for the issuance of replacement letters of credit, guaranties and performance bonds at or prior to the Closing for those Business Guarantees the existence of which Buyer is aware (including those listed on Annex 7.7); and (c) in no event shall any Seller have any Liabilities with respect to any such replacement letters of credit, guaranties or performance bonds. If the Closing occurs without a termination or release of the relevant Business Guarantees, then, following the Closing, the Buyer shall indemnify the Sellers and their Affiliates against any Damages of any kind whatsoever with respect to such Liabilities, in each case other than as a result of a breach by the Sellers or any of their Affiliates of any Business Guarantees or as a result of the Sellers’ or any of their Affiliates’ gross negligence or willful misconduct. The Buyer agrees to continue to use its best efforts after the Closing to relieve the Sellers and their Affiliates of all such Liabilities and to arrange for the issuance of replacement letters of credit, guaranties or performance bonds for the Business Guarantees to the extent not obtained prior to Closing.
Section 7.8    Carve-Out Accounts; Intercompany Agreements.
(a)    The Company may take (or cause its Subsidiaries to take) such action, in compliance with applicable Law, as is necessary to cause all Carve-Out Accounts to be cancelled, repaid or otherwise eliminated at the Closing. Except for the Transaction Documents,

all Carve-Out Accounts, whether written or oral, shall be terminated and of no further force and effect after the Closing.
(b)    Except as set forth in Section 7.8(c), (i) the Company may take (or cause its Subsidiaries to take) such action, in compliance with applicable Law, as is necessary to terminate each of the Intercompany Agreements at or prior to the Closing and (ii) all Intercompany Agreements, whether written or oral, shall be terminated and of no further force and effect after the Closing and all right and obligations of all parties under such Intercompany Agreements then in existence will be irrevocably and unconditionally released, waived and forever discharged.
(c)    The provisions of Section 7.8(b) shall not apply to any of the following Contracts (or to any of the provisions thereof):
(i)    this Agreement, the other Transaction Documents and each other agreement, arrangement, commitment or understanding expressly contemplated by this Agreement or any other Transaction Document to be entered into or continued after the Closing; and
(ii)    the Intercompany Agreements set forth on Section 7.8(c) of the Disclosure Letter.
(d)    “Intercompany Agreement” means any Contract to which the Company or any of its Subsidiaries is a party or other arrangement among the Company or any of its Subsidiaries where all parties thereto are, immediately prior to the Closing, Affiliates of one another (that includes (i) a Sold Company, (ii) a Sold Subsidiary or (iii) a business unit or division within an Asset Seller that is included in the Business and that is treated as if it were a separate legal entity for purposes of the Financial Statements), other than where all parties to the Contract or arrangement are any of: (x) a Sold Company, (y) a Sold Subsidiary or (z) a business unit or division within an Asset Seller that is included in the Business and that is treated as if it were a separate legal entity for purposes of the Financial Statements.
(e)    For the avoidance of doubt, the provisions of this Section 7.8 shall not affect the claims, rights, benefits, obligations, Liabilities and economic burdens under any Intercompany Account or Intercompany Agreement solely as among the Company and its Subsidiaries (that remain Subsidiaries of the Company following consummation of the Contemplated Transactions).
Section 7.9    Financing.
(a)    The Buyer shall, and shall cause its Affiliates to, use its commercially reasonable efforts to obtain the Financing as promptly as practicable after the date hereof on the terms and conditions described in the Debt Commitment Letter (including the flex provisions). In furtherance of the foregoing, the Buyer shall, and shall cause its Affiliates to, use its commercially reasonable efforts to (i) comply with its obligations under the Debt Commitment Letter, (ii) negotiate and enter into definitive agreements on terms and conditions

(including flex provisions) that, taken as a whole, are no less favorable in the aggregate to the Buyer than those contained in the Debt Commitment Letter (including flex provisions), which such terms shall not in any respect expand on the conditions to the funding of the Financing at the Closing or reduce the aggregate amount of the Financing available to be funded at Closing, (iii) satisfy on a timely basis (or obtain a waiver to) all conditions applicable to the Buyer contained in the Debt Commitment Letter (including definitive agreements related thereto), including the payment of any commitment, engagement or placement fees required as a condition to the Financing and (iv) consummate the Financing at or prior to the Closing Date (it being understood that it is not a condition to the Closing under this Agreement, nor to the consummation of the Contemplated Transactions, for the Buyer to obtain the Financing or any alternative financing). Notwithstanding anything to the contrary in this Section 7.9, the Buyer shall, and shall cause each of its Affiliates to, use its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof and (ii) enforce all of its rights under the Debt Commitment Letter (or any definitive agreements relating thereto). The Buyer shall keep the Company informed on a regular and current basis and in reasonable detail of the status of its efforts to arrange the Financing (including providing the Company with copies of all definitive agreements and other final documents related to the Financing). Without limiting the generality of the foregoing, the Buyer shall give the Company prompt notice and, in any event, within two (2) Business Days, (x) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any of the Debt Commitment Letter or definitive agreements related to the Financing of which the Buyer becomes aware, (y) of the receipt by the Buyer or any of its controlled or controlling Affiliates of (A) any written notice or (B) other written communication, in each case from any Financing source with respect to any (1) actual or threatened breach, default, termination or repudiation by any party to any of the Debt Commitment Letter or other Contracts related to the Financing or (2) material dispute or disagreement between or among any parties to any of the Debt Commitment Letter or other Contracts related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing and (z) if at any time for any reason the Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Debt Commitment Letter or other Contracts related to the Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Company delivers to the Buyer a written request, the Buyer shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence. The Buyer shall not, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding contained in the Debt Commitment Letter (including any Contracts related thereto) or any other provision of, or remedies under, the Debt Commitment Letter (including any Contracts related thereto) if such amendment, modification or waiver would, (i) reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Financing (unless the representations in Section 5.10 (as though made at the time of the effectuation of such amendment, modification, supplement or replacement) shall remain true and correct after taking into account such reduction), (ii) impose new or additional conditions or other terms (except in connection with any “market flex” terms contained in the Debt

Commitment Letter provided as of the date hereof) to the Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in a manner that would reasonably be expected to (A) delay, prevent or materially impede the consummation of the Contemplated Transactions or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any respect, (iii) adversely impact the ability of the Buyer, to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto or (iv) materially adversely impact the ability of the Buyer to consummate the Contemplated Transactions to be consummated at the Closing; provided that for the avoidance of doubt and notwithstanding any provisions hereof to the contrary, the Buyer may amend, replace, supplement and/or modify the Debt Commitment Letter to add or replace Lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof. The Buyer shall furnish to the Company a copy of any amendment, supplement, replacement, modification, waiver or consent of or relating to the Debt Commitment Letter as promptly as practicable upon execution thereof, and the term “Debt Commitment Letter” shall mean the Debt Commitment Letter as so amended, supplemented, replaced or modified, including any alternative financing. If all conditions applicable to the Debt Commitment Letter have been satisfied, then the Buyer shall cause the Lenders to fund the Financing required to consummate the Contemplated Transactions on the Closing Date. In the event that any portion of the Financing becomes unavailable (unless such portion is not needed by the Buyer to consummate the transactions contemplated by this Agreement), the Buyer shall promptly notify the Company in writing and use its commercially reasonable efforts to arrange alternative financing from the same or other sources of financing on terms and conditions (including the flex provisions) not less favorable in the aggregate to the Buyer than those contained in the Debt Commitment Letter as of the date hereof in an amount sufficient for the Buyer to perform its obligations under this Agreement (the “Alternate Terms and Conditions”) (it being understood that none of the foregoing provisions of this Section 7.9(a) shall be deemed to require the Buyer to incur indebtedness for borrowed money in excess of the aggregate principal amounts set forth in the Debt Commitment Letter), and in an amount sufficient to timely consummate the Contemplated Transactions on the terms and conditions set forth herein or the Alternate Terms and Conditions. For the purposes of this Section 7.9, as applicable, any reference to “Financing” or “Debt Commitment Letter” shall include any alternative financing required by this Section 7.9(a). The Buyer shall promptly deliver to the Company accurate and complete copies of the commitment letters pursuant to which any source shall have committed to provide any portion of any alternative financing (which, in the case of any fee letter, may be redacted in a manner consistent with Section 5.10).
(b)    The Company shall, and shall cause its Subsidiaries and their respective representatives to, at the Buyer’s sole cost and expense, reasonably cooperate with the Buyer and its authorized representatives in connection with the arrangement of the Financing, including using commercially reasonable efforts to: (i) participate (and causing senior management and representatives, with appropriate seniority and expertise, of the Business, to participate) and otherwise cooperating reasonably with the marketing efforts for any of the Financing, in each case, in a reasonable number of meetings on reasonable advance notice and at reasonable locations; (ii) cooperate and assist in respect of the preparation of any customary underwriting or placement agreements, ratings agency presentations, bank information memoranda, marketing materials and similar documents reasonably required in connection with the Financing, including the execution and delivery of customary authorization letters in connection therewith; (iii) assist in connection with the preparation of any pledge and security documents and other definitive financing documents and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Financing; (iv) facilitate the pledging of the pledge of collateral (including obtaining and delivering customary releases, including releases of related guarantees, liens and other security interests) effective on the Closing Date as may be reasonably necessary to permit the consummation of the Financing; (v) taking all corporate and other actions for each Sold Company and Sold Subsidiary, subject to the occurrence of the Closing, reasonably requested by the Buyer reasonably requested to permit the consummation of the Financing; (vi) participating (and causing senior management and representatives, with appropriate seniority and expertise, of the Company, to participate) in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies, and otherwise cooperating with the marketing efforts for any of the Financing, (vii) ensure that the syndication of the Financing benefits from the Company’s existing banking relationships and (viii) furnish the Buyer and the Lenders with all documentation and other information required pursuant to applicable “know your customer” and anti-money laundering rules, regulations and policies (including, without limitation, the U.S. Patriot Act) in each case requested at least five (5) Business Days prior to the Closing Date that has been reasonably requested by the Lenders at least ten (10) Business Days prior to the Closing Date; provided that (A) none of the Company (or any of its Subsidiaries and their respective directors, managers, officers or employees) shall be required to adopt any resolution, enter into or execute any Contract, certificate or other instrument, pay any commitment or similar fee or assume, incur or become subject to any obligations or Liabilities, in each case, in connection with the financings contemplated by the Debt Commitment Letter, the definitive agreements related to the Financing or the Financing that is not both (1) solely by a Sold Company or Sold Subsidiary and (2) contingent on the occurrence of the Closing or that must be effective prior to the Closing, (B) nothing shall obligate the Company (or any of its Subsidiaries) to execute a solvency certificate or the like or any information that would violate any obligations of confidentiality or result in a violation of Law or loss of any privilege. Any information provided to the Buyer pursuant to this Section 7.9(b) shall be subject to the Confidentiality Agreement and (C) nothing shall obligate any individual other than an Employee serving as a director of Sold Company or Sold Subsidiary to adopt or approve any director resolution in connection with the financings contemplated by the Debt Commitment Letter, the definitive agreements related to the Financing or the Financing. The Company hereby consents to the use of all logos of the Business solely in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Business or the reputation or goodwill of the Business and (ii) are used accurately and solely in connection with a description of the Business or the Contemplated Transactions.
(c)    The Buyer shall, on demand, promptly (and in any event within 20 (twenty) days of invoice) reimburse the Company (and its Subsidiaries) for all reasonable out-of-pocket costs incurred by any such Person in connection with the cooperation contemplated by this Section 7.9(b). The Buyer acknowledges and agrees that the Company and its Subsidiaries and their respective representatives shall not have any responsibility for, or incur any Liability to any Person under or in connection with, the arrangement of the Financing or any alternative financing that the Buyer may raise in connection with the Contemplated Transactions. The Buyer shall indemnify and hold harmless the Company and its Subsidiaries and their respective representatives from and against any and all Damages suffered or incurred by them in connection with the arrangement of the Financing or any alternative financing and any information utilized in connection therewith (other than (i) historical or other factual information provided in writing by the Company or any of the Company’s Subsidiaries and their respective representatives specifically for use in connection with the Financing and (ii) Damages arising out of or resulting from the Company’s or any of its Subsidiaries’ gross negligence or willful misconduct). The Buyer acknowledges and agrees that, notwithstanding anything contained herein to the contrary, neither the Company nor any of its Subsidiaries shall be required to deliver any financial statements, including any balance sheet or income statement, in respect of the Business or otherwise.
Section 7.10    Insurance Coverage.
(a)    The Buyer is aware that the Business is covered by group umbrella insurance policies taken out by the Company and its Subsidiaries (each, a “Group Policy”) and that the Business will not be covered by such umbrella insurance policies after the Closing. The Buyer shall undertake measures so that the current umbrella insurance policies are replaced by other insurance policies for the Business as per the Closing Date at the latest if and to the extent such umbrella insurance policies cover the Business. The Company, the Buyer and the Buyer’s insurance broker shall reasonably cooperate to identify such umbrella insurance policies and to facilitate a smooth replacement thereof on the Closing Date. Notwithstanding the foregoing, the Buyer and its Subsidiaries will be permitted to bring new claims under the Company’s and its Subsidiaries’ workers compensation and other occurrence-based Group Policies issued by third parties (the “Post-Closing Accessible Policies”) for pre-Closing occurrences of the Business that are Assumed Liabilities or Liabilities of the Sold Companies or Sold Subsidiaries to the extent permitted by the Post-Closing Accessible Policies, subject to (x) Buyer bearing the cost of any applicable deductibles and other expenses related to those claims and (y) first making any such claims against any applicable insurance policies of any of Buyer or any of its Affiliates.
(b)    The Buyer agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, managers, officers or employees of the Sold Companies and the Sold Subsidiaries, as provided in the respective constituent documents as in effect on the date hereof or in the indemnification agreements set forth on Section 7.10(b) of the Disclosure Letter, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of six (6) years after the Closing Date.
(c)    On the Closing Date, the Buyer shall cause the Sold Companies and Sold Subsidiaries to obtain (at the Buyer’s sole cost and expense) a non-cancelable run-off insurance policy (in form and substance reasonably satisfactory to the Company), for a period of six (6) years after the Closing Date to provide directors’ and officers’ liability insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of any Sold Company or Sold Subsidiary on or prior to the Closing Date; provided that the Buyer shall not be required to pay aggregate premiums over such six (6) years for such “tail” policies in excess of 300% of the amount of the current annual premium of the existing directors’ and officers’ liability insurance policy.
Section 7.11    Exclusivity. Each Seller agrees that it shall not, it shall cause its Affiliates not to, it shall use its reasonable best efforts to cause its and its Affiliates’ officers, directors and employees not to, and it shall direct its and its Affiliates’ investment bankers, attorneys, accountants, agents, advisors, representatives and other Affiliates not to, directly or indirectly, (a) solicit, initiate, or knowingly facilitate or encourage the submission of any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could be expected to lead to, any Acquisition Proposal (except to provide notice of the existence of these provisions) or (c) enter into any agreement with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, each Seller shall, shall cause its Affiliates to, and use its reasonable best efforts to cause its and its Affiliates’ officers, directors and employees, and shall direct its investment bankers, attorneys, accountants, agents, advisors, representatives and other Affiliates to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any Person (other than the Buyer), conducted prior to the date hereof with respect to any Acquisition Proposal. For purposes of this Section 7.11, “Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Business, any Sold Company or any of the Sold Subsidiaries, any purchase of at least twenty percent (20%) of (i) the assets of the Business, Sold Companies and the Sold Subsidiaries, taken as a whole, or (ii) any units, capital stock or other equity interests of any Sold Company or any of the Sold Subsidiaries, other than, in each case, (x) the transactions contemplated by this Agreement and (y) any offer, transaction or proposal with respect to the Company or any of its businesses (other than the Business) that would not preclude the consummation of the Contemplated Transactions.
Section 7.12    Audited Financial Statements. The Company shall use reasonable best efforts to deliver to the Buyer as soon as practicable after the date hereof the audited balance sheets of the Business (other than Excluded Assets) for the fiscal years ended September 30, 2016, September 30, 2017 and September 30, 2018 and the related audited statements of income and cash flows, in each case accompanied by the audit reports of BDO USA, LLP (or an affiliate thereof).
Section 7.13    Employee Bonuses. Prior to the Closing, the Company shall pay or cause to be paid to the Employees all accrued 2018 bonuses and an amount equal to a pro-rated portion of 2019 bonuses for the period beginning October 1, 2018 through the Closing Date, such prorated amount to be based on (x) target performance if the Closing Date is on or prior to March 31, 2019, and (y) projected actual performance for the full performance period if the Closing Date is after March 31, 2019.

Section 7.14    Transition Services Agreement Schedule.
(a)    The Company and the Buyer shall use reasonable best efforts to finalize Schedule I to the Transition Services Agreement between the date hereof and the Closing Date using the proposed schedules provided by the Buyer to the Company prior to the date hereof as the starting point (“Services Schedule”). Unless otherwise agreed upon by the Buyer, the Services Schedule shall include, subject to applicable Law, (i) all services provided to the Business by the Company or any of its Subsidiaries in the twelve (12) months prior to the Effective Date in the functional areas described in Exhibit H, (ii) payroll administration services for all non-U.S. Employees in accordance with the Company’s and its Subsidiaries’ pay schedule, processing calendar, systems, and post-payroll processing as of the date hereof, and (iii) benefits coverage, benefits administration, and benefits vendor management for all non-U.S. Employees. The Company and the Buyer acknowledge and agree that the monthly cost and fees charged to the Buyer for the services in each functional area shall not exceed (a) the monthly cost set forth in Exhibit H opposite each functional area of services or (b) to the extent that a monthly cost is not set forth in Exhibit H opposite a functional area of service, the average monthly cost allocated to the Business for such functional area of service by the Company or its Subsidiaries in the twelve (12) months prior to the date hereof (as documented in the records of the Company or its Subsidiaries). The Company and the Buyer acknowledge and agree that the duration of the services in each functional area shall equal the duration set forth in Exhibit H opposite each functional area of services (unless otherwise agreed upon by the Company and the Buyer or terminated earlier in accordance with the Transition Services Agreement) and that the Buyer shall have the right to extend the duration of the services in each functional area as set forth in Exhibit H.
(b)    The Company shall make its, and to the extent applicable, its Subsidiaries’, subject matter experts available to discuss the specific services to be included in the Services Schedule within five (5) business days of the date hereof.
(c)    Subject to applicable Law, the Company shall cooperate in good faith with the Buyer to provide the necessary configurations and support to enable information and data processing for the Business beginning on the Closing Date for both dedicated and shared functions (e.g., services to be provided under the Transition Services Agreement), including by providing the data and supporting information reasonably requested by Buyer for Buyer to standup critical business processes by the Closing Date (e.g., transitioning employee details, customer, partner, and supplier contracts). Subject to applicable Law, the Company shall cooperate in good faith with the Buyer to (i) update any processes and systems to be provided to the Buyer or used by the Company to provide services to the Buyer under the Transition Services Agreement such that operations and reporting can be viewed and managed on a standalone basis, which may include activities such as performing logical separation and configuration activities to shared systems and existing processes (e.g., finance data model changes, new entities, new cost centers, banks account configuration updates and interfaces) and (ii) apply changes to critical sales and invoicing processes and systems to reflect the Business’s new legal entity structure and legal sales contracting requirements (e.g., Oracle entity updates, invoicing documentation updates).

ARTICLE VIII
CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS TO CLOSE
Section 8.1    Closing. The obligation of the Buyer to purchase the Transferred Assets and to otherwise consummate the Contemplated Transactions is subject to the satisfaction or fulfillment, at or before the Closing, of each of the following conditions precedent (any of which may be waived, in whole or in part, by the Buyer in its sole discretion):
(a)    Representations and Warranties. The representations and warranties of the Company set forth in (i) Article IV (other than in the Fundamental Representations and Section 4.9(d)) shall be true and correct in all respects, without regard to any “Material Adverse Effect,” “materiality” or similar qualifications contained in them, at and as of the Closing Date, as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), with only such exceptions as would not have a Material Adverse Effect, (ii) the Fundamental Representations shall be true and correct in all material respects at and as of the Closing Date, as though made on and as of such date, and (iii) Section 4.9(d) shall be true and correct in all respects as though made on and as of the Closing Date.
(b)    Compliance with this Agreement. The Company shall have duly performed and complied with or shall have caused to be duly performed or complied with, in all material respects, all obligations, covenants, agreements and conditions required by this Agreement to be performed or complied with by the Company at or before the Closing.
(c)    Officer’s Certificate. At or prior to the Closing, the Company shall have delivered or cause to be delivered to the Buyer a certificate executed by an authorized officer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Section 8.1(a) and Section 8.1(b).
(d)    No Prohibitions. No Law shall have been enacted, issued or promulgated or Order shall have been entered after the date hereof by a Governmental Body of competent jurisdiction and shall be in effect that prevents the consummation of the Contemplated Transactions that are to be effected at the Closing.
(e)    Governmental Approvals. At the Closing, all consents and approvals of Governmental Bodies listed on Annex 8.1(e) shall have been obtained.
(f)    Certain Documents. The Company shall have delivered, or caused to be delivered, each of the documents and instruments set forth in Section 3.4(a) with respect to the Closing.
Section 8.2    Frustration of Closing Conditions. The Buyer may not rely, either as a basis for not consummating the Contemplated Transactions or for terminating this Agreement and abandoning the Contemplated Transactions, on the failure of any condition set forth in Section 8.1 to be satisfied if such failure was materially contributed to by the Buyer’s breach of any provision of this Agreement or failure to use the efforts required to consummate the Contemplated Transactions, as required by and subject to the terms and conditions of this Agreement, including Section 7.1 and Section 7.1(b).
ARTICLE XI
CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS TO CLOSE
Section 9.1    Closing. The obligation of the Company to sell the Transferred Assets and to otherwise consummate the Contemplated Transactions is subject to the satisfaction or fulfillment, at or before the Closing Date, of each of the following conditions precedent (any of which may be waived, in whole or in part, by the Company in its sole discretion):
(a)    Representations and Warranties. The representations and warranties of the Buyer set forth in (i) this Agreement (other than in Section 5.9 and Section 5.10) shall be true and correct in all respects, (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” set forth therein), as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of representations and warranties to be true and correct in all respects would not reasonably be expected to enjoin, impair or delay the Buyer’s ability to consummate the Contemplated Transactions, and (ii) Section 5.9 and Section 5.10 shall each be true and correct in all respects as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date).
(b)    Compliance with this Agreement. The Buyer shall have duly performed and complied in all material respects with all obligations, covenants, agreements and conditions required by this Agreement to be performed or complied with by the Buyer at or before the Closing.
(c)    Officer’s Certificate. At or prior to the Closing, the Buyer shall have delivered to the Company a certificate executed by an authorized officer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Section 9.1(a) and Section 9.1(b).
(d)    No Prohibitions. No Law shall have been enacted, issued or promulgated or Order shall have been entered after the date hereof by a Governmental Body of competent jurisdiction and shall be in effect that prevents the consummation of the Contemplated Transactions that are to be effected at the Closing.
(e)    Governmental Approvals. At the Closing, all consents and approvals of Governmental Bodies listed on Annex 8.1(e) shall have been obtained.
(f)    Certain Documents. The Buyer shall have delivered, or caused to be delivered, each of the documents and instruments set forth in Section 3.4(b) with respect to the Closing.
Section 9.2    Frustration of Closing Conditions. The Company may not rely, either as a basis for not consummating the Contemplated Transactions or for terminating this Agreement and abandoning the Contemplated Transactions, on the failure of any condition set forth in Section 9.1 to be satisfied if such failure was materially contributed to by the Company’s breach of any provision of this Agreement or failure to use the efforts required to consummate the Contemplated Transactions, as required by and subject to the terms and conditions of this Agreement, including Section 7.1 and Section 7.1(b).
ARTICLE X
ADDITIONAL COVENANTS OF THE PARTIES
Section 10.1    Publicity. Except for a single press release approved by the parties at the entering into of this Agreement and at, prior to or after the Closing, or as may be required by Law or Governmental Bodies (including disclosures advisable or required under the securities Laws or any listing agreement covering publicly traded securities), none of the Company, the Buyer or any of their respective Affiliates shall release, generate or permit any publicity concerning this Agreement or the Contemplated Transactions or otherwise announce or disclose to a third party any matter relating to this Agreement or the Contemplated Transactions (except in connection with obtaining requisite consents) without the prior express written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned. If disclosure is required by applicable Law (including disclosures advisable or required under the securities Laws or any listing agreement covering publicly traded securities), the party making the release or announcement shall, to the extent permitted by applicable Law, before making such release or announcement, provide a copy thereof to the other party prior to such issuance and, to the extent practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. No party shall be required to provide notice to the other or otherwise comply with this Section 10.1 to the extent any proposed release or announcement is consistent with information that has previously been made public without breach of the obligations under this Section 10.1. For the avoidance of doubt, the parties hereto acknowledge and agree that following the Closing, the Buyer and its Affiliates that are private equity funds may provide information about the subject matter of this Agreement and the Contemplated Transactions in connection with ordinary course communications with the partners (including limited partners) of such Affiliated private equity funds and in connection with non-public fundraising, marketing, informational or reporting activities of such Affiliated private equity funds, in each case, to the extent such information is customarily provided to current, former or prospective investors, equity holders or limited partners in private equity funds and provided the recipients of such information are subject to a non-disclosure agreement or similar contractual or other obligation to maintain the confidentiality of such information.
Section 10.2    Access after Closing; Cooperation. Subject to Section 10.4(e), from and after the Closing, the Buyer will make or cause to be made available to the Company and its Subsidiaries and representatives, on a timely basis, all books, records and documents and other Business Records in the Buyer’s or its Affiliates’ possession (including, for purposes of this Section 10.2, Assigned Shared Contracts, Tax Returns and personnel records or files related to the Transferred Employees) and will provide the cooperation and assistance of the Buyer’s or its Affiliates’ employees responsible for such books, records and documents and other Business Records, during normal business hours as may be reasonably requested by the Company for one or more of: (a) concluding its involvement in the Business, (b) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (c) preparing reports to any Governmental Body (including any Tax Returns) and (d) preparing and delivering any accounting or other statement (whether provided for under this Agreement or otherwise) (collectively, “Permitted Information Uses”). Subject to Section 10.4(e), from and after the Closing, each Seller will make or cause to be made available to the Buyer and its Affiliates and representatives, on a timely basis, all books, records and documents and other Business Records in such Seller’s or its Affiliates’ possession (including, for purposes of this Section 10.2, Primary Contracts, Assigned Shared Contracts, Tax Returns and personnel records or files related to the Transferred Employees) and will provide the cooperation and assistance of such Seller’s or its Affiliates’ employees responsible for such books, records and documents and other Business Records, during normal business hours as may be reasonably requested by the Buyer for one or more of: (a) its operation of the Business, (b) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (c) preparing reports to any Governmental Body (including any Tax Returns) and (d) preparing and delivering any accounting or other statement (whether provided for under this Agreement or otherwise); provided, however, that nothing contained herein shall require the Company or any of its Subsidiaries to make available books, records or documents of the type described in clauses (c), (d) or (e) of the definition of Excluded Business Records; provided that, solely in the case of clause (c) of the definition of Excluded Business Records, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. For the avoidance of doubt, the rights of Sellers or the Buyer, or their respective representatives or Affiliates, to have access to any information, facilities or personnel pursuant this Agreement, whether prior to or following the Closing, shall not apply with respect to any Action involving the Buyer or its Affiliates, on the one hand, and Sellers or their Affiliates, on the other hand.
Section 10.3    Cooperation in Litigation. Subject to Section 10.4(e), (a) for a period of three (3) years after the Closing, each party hereto will reasonably cooperate with the other in the defense or prosecution of any Action which has been or may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to the Closing (other than litigation arising out of the Contemplated Transactions) and (b) the party requesting such cooperation shall pay the reasonable expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation.
Section 10.4    Tax Matters.
(a)    Preparation and Filing of Consolidated Tax Returns. The Company shall, at its expense, control the preparation and filing of all Consolidated Tax Returns.
(b)    Preparation and Filing of Other Tax Returns. The Buyer shall, at its expense, control the preparation and filing of all Tax Returns of or with respect to the Sold Companies and the Sold Subsidiaries the due date of which is after the Closing Date, other than a Consolidated Tax Return (the “Buyer Prepared Returns”). Buyer shall submit each Buyer Prepared Return that is an Income Tax Return for the Company’s review no later than forty-five (45) days prior to the due date of such Buyer Prepared Return, and shall consider in good faith any reasonable comments provided by the Company with respect to such Buyer Prepared Return. If the Company does not object to such Buyer Prepared Return by written notice to the Buyer within fifteen (15) days after receipt by the Company of the Buyer Prepared Return, then the Buyer Prepared Return shall be deemed to have been accepted and agreed upon, and final and binding on the parties, for all purposes of this Agreement. If the Company objects to all or a portion of the Buyer Prepared Return, it shall (within fifteen (15) days after receipt by the Company of the Buyer Prepared Return) notify the Buyer in writing of its objection to the Buyer Prepared Return and shall set forth in such written notice the disputed item or items and the basis for its objection, and the Company and the Buyer shall act in good faith to resolve any such dispute for a period of fifteen (15) days thereafter. If, within fifteen (15) days of the Company’s delivery of a written notice of objection to the Buyer Prepared Return, the Buyer and the Company have not reached an agreement regarding the disputed item or items specified in such written notice, the dispute shall be presented to the Accountant for resolution in accordance with the applicable principles and instructions set forth in Section 3.3(b)(iii). The Buyer and the Company shall request the Accountant to render its determination as soon as reasonably practical and no later than the due date for the Buyer Prepared Return. The fees and expenses of the Accountant in connection with the resolution of any such dispute shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Company. The Company shall pay to the Buyer any Indemnified Taxes reflected on any Buyer Prepared Return (including any Income Tax Returns as finally determined pursuant to this Section 10.4(b)) no later than five (5) Business Days prior to the due date of such Buyer Prepared Return.
(c)    Transfer Taxes. In addition to all other amounts payable by the Buyer (or an Affiliate of the Buyer) to any Seller under this Agreement or any of the Local Transfer Documents, the Buyer shall pay or cause an Affiliate of the Buyer to pay 50%, and the Company shall pay or cause a Subsidiary of the Company (other than the Sold Companies or Sold Subsidiaries) to pay 50% of the full amount of any Transfer Taxes arising by reason of this Agreement. The Buyer and Company shall reasonably cooperate to minimize any such Transfer Taxes and shall each file or cause an Affiliate of the Buyer and a Subsidiary of the Company to sign and file all documentation with the relevant Taxing Authority relating to such Transfer Taxes as may be required by applicable Law.
(d)    Value Added Tax.
(i)    If any amounts payable by the Buyer (or an Affiliate of the Buyer) to any Seller under this Agreement or any of the Local Transfer Documents constitutes the whole or any part of the consideration for a taxable supply for the purposes of VAT, excluding any such amount treated as Transfer Taxes, the Buyer shall, in addition to the amount so payable, pay to the Company (or, if the Company shall direct, to the relevant Seller) any VAT properly chargeable on that amount and shall indemnify the Sellers and each of their Affiliates from any Liability relating to such VAT.
(ii)    The Buyer will promptly (and in any event within twenty (20) Business Days) pay to the relevant Seller any amount of VAT on any account receivable that is paid to the Buyer for which the Seller is required to account to the relevant Taxing Authority.

(e)    Cooperation.
(i)    The Company (and each of its Subsidiaries) and the Buyer (and each of its Affiliates) shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns and in preparing for, contesting, and resolving in good faith all disputes and audits with respect to all taxable periods relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes. The Buyer recognizes that the Company may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Sold Companies and Sold Subsidiaries to the extent such records and information pertain to events occurring on or prior to the Closing Date, and the Company recognizes that the Buyer may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company and its Subsidiaries to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, each of the Company and the Buyer agrees that from and after the Closing Date, the Company and its Subsidiaries and the Buyer and its Affiliates shall retain and maintain such records and information until the later of (A) seven (7) years following the Closing Date and (B) the applicable statute of limitations with respect to the Tax for which such records or information relate; and allow one another (and their respective agents and representatives) to inspect, review and make copies of such records and information as they may deem necessary or appropriate from time to time, and in each case, shall offer to transfer and deliver such records to the Buyer or the Company, as applicable, at the requesting party’s expense at the end of any such period and, in any case, before disposing of such records or transferring them to a third party.
(ii)    Notwithstanding anything to the contrary contained in this Agreement, neither the Buyer nor any of its Affiliates (including any Sold Company or Sold Subsidiary) shall have the right to (A) receive or obtain any information relating to Taxes or Tax Returns of the Company or any of its Subsidiaries (or any of its successors or predecessors) other than information relating solely to the Sold Companies or Sold Subsidiaries or (B) control or participate in any audit, demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, examination or other administrative or court proceeding with respect to any Consolidated Income Taxes or any Consolidated Tax Return.
(f)    No Amendment. None of the Buyer, the Sold Companies, the Sold Subsidiaries or any of their Affiliates shall amend, refile, revoke or otherwise modify (or cause any of their respective Affiliates to amend, refile, revoke or otherwise modify) any Tax Return of a Sold Company or Sold Subsidiary with respect to any Pre-Closing Tax Period without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.
(g)    Limitations on Actions. None of the Buyer, the Sold Companies, the Sold Subsidiaries or any of their respective Affiliates shall (i) make, revoke or amend any election relating to Taxes with respect to a Pre-Closing Tax Period, or make any election under Section 336 or Section 338 of the Code, (ii) make any election pursuant to Treasury Regulations Section 301.7701-3 with respect to a Sold Company or Sold Subsidiary with an effective date on or before the Closing Date with respect to such Sold Company or Sold Subsidiary or, (iii) without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) take any action (including initiating any voluntary disclosure) on or after the Closing Date that would reasonably be expected to result in any increase in Tax Liability (or a reduction in a Tax refund) in respect of a Pre-Closing Tax Period of the Company (or its Subsidiaries), the Sold Companies or the Sold Subsidiaries.
(h)    Straddle Periods. In the case of any Straddle Period, for all purposes of determining the amount of Taxes allocable to the portion of the Straddle Period ending at the close of the Closing Date, (a) property, ad valorem, and similar Taxes charged on a periodic basis allocable to the portion of the Straddle Period ending at the close of the Closing Date shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in such portion of the Straddle Period and the denominator of which is the number of days in the entire Straddle Period; and (b) Taxes other than Taxes described in clause (a) above of the Company and its Subsidiaries and Affiliates allocable to the portion of the Straddle Period ending at the close of the Closing Date shall be computed as if such taxable period ended as of the end of the day of the Closing Date.
(i)    Section 481 Adjustments. Notwithstanding anything herein to the contrary, to the extent that any of the Sold Companies or Sold Subsidiaries is required under Section 481(a) of the Code (or any similar provision of state or local Law) to include any amount in taxable income as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date as a result of the matter described in Section 4.12(d)(vi) of the Disclosure Letter (a “Section 481 Adjustment”), the Company and its Subsidiaries shall to the fullest extent permitted by applicable Law elect in the form and manner described in Section 7.03(3)(d) of Revenue Procedure 2015-13 (2015-5 I.R.B. 419) (or in any manner permitted under applicable state or local Law) to cause any such Section 481(a) Adjustment with respect to such Sold Company or Sold Subsidiary to be recognized in the taxable year that includes the Closing Date (an “Eligible Acquisition Transaction Election”). If the Estimated 481 Adjustment included in Indebtedness as finally determined exceeds the actual Section 481 Adjustment as determined based on (1) the Section 481 Adjustment actually reflected on a Tax Return filed by the applicable Sold Company or Sold Subsidiary with respect to a taxable period (or portion thereof) beginning after the Closing Date and (2) the Sold Company’s or Sold Subsidiary’s (as applicable) actual computation of additional tax liability with respect to such taxable period attributable to Such Section 481 Adjustment (determined in a manner consistent with clause (viii) of the definition of “Indemnified Taxes”), within fifteen (15) days of filing the Tax Return for the relevant tax year, the Buyer and its Affiliates shall promptly pay (or cause to be paid) to the Company an amount (if any) equal to the excess of the Estimated 481 Adjustment (or portion thereof attributable to such tax year) over such amount actually determined.
(j)    Tax Contests. The Buyer shall promptly notify the Company upon receipt by Buyer or any Sold Company or Sold Subsidiary of any notice of any audit, assessment, claim, or similar proceeding by a Taxing Authority with respect to Taxes of any Sold Company or Sold Subsidiary (a “Tax Claim”) for any Pre-Closing Tax Period or for any Straddle

Period or otherwise related to Indemnified Taxes; provided that the failure or delay to provide notice of such Tax Claim to the Company shall not affect the rights or obligations of the parties hereto under this Agreement except to the extent the Company has been actually and materially prejudiced as a result of such failure or delay. The Company shall have the right to control any Tax Claim for any tax period ending on or prior to the Closing Date; provided that (i) the Buyer shall have the right to participate, at its own expense, in such Tax Claim, (ii) the Company shall keep the Buyer reasonably informed with respect to any material issue relating to such Tax Claim, and (iii) the Company shall not settle such Tax Claim without the prior consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed). The Buyer shall have the right to control any Tax Claim for any Straddle Period; provided that (i) the Company shall have the right to participate, at its own expense, in such Tax Claim and, if the Buyer elects not to control such Tax Claim, the Company shall have the right to control any such Tax Claim (subject to the obligations set forth in the preceding sentence), (ii) the Buyer shall keep the Company reasonably informed with respect to any material issue relating to such Tax Claim, and (iii) the Buyer shall not settle such Tax Claim without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in the foregoing, the Company shall control, and the Buyer shall not be entitled to participate in, all audits, assessments, claims or similar proceedings with respect to Consolidated Tax Returns. For the avoidance of doubt, this Section 10.4(j) and not Section 11.4 shall control with respect to any Tax Claim.
Section 10.5    Bulk Sales Laws. The Company and the Buyer each waive compliance with any bulk sales Laws applicable to the sale of the Transferred Assets or the transfer of the Business to the Buyer and/or its Affiliates.
Section 10.6    Use of the Company Names.
(a)    The Buyer agrees that, as soon as reasonably practicable following the Closing and, in any event, not later than six (6) months after the Closing Date (or such longer period if and to the extent expressly provided in Section 10.6(b) with respect to the uses specified therein or in the Transition Services Agreement): (a) the Buyer shall change the names of each of the Sold Companies and Sold Subsidiaries listed on Section 10.6 of the Disclosure Letter to a name that is not confusingly similar to or containing any of the Company Names, and specifically removing the Company Names from the entity’s name; (b) the Buyer shall, and shall cause the Sold Companies and Sold Subsidiaries to, cease to use, distribute, display or market any article or instrument of any kind, including those described in (b), that includes or is confusingly similar to any Company Name and destroy any and all such articles or instruments remaining in the possession or control of the Buyer or any of its Affiliates (including the Sold Companies and Sold Subsidiaries), other than for purposes of factually and accurately describing the Contemplated Transactions in a manner that does not disparage or harm the Company, the Company’s Subsidiaries or any Company Name and not to market, promote or sell any product or service (“Fair Use Purposes”); and (c) the Buyer shall, and shall cause the Sold Companies and the Sold Subsidiaries to, mark the products and other property acquired hereunder, both internally and externally, with Trademarks that do not include and are not confusingly similar to any Company Name or any other Trademark that is not included in the Transferred Assets. The

Buyer agrees that none of the Buyer or any Affiliate of the Buyer shall advertise or hold itself out as the Company, a Seller or an Affiliate thereof.
(b)    As soon as reasonably practicable following the Closing, but in any event, no later than the time period specified in clause (i) or (ii) below, as applicable, the Buyer shall, and shall cause the Sold Companies and Sold Subsidiaries to, remove all instances of any Company Names from, and cease all use of any Company Names in connection with, the following uses:
(i)    With respect to each Software product of the Business existing as of the Closing that bears any Company Name, not later than the earlier of (A) the date that is six (6) months after the Closing Date and (B) the next commercially released version or update of such product;
(ii)    With respect to any websites, mobile applications, printed labelling, stationery, brochures, packaging, leaflets, forms, supplies, displays, signage, vehicles, advertising and promotional materials, manuals and other digital, printed or other materials existing as of the Closing that bear any Company Name, not later than the date that is six (6) months after the Closing Date (or earlier to the extent any inventory of the foregoing existing as of the Closing is depleted in the ordinary course prior to such date), other than for Fair Use Purposes.
(c)    Any use by the Buyer, the Sold Companies or the Sold Subsidiaries of the Company Names during the periods provided in this Section 10.6 shall be (i) solely in connection with goods, products and services that are (A) the type of goods, products and services with respect to which the Sellers were using the Company Names at the time of the Closing, in all cases, solely related to the Business (and specifically excluding the Sellers’ other businesses and the Excluded Assets) and (B) of a quality at least as high as the quality of goods, products and services provided by the Sellers in respect of the Business immediately prior to the Closing and (ii) subject to all style and other trademark usage guidelines in effect for the Company Names during the twelve (12) months prior to the Closing. All goodwill associated with the use by the Buyer, the Sold Companies and the Sold Subsidiaries shall inure solely to the benefit of the Sellers. Following the Closing, neither the Buyer nor any of its Affiliates shall contest the ownership, validity or registration of any of the Company Names.
Section 10.7    License to Transferred Patents and Retained Intellectual Property Rights
(a)    If and to the extent that, as of the Closing, any Intellectual Property Rights (other than Trademarks or any TTS Technology) owned by the Company or its Subsidiaries (other than the Sold Companies and the Sold Subsidiaries) was used in good faith in the conduct of the Business in the fifteen (15) months prior to Closing, then effective as of the Closing, the Company, on behalf of itself and such Subsidiaries, hereby grants to the Buyer, the Sold Companies and the Sold Subsidiaries the worldwide, non-exclusive, perpetual and irrevocable, non-transferable (other than to successors and assigns of the Business), non-sublicensable (other than to service providers and customers, in each case solely for the benefit of the Business and without further right to sublicense), royalty-free and fully paid-up right and license to continue using such Intellectual Property Rights in the ordinary course of business and consistent with past practice to conduct the Business, together with extensions and evolutions thereof, but in each case excluding the products and services of the Company and such Subsidiaries (other than the Sold Companies and the Sold Subsidiaries) as of the date hereof.
(b)    If and to the extent that, as of the Closing, any Transferred IP Assets (other than Trademarks or any of the Business Products) or other Intellectual Property Rights (other than Trademarks) owned by the Sold Companies or the Sold Subsidiaries was used in good faith in the conduct the of businesses of the Company and its Subsidiaries (other than the Sold Companies or the Sold Subsidiaries) in the fifteen (15) months prior to the Closing, then effective as of the Closing, the Buyer, on behalf of itself and the Sold Companies and the Sold Subsidiaries, hereby grants to the Company and its Subsidiaries the worldwide, non-exclusive, perpetual and irrevocable, non-transferable (other than to successors and assigns of their respective businesses), non-sublicensable (other than to service providers and customers, in each case solely for the benefit of the such businesses and without further right to sublicense), royalty-free and fully paid-up right and license to continue using such Intellectual Property Rights in the ordinary course of business and consistent with past practice to conduct such businesses, together with extensions and evolutions thereof, but in each case excluding the products and services of the Business as of the date hereof.
(c)    Effective as of the Closing, and continuing until, and automatically terminating twenty-four (24) months thereafter (“TTS Technology License Term”), the Company, on behalf of itself and Subsidiaries (other than the Sold Companies or the Sold Subsidiaries), hereby grants to the Buyer, the Sold Companies and the Sold Subsidiaries the worldwide, non-exclusive, limited, non-transferable, non-sublicensable (except to customers as set forth herein), royalty-free and fully paid-up right and license to continue distributing the TTS Technology to customers of the Business, solely as and to the extent, and in the form and manner, so distributed by the Business to customers in the twelve (12) months prior to the Closing; provided that, (i) during the first twelve (12) months of the TTS Technology License Term, the Buyer, the Sold Companies and the Sold Subsidiaries shall have the right to distribute the TTS Technology to existing and new customers, (ii) during the last twelve (12) months of the TTS Technology License Term, the Buyer, the Sold Companies and the Sold Companies shall not have the right to distribute the TTS Technology to any customers of the Business that the Buyer, a Sold Company or a Sold Subsidiary had not distributed the TTS Technology to prior to the conclusion of the first twelve (12) months of the TTS Technology License Term. During the TTS Technology License Term, the Company and its Subsidiaries shall provide support and maintenance services for the TTS Technology (including critical updates and bug fixes) to the Buyer, the Sold Companies, the Sold Subsidiaries, and their customers at a level of service comparable to the support and maintenance provided to the Company’s and its Subsidiaries’ customers of the TTS Technology in the ordinary course of business. During the first twelve (12) months of the TTS Technology License Term, the Company and its Subsidiaries shall provide such support and maintenance services for the TTS Technology to the Buyer, the Sold Companies, the Sold Subsidiaries, and their customers at no charge or fee to Buyer, the Sold Companies, the Sold Subsidiaries, or their customers and during the final twelve (12) months of the TTS Technology License Term, the Company and its Subsidiaries shall provide such support and maintenance services for the TTS Technology to the Buyer, the Sold Companies, the Sold Subsidiaries, and their customers on a per incident basis or other similar basis used by the Company (i.e., not a monthly or annual fee) at fees in accordance with the Company’s per incident fees (or other similar basis used by the Company) for such TTS Technology for customers with similar quantities of incidents. The Buyer, on behalf of itself and the Sold Companies and the Sold Subsidiaries, acknowledges and agrees that (i) the TTS Technology is provided on an “as is, where is, with all faults and defects” basis without any representations or warranties, all of which are expressly disclaimed, and (ii) upon termination of the foregoing license in this Section 10.7(c), unless otherwise agreed in writing by the parties hereto, the Buyer shall, and shall cause the Sold Companies or the Sold Subsidiaries to, delete and otherwise destroy all TTS Technology and all embodiments thereof in their respective possession or control and certify such destruction in writing to the Company.
(d)    Effective as of the Closing, and continuing until, and automatically terminating twelve (12) months thereafter (the “Business Products License Term”), the Buyer, on behalf of itself and the Sold Companies and the Sold Subsidiaries, hereby grants to the Company and its Subsidiaries the worldwide, non-exclusive, limited, non-transferable (other than to successors and assigns of their respective businesses), non-sublicensable, royalty-free and fully paid-up right and license to continue internally using the Business Products in their respective businesses in object code form, solely as and to the extent, and in the form and manner, that such Business Products were used internally in object code form in the twelve (12) months prior to the Closing. The Buyer, on behalf of itself and the Sold Companies and the Sold Subsidiaries, hereby agrees to provide to the Company and its Subsidiaries any updates and upgrades for such Business Products that are made generally commercially available during the Business Products License Term. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that (i) such Business Products are provided by the Buyer on an “as is, where is, with all faults and defects” basis without any representations or warranties, all of which are expressly disclaimed, and (ii) upon termination of the foregoing license in this Section 10.7(b), unless the Company elects to obtain a license on generally commercially available terms from Buyer for such Business Products, the Company shall, and shall cause its Subsidiaries to, delete and otherwise destroy such Business Products and all embodiments thereof in their respective possession or control and certify such destruction in writing to the Buyer.
(e)    As used in this Section 10.7, “TTS Technology” means the proprietary text-to-speech technology, together with any Intellectual Property Rights (other than Trademarks) therein, in each case solely in object code form and not including any source code thereof, that are owned by the Company or any of its Subsidiaries (other than the Sold Companies or the Sold Subsidiaries) as of the Closing and any new versions or upgrades released by the Company or any of its Subsidiaries in the three (3) months following the Closing.
Section 10.8    Release. Effective upon the Closing, (i) each Seller hereby irrevocably waives, releases and discharges the Sold Companies and the Sold Subsidiaries from, and (ii) each Sold Company and Sold Subsidiary hereby irrevocably waives, releases and discharges each Seller from, in each case, any and all Liabilities, whether arising under any agreement or understanding (other than under this Agreement, any Transaction Document or any Intercompany Agreements set forth on Section 7.8(c) of the Disclosure Letter) or otherwise at law or in equity arising prior to Closing or relating to pre-Closing periods, and each such Person agrees that it shall not seek to recover any amounts in connection therewith or thereunder from the released party or any of its Affiliates. In no event shall Buyer or any of its Affiliates (including, in the case of the Buyer, the Sold Companies and the Sold Subsidiaries after the Closing) have any Liability whatsoever to the Sellers for any breaches of the representations, warranties, agreements or covenants of the Sellers hereunder, and in any event the Sellers may not seek contribution from Buyer or any of its Affiliates in respect of any payments required to be made by the Sellers for any breaches of the representations, warranties, agreements or covenants by the Sellers of this Agreement pursuant to this Agreement.
Section 10.9    Non Competition; Non Solicitation; Confidentiality.
(a)    The Company agrees that from the Closing until the third anniversary of the Closing (the “Restriction Period”), the Company shall not (and shall cause the Restricted Persons not to) engage, or directly or indirectly own a controlling interest in any Person who engages, in the development and sale of products or services that provide the same or substantially similar principal functionality or services as the Business Products in direct competition with the Business as conducted as of immediately prior to Closing anywhere in the Restricted Territories (a “Competitive Business”), other than pursuant to arrangements with the Buyer or any of its Subsidiaries; provided, however, that nothing herein shall prohibit the Company or any Restricted Persons from:
(i)    being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation;
(ii)    owning any Equity Securities in any Person through any Seller Benefit Plan;
(iii)    engaging or otherwise utilizing, or entering into a commercial relationship with, in each case, in the ordinary course of business, a Person not affiliated with the Company that engages in a Competitive Business;
(iv)    engaging in any business conducted by the Company or its Affiliates on the date of this Agreement (other than the Business) and continuing to sell its products and services, as well as any new releases, updates and successors to such products and services;
(v)    continuing to engage in the Business for the benefit of the Buyer or any of its Subsidiaries as required or expressly contemplated by this Agreement or any other Transaction Document; or
(vi)    acquiring or investing in any Person or business which has operations the conduct of which violates this Section 10.9 (and engaging in any Competitive

Business of such Person or business) if (i) such operations account for less than the greater of (x) 20% of such Person’s consolidated revenues for the fiscal year ended immediately prior to such acquisition (provided that this Section 10.9(a)(vi)) shall be deemed not to be violated if within eighteen (18) months following the consummation of such acquisition the operations of which violates this Section 10.9 account for less than 20% percent of such Person’s consolidated annual revenues for the then most recently completed fiscal year) and (y) $200 million in consolidated revenues for the fiscal year ended immediately prior to the date of such acquisition or investment or (ii) the Company promptly commences and thereafter pursues in good faith until the earlier to occur of the expiration of the Restriction Period and 18 months after such acquisition or investment, the transfer of that portion of the business of such acquired Person as violated this upon terms and conditions and at a price determined by the Company in its sole discretion (provided that such 18 month period shall be extended to the date on which all approvals from a Governmental Body required to complete the divestiture are received (to no later than the third anniversary following the acquisition of such Person or divisions or lines of business of such Person) if such approvals are not received by the end of such 18-month period.
(b)    The Company acknowledges that the Business has been conducted or is presently proposed to be conducted throughout EMEA, Asia Pacific, North America and South America (the “Restricted Territories”).
(c)    The Company agrees that from the Closing until the second anniversary of the Closing it shall not (and shall cause the Restricted Persons not to) directly, or indirectly through another Person, (i) solicit any Employee who has the title of Senior Vice President or other equivalent or higher position (a “Senior Employee”) to leave the employ of the Buyer or its Subsidiaries and (ii) hire any person who was a Senior Employee of any of the Buyer or its Subsidiaries at any time during the ninety (90)-day period immediately prior to the date on which such hiring would take place; provided that nothing in this Section 10.9(c) shall restrict the Company or any of the Restricted Persons from (A) engaging in general advertisements and other similar broad forms of solicitation or other generalized searches by use of advertising or recruiting efforts (including the use of search firms) which are not specifically targeted at Senior Employees;) or (B) soliciting for employment, offering to hire, employing, hiring or otherwise contracting for the services of, any person whose employment with the Buyer or any of its Affiliates was terminated at least six (6) months prior to commencement of new employment discussions with such person by the Company or any of its Subsidiaries.
(d)    The Company agrees that, during the Restriction Period, it shall hold and shall cause each of the Restricted Persons to hold in strict confidence, and not to use in a manner in violation of Section 10.9(a), any and all of the Confidential Information; provided, however, that the Company and the Restricted Persons may disclose, or may permit disclosure of, Confidential Information (i) to their respective representatives who have a need to know such information, (ii) if the Company, its Subsidiaries or their respective representatives are requested or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or other legal process (by oral questions, interrogatories, requests, subpoenas, depositions, civil investigative demands or otherwise) or any Governmental Body, securities exchange, market or automated quotation system to which such Person is subject, (iii) in connection with any proceeding to enforce such party’s rights under this Agreement or any Transaction Document or (iv) for any Permitted Information Use. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) immediately above, the Company shall (x) to the extent legally permissible and reasonably practicable under the circumstances, promptly notify the Buyer of the existence of such request or demand so that the Buyer may, at its expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 10.9(d) and (y) if requested by the Buyer (at the Buyer’s sole cost and expense), cooperate with the Buyer in seeking a protective order or other appropriate remedy in respect to such request or demand.
(e)    If, at the time of enforcement of the covenants contained in this Section 10.9 (the “Restrictive Covenants”), a court of competent jurisdiction or an arbitral tribunal shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent permissible under applicable Law. The Company has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and the substantial investment in the Business, the Sold Companies and the Sold Subsidiaries made by the Buyer hereunder. The Company further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the sale of the Transferred Assets and the goodwill of the Business pursuant to this Agreement.
(f)    Notwithstanding anything contained herein to the contrary, this Section 10.9 shall not be applicable to the acquiring or surviving (or ultimate parent) entity resulting from a Change of Control; provided that this Section 10.9 shall continue to apply to each of such Person’s Subsidiaries that is a Restricted Person. For avoidance of doubt, if the Company or any of the Restricted Persons sells to a Person any portion of its or such Restricted Person’s respective businesses (whether by means of acquisition, stock sale, asset purchase, merger, consolidation, similar business combination or otherwise), the restrictions contained in this Section 10.9 shall not prohibit such sale and shall not apply to any such Person or such Person’s Affiliates.
(g)    For purposes of this Section 10.9:
(i)    “Change of Control” means the merger, acquisition, reorganization, consolidation or business combination involving the Company in which the shareholders of the Company immediately prior to such transaction (in such capacity) would own, in the aggregate, less than 65% of the total combined voting power of all classes of capital stock of the acquiring or surviving (or ultimate parent) entity normally entitled to vote for the election of directors of the acquiring or surviving (or ultimate parent) entity; and
(ii)    “Restricted Persons” means each of the Company’s Subsidiaries (excluding any Subsidiary that becomes a Subsidiary as a result of a Change of

Control). For the avoidance of doubt, a Person shall cease to be a Restricted Person when it ceases to be a Subsidiary of the Company.
ARTICLE XI
INDEMNIFICATION
Section 11.1    Indemnification by the Company. Subject to the terms and conditions set forth in this Article XI, following the Closing the Company shall indemnify, defend and hold harmless the Buyer and its Affiliates and their respective officers, directors, employees, successors and assigns (collectively, the “Buyer Indemnified Persons”) from and against, and shall reimburse the Buyer Indemnified Persons for, all Damages actually sustained, incurred or suffered by any Buyer Indemnified Person to the extent resulting from, arising out of, or relating to:
(a)    any breach or any default in the performance of any covenant or obligation of the Company or any other Seller set forth in this Agreement;
(b)    any Excluded Liability;
(c)    any Indemnified Taxes; and
(d)    any unpaid Closing Indebtedness or Closing Transaction Expenses (to the extent not included as a reduction in the Final Cash Purchase Price).
Section 11.2    Indemnification by the Buyer. Subject to the terms and conditions set forth in this Article XI, following the Closing the Buyer shall indemnify, defend and hold harmless the Sellers and their Affiliates and their respective officers, directors, employees, successors and assigns (collectively, the “Seller Indemnified Persons”) from and against, and shall reimburse the Seller Indemnified Persons for, all Damages actually sustained, incurred or suffered by the Seller Indemnified Persons to the extent resulting from, arising out of, or relating to:
(a)    any breach or any default in the performance of any covenant or obligation of the Buyer set forth in this Agreement; and
(b)    any Transferred Assets, the Business or any Assumed Liability.
Section 11.3    Direct Claims. In the event an Indemnified Party desires to make a claim for indemnification pursuant to Section 11.1 or Section 11.2 hereof against the applicable Indemnitor, the applicable Indemnified Party shall give prompt written notice of the claim to the Indemnitor, describing in reasonable detail the nature of the claim and the specific basis on which the Indemnitor has Liability for the claim under this Agreement, including reasonably detailed supporting documentation, and referring to this Section 11.3 and the terms hereof. Failure to give such notice shall not affect the indemnification provided hereunder except to the extent that such failure shall have materially prejudiced the Indemnitor as a result thereof.

Section 11.4    Matters Involving Third Parties, Etc.
(a)    If any legal proceeding is instituted, any claim or demand is made (a “Third Party Claim”) against an Indemnified Party that (if prosecuted successfully) would be a matter for which such Indemnified Party is entitled to indemnification under this Article XI and a claim for indemnification under this Article XI (an “Indemnification Claim”) is to be made against the party from which indemnification is sought, such Indemnified Party shall give prompt written notice to such Indemnitor requesting such indemnification and specifying in reasonable detail the nature of the claim and the specific basis on which the Indemnitor has Liability for the claim under this Agreement, including reasonably detailed supporting documentation. Such notice shall contain or be accompanied by such other material information as such Indemnified Party shall have concerning the Third Party Claim. The failure to notify the Indemnitor shall not relieve the Indemnitor of any duty to indemnify which otherwise might exist with regard to such claim unless (and only to the extent that) such failure to notify materially prejudices or damages the Indemnitor. The Indemnified Party shall promptly deliver to the Indemnitor copies of all notices and documents (including court papers) received by such Indemnified Party relating to any such Third Party Claim.
(b)    If a Third Party Claim is made or commenced and an Indemnification Claim is made with respect thereto, the Indemnitor shall have the right, upon giving written notice to the Indemnified Party, to participate in the defense of such claim (to the extent permissible under Law) or to assume the defense of such Third Party Claim through an attorney selected by the Indemnitor; provided that, if the Indemnitor elects to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with such defense. If the Indemnitor assumes the defense of a Third Party Claim, it shall conduct such defense vigorously and in good faith. Election of the Indemnitor to defend a Third Party Claim shall not be construed to be an admission as to Liability for indemnification hereunder; provided, however, that the Indemnitor shall not have the right to assume or continue the defense of such Third Party Claim if such Third Party Claim: (i) involves a material customer, supplier, vendor or other commercial relation and, in the reasonable opinion of the Indemnified Party, the Third Party Claim is reasonably likely to have a material adverse effect on its business relationship with such third party, (ii) principally seeks an injunction or other equitable relief against the Indemnified Party, (iii) relates to a criminal or quasi-criminal Action, indictment, allegation or investigation against an Indemnified Party, (iv) is a Third Party Claim with respect to which the Indemnified Party has been advised by counsel that (A) a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnified Party or (B) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnitor or (v) the Indemnitor has failed or is failing to diligently prosecute or defend such Third Party Claim; provided that the Indemnitor shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense.
(c)    If the Indemnitor elects to assume the defense of a Third Party Claim, (i) the Indemnified Party will cooperate and make available to the Indemnitor (and its representatives) all employees and furnish (without expense to such Indemnitor) such information, books and records in its possession or under its control as may be reasonably necessary or useful in connection with such defense, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor and (iii) the Indemnitor shall have the right to consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party if the judgment or settlement (x) involves only money damages and does not seek an injunction or other equitable relief (other than customary confidentiality obligations), and (y) contains an unconditional release of the Indemnified Party with respect to such Third Party Claim; provided that, in the case of this clause (iii), if such conditions are not satisfied, then the Indemnitor shall not compromise or settle such claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned. If the Indemnitor conducts the defense of a claim, the Indemnified Party may, other than with respect to a claim relating to a Consolidated Tax Return, retain separate co-counsel at its own cost and expense and participate in such defense, which, for the avoidance of doubt, shall not constitute Damages for purposes of this Article XI.
(d)    If the Indemnitor does not elect to assume the defense of a Third Party Claim, (i) the Indemnified Party shall have the right to conduct such defense, (ii) the Indemnified Party may only consent to entry of any judgment upon, or compromise and settle in good faith any such Third Party Claim, with the prior written consent of the Indemnitor (such consent not to be unreasonably withheld, delayed or conditioned) and (iii) if it is ultimately determined that the claim of loss which shall form the basis of such judgment or settlement is one that is validly an obligation of the Indemnitor that elected not to assume the defense, then such Indemnitor shall be bound by any ultimate judgment or settlement as to the existence and the amount of the claim and the amount of said judgment or settlement (including the costs and expenses of defending such claims) shall be conclusively deemed for all purposes of this Agreement to be a Liability on account of which the Indemnified Party is entitled to be indemnified hereunder, subject to any limits on the right to be so indemnified hereunder. Upon the determination of Liability under and subject to Section 11.1 or Section 11.2 hereof, the appropriate party shall within five (5) Business Days of such determination, pay the amount of such Liability.
Section 11.5    Limitations, Etc.
(a)    Notwithstanding anything in this Agreement to the contrary, the Liability of the Indemnitor to indemnify the Indemnified Party against any Damages shall be limited to Indemnification Claims with respect to which the Indemnified Party has given to the Indemnitor written notice thereof at or prior to the applicable survival date, if any, in accordance with Section 11.8.
(b)    The Indemnified Party shall, upon written request from the Indemnitor, use all commercially reasonable efforts to mitigate Damages in respect of any claim for which it is seeking indemnification (including seeking recovery under insurance policies) and shall use reasonable efforts to avoid any costs or expenses associated with such claim, and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(c)    The amount of Damages for which indemnification is provided under this Article XI shall be calculated net of amounts (i) actually received by the Indemnified Party from a third party (including an insurance company but net of the out-of-pocket costs of collection and associated increases in insurance premiums), (ii) paid by a third party to another for the account or benefit of the Indemnified Party with respect to the settlement or resolution of a Third Party Claim and (iii) of any reserves or accruals on the books of the Business as of the Closing Date in respect of such matter if and to the extent such reserves or accruals were included as a reduction in the calculation of the Final Cash Purchase Price. To the extent that any amount is recovered by any Indemnified Party under an insurance policy or any other source of indemnification is realized after the date that an indemnity payment is made hereunder, then such Indemnified Party shall pay to the Indemnitor such amounts no later than five (5) days after such proceeds are received (but not to exceed the amount of the indemnity payment), net of the out-of-pocket costs of collection and associated increases in insurance premiums. The foregoing will not apply with respect to any representation and warranty insurance policy obtained by Buyer in connection with the Contemplated Transactions (such policy, the “R&W Policy”).
(d)    UNDER NO CIRCUMSTANCES SHALL THE COMPANY, THE OTHER SELLERS OR THE BUYER BE LIABLE UNDER THIS ARTICLE XI OR OTHERWISE, FOR ANY PUNITIVE DAMAGES OR LOSSES, EXCEPT TO THE EXTENT SUCH PUNITIVE DAMAGES OR LOSSES ARE AWARDED TO A THIRD PARTY.
(e)    Neither party shall be entitled to recover any indemnification payment or other amounts due from the other party hereunder by retaining and setting off the amounts (whether or not such amounts are liquidated or reduced to judgment) against any amounts due or to become due from such party hereunder or under any document delivered pursuant hereto or in connection herewith.
(f)    Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to indemnify or hold harmless the Buyer and its Affiliates (including after the Closing, the Sold Companies and Sold Subsidiaries) in respect of or against any Damages with respect to a tax period (or portion thereof) beginning after the Closing Date resulting from, relating or attributable to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) with respect to any Sold Company or Sold Subsidiary, including but not limited to tax basis in any asset, any net operating loss carryover or credit carryover, any capital loss or Tax attribute which may be affected in any way by the acquisition of control under applicable Law, or the determination that any such Tax attribute is subject to any limitation on its use under applicable Law.
(g)    If the Buyer or any of its Affiliates procures a representation and warranty insurance policy (or other similar policy), including the R&W Policy, then the Buyer shall cause such policy to expressly include a waiver by the insurer of any and all subrogation rights against the Sellers and their Affiliates and their respective officers, directors and employees, except in the case of Fraud, and the Buyer shall cause each insured party under any such policy not to waive, amend, modify or otherwise revise such subrogation provision, or allow such provision to be waived, amended, modified, or otherwise revised, in each case in a manner adverse to the Sellers, without the prior written consent of the Company.
(h)    For purposes of this Article XI, and except with respect to Section 4.9(d), in determining the existence of any inaccuracy or breach of a representation or warranty herein, or the amount of any losses with respect to such inaccuracy or breach, the terms “material” or “materially,” any clause or phrase containing “material,” “materially,” “material respects,” “Material Adverse Effect” or any similar terms, clauses or phrases in any such representation or warranty shall be disregarded and shall not have any effect (as if such word or clause, as applicable, were deleted from such representation or warranty).
Section 11.6    Transfer of Assets; Sufficiency of the Assets Representation; Exclusive Remedy. Notwithstanding any other provision of this Agreement, but subject to the limitations of this Article XI, including Sections 11.5 and 11.8, following the Closing, the sole and exclusive remedy for (a) any misrepresentation, breach or inaccuracy of the representation or warranty of the Company contained in Section 4.6(b) or (b) any material breach or any material default in the performance of any covenant or obligation of the Company set forth in Section 2.1, shall be the transfer from the applicable Seller to the Buyer of such assets, rights or properties to the extent such transfer cures such misrepresentation, breach or inaccuracy of such representation or warranty or such material breach or material default in the performance of such covenant or obligation of the Company; it being understood that, if any Buyer Indemnified Person has incurred Damages which are not cured by the transfer of an asset, right or property from the applicable Seller to the Buyer in and of itself, then this Section 11.6 shall not limit any right of the Buyer Indemnified Persons to obtain recovery for such Damages pursuant to the terms of this Article XI.
Section 11.7    Exclusive Remedy. Notwithstanding any other provision of this Agreement, following the Closing, the remedies provided for in this Article XI and Section 13.15 shall constitute the Indemnified Parties’ sole and exclusive remedy for any claims made in connection with this Agreement (other than claims with respect to the Estimated Cash Purchase Price, Final Cash Purchase Price, or any component thereof, which shall be governed exclusively by Section 3.3), the Contemplated Transactions or the Buyer’s ownership or operation of the Business or Transferred Assets (other than as expressly set forth in the other Transaction Documents or in the case of Fraud). THE BUYER HEREBY WAIVES, WITH RESPECT TO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, ALL OTHER RIGHTS AND REMEDIES ARISING UNDER OR BASED UPON ANY STATUTORY (INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, 42 U.S.C. § 9601 ET SEQ., AND OTHER ENVIRONMENTAL LAWS) OR COMMON LAW OR OTHERWISE, AND AGREES NOT TO BRING ANY ACTIONS OR PROCEEDINGS AT LAW, IN EQUITY, IN TORT OR OTHERWISE, INCLUDING RESCINDING THE AGREEMENT, IN RESPECT OF ANY BREACHES OF REPRESENTATIONS, WARRANTIES OR OTHER PROVISIONS OF THIS AGREEMENT OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS.

Section 11.8    Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement (or any certificates delivered pursuant to this Agreement) shall terminate and be of no further force and effect from and after the Closing Date, and no party to this Agreement shall have any Liability with respect thereto from and after the Closing, except in the case of Fraud. The covenants of the Buyer and the Company that contemplate performance prior to the Closing will survive for a period of sixty (60) days following the Closing Date, after which all causes of action and Liability with respect to such covenants shall terminate and be of no further force and effect, except as to any alleged inaccuracy or breach thereof of which a party prior to the expiration of such period shall have advised the other party in writing, specifying in reasonable detail the covenant that is alleged to be breached. The covenants of the Buyer and the Company which contemplate performance following the Closing Date shall survive in accordance with their terms, after which all causes of action and Liability with respect to such covenants shall terminate and be of no further force and effect, except as to any alleged inaccuracy or breach thereof of which a party prior to the expiration of such period shall have advised the other party in writing, specifying in reasonable detail the covenant that is alleged to be breached. The right of a party to seek indemnification hereunder with respect to any covenant of the other party shall remain in effect for the period specified in this Section 11.8 with respect to such covenants.
ARTICLE XII
TERMINATION OF AGREEMENT
Section 12.1    Termination.
(a)    This Agreement and the Contemplated Transactions may be terminated or abandoned at any time before the Closing Date:
(i)    by the mutual written consent of the Company and the Buyer;
(ii)    by the Company or the Buyer, if the Closing shall not have occurred on or before May 10, 2019 (the “Termination Date”), by reason of the failure of any condition precedent under Article VIII hereof; provided that the right to terminate this Agreement under this Section 12.1(a)(ii) shall not be available to any party to this Agreement whose breach of any covenant or agreement of this Agreement has resulted in the failure to consummate the Contemplated Transactions by such date;
(iii)    by the Buyer, by giving written notice to the Company:
(1)    if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (A) would give rise to the failure of a Closing Condition set forth in Section 8.1(a) or Section 8.1(b) and (B) has not been cured by the Company within twenty (20) Business Days of the Company’s receipt of written notice of such breach from the Buyer, but only so long as the Buyer is not then in breach of its respective representations, warranties, covenants or agreements contained in this

Agreement, which breach would give rise to the failure of a Closing Condition set forth in Section 9.1(a) or Section 9.1(b); or
(2)    if any Governmental Body of competent jurisdiction shall have issued any final and nonappealable Order prohibiting or enjoining the Contemplated Transactions; provided that the right to terminate this Agreement under this Section 12.1(a)(iii)(2) shall not be available to the Buyer if the breach of any covenant or agreement of this Agreement by the Buyer has resulted in the imposition of such Order; or
(iv)    by the Company, by giving written notice to the Buyer:
(1)    if the Buyer breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (A) would give rise to the failure of a Closing Condition set forth in Section 9.1(a) or Section 9.1(b) and (B) has not been cured by the Buyer within twenty (20) Business Days of the Buyer’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in breach of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a Closing Condition set forth in Section 8.1(a) or Section 8.1(b);
(2)    if any Governmental Body of competent jurisdiction shall have issued any final and nonappealable Order prohibiting or enjoining the Contemplated Transactions; provided that the right to terminate this Agreement under this Section 12.1(a)(iv)(2) shall not be available to the Company if the breach of any covenant or agreement of this Agreement by the Company has resulted in the imposition of such Order; or
(3)    if (i) each of the conditions set forth in Section 8.1 shall have been satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing, but which conditions at the time of termination were capable of being satisfied at the Closing), (ii) the Buyer shall have not consummated the Closing by the third (3rd) Business Day following the date on which the Closing was required to occur pursuant to Section 3.2 and (iii) the Company shall have irrevocably notified the Buyer in writing that the Sellers stand ready, willing and able to consummate the Closing and the Buyer shall not have consummated the Closing by the third (3rd) Business Day after receipt of such notice (or the Termination Date, if earlier).
Section 12.2    Effect of Termination.
(a)    Subject to Sections 12.2(b), (c) and (d), if this Agreement is terminated in accordance with Section 12.1, this Agreement shall become void and of no further force and effect and there shall be no Liability or obligation hereunder on the part of any party hereto or their respective directors, officers, employees, successors or assignees; provided that the obligations of the parties under the Confidentiality Agreement and under Section 10.1, this Section 12.2 and Article XIII (including any related defined terms) and the payment, reimbursement and indemnity obligations set forth in Section 7.1(b) and Section 7.9 shall survive such termination and that nothing herein shall relieve any party hereto for any Liability for

Fraud. If the Agreement is terminated, the Company, on the one hand, and the Buyer, on the other hand, shall return to the other all documents and other materials received from the other party, its Affiliates or its representatives (including all copies or reproductions thereof in whatever form or medium, including electronic copies, or materials developed from any such documents or other materials) relating to the Contemplated Transactions, whether obtained before or after the date hereof, pursuant to the terms of, and to the extent required by, the Confidentiality Agreement.
(b)    In the event that the Company validly terminates this Agreement pursuant to Section 12.1(a)(iv)(1) or Section 12.1(a)(iv)(3) (or this Agreement is validly terminated by either Buyer pursuant to Section 12.1(a)(ii) at a time when the Company had the right to terminate this Agreement pursuant to Section 12.1(a)(iv)(1) or Section 12.1(a)(iv)(3)), then the Buyer shall pay, or cause to be paid, a termination fee of $27,000,000 (the “Termination Fee”) to the Company, without offset or deduction of any kind, as promptly as reasonably practicable and, in any event, within five (5) days following such termination, by wire transfer of immediately available funds to an account specified by the Company in writing to Buyer. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee is liquidated damages, and not a penalty, and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration.
(c)    Notwithstanding anything to the contrary in this Agreement (but subject to Section 12.2(e)), (i) the sole and exclusive monetary remedy of the Sellers and their former, current or future representatives, Affiliates, direct or indirect equityholders, incorporators, stockholders, general or limited partners, successors or assignees and any former, current or future representative, Affiliate, direct or indirect equityholder, incorporator, stockholder, general or limited partner, successor or assignee of any of the foregoing (collectively, the “Seller Related Parties”) against the Buyer and any of its former, current and future representatives, Affiliates, direct and indirect equityholders, incorporators, stockholders, general and limited partners, successors and assignees and any former, current or future representative, Affiliate, direct and indirect equityholder, incorporator, stockholder, general and limited partner, successor and assignee of any of the foregoing (including the Lenders) (collectively, the “Buyer Related Parties”) for the failure of the transactions contemplated hereby to be consummated for any reason under this Agreement shall be the Company’s receipt and acceptance of the Termination Fee and the amounts payable pursuant to Section 12.2(d) (and such right will only apply to the extent the Termination Fee is due and payable pursuant to Section 12.2(b)), and (ii) except for any amounts payable pursuant to Section 12.2(d), upon the Company’s receipt and acceptance of the Termination Fee, no Buyer Related Party shall have any other Liability to any Seller Related Party relating to or arising out of this Agreement or the Contemplated Transactions (except under the Confidentiality Agreement in accordance with its terms) under any theory of law or equity or in respect of any representations, warranties, covenants or other agreements made or alleged to be made in connection herewith or therewith, through the Buyer or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Buyer against any other Buyer Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law, or otherwise. Except in the case of any amounts payable pursuant to Section 12.2(d), and subject to Section 12.2(e), the parties hereto acknowledge and agree that, in no event shall the Buyer (or any other Person) be required to pay the Termination Fee, or any portion thereof, more than once, it being understood that in no event will the Termination Fee be payable on more than one occasion, or pay any award of monetary damages for the failure to consummate the Contemplated Transactions in excess of the Termination Fee. From and after a valid termination of this Agreement, except in the case of Fraud, and subject to Section 12.2(e), (i) no Seller Related Party shall have any further Liability to any Buyer Related Party relating to or arising out of this Agreement or the Contemplated Transactions under any theory of law or equity or in respect of any representations, warranties, covenants or other agreements made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and (ii) no Buyer Related Party shall have any further Liability to any Seller Related Party relating to or arising out of this Agreement or the Contemplated Transactions (except under the Confidentiality Agreement in accordance with its terms), except and only to the extent the Termination Fee is due and payable pursuant to Section 12.2(b) and for any amounts payable pursuant to Section 12.2(d). Each of the parties hereto acknowledges and agrees that the agreements contained in this Section 12.2 are an integral part of this Agreement, and that without these agreements, the other parties would not enter into this Agreement.
(d)    If the Buyer fails promptly to pay the Termination Fee when due pursuant to Section 12.2(b), it shall also pay any reasonable out-of-pocket fees, costs and expenses incurred by the Company in connection with enforcing this Agreement (including by legal action), together with interest on such unpaid amount, at a rate per annum, compounded monthly, equal to the rate of interest published in The Wall Street Journal as of the prime lending rate plus one percent (1%) per annum from the date such amount was required to be paid to (but excluding) the payment date.
(e)    Notwithstanding the foregoing provisions of this Section 12.2, nothing in this Section 12.2 shall (i) restrict the Company’s entitlement to seek and obtain specific performance as and to the extent permitted by Section 13.15 or (ii) limit the ability of the Company to recover for the payment, reimbursement and indemnity obligations set forth in Section 7.9 and any such reimbursement or indemnification payment shall not reduce the amount of the Termination Fee.
ARTICLE XIII
MISCELLANEOUS PROVISIONS
Section 13.1    Costs and Expenses. Except as otherwise provided herein, each party shall pay its own expenses in connection with the preparation, execution and performance of this Agreement and the other Transaction Documents. The Buyer shall be responsible for the payment of fees required to be made in connection with filings to be made under the HSR Act and other Antitrust Laws.

Section 13.2    Governing Law; Jurisdiction.
(a)    This Agreement, and any and all proceedings commenced in connection with or relating to this Agreement, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware without regard of the Laws that might otherwise govern under the applicable principles of conflict of laws of the State of Delaware (or any other jurisdiction). Notwithstanding anything to the contrary contained herein, any and all claims arising directly or indirectly out of or concerning the Financing (including any lawsuit, claim, complaint, controversy, formal investigation or proceeding before or by an governmental entity or dispute of any kind or nature (whether based upon contract, tort or otherwise) against or involving any Lender, including their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 13.2) that is in any way related to this Agreement, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of services hereunder or related hereto, including but not limited to any dispute arising out of or relating in any way to the Financing) shall be governed by, and construed and enforced in accordance with, the laws of the state of New York, without giving effect to any choice of law or conflicts of laws rules or provisions (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York.
(b)    Each party agrees to submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purpose of any Action against a party hereto with respect to the subject matter of, or related to, this Agreement. Each party irrevocably waives any objection which it may now or hereafter have to the venue of any Action arising out of or relating to this Agreement brought as provided in this subsection, and further irrevocably waives any claim that any such Action brought in any such court has been brought in an inconvenient forum. To the extent a party has or may later acquire any immunity from jurisdiction of any court or from legal process with respect to itself or its property, such party hereby irrevocably waives such immunity under this subsection. Notwithstanding the foregoing but subject to the next sentence, none of the parties hereto or any of their respective Affiliates will bring, or support, any action, cause of action, claim, cross-claim, counterclaim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Lender in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, anywhere other than in (i) any New York State court sitting in the Borough of Manhattan or (ii) if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof). The Company further agrees that it shall not and shall cause its Subsidiaries not to bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender, relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing or the Debt Commitment Letter or the performance thereof.
(c)    Each party to this Agreement agrees that service of process shall be made in accordance with the notice provisions set forth in Section 13.3.
Section 13.3    Notices. All notices, consents, requests, instructions, approvals and other communications that may be or are required to be given, served or sent by either party hereto pursuant to this Agreement, shall be in writing in English and given by delivery in person, by electronic facsimile transmission, electronic mail with confirmation of delivery, by overnight delivery by a nationally recognized private courier. Notices delivered by hand, by facsimile, by electronic mail or by nationally recognized private courier shall be treated as if given on the first (1st) Business Day following receipt; provided, however, that a notice delivered by facsimile or by electronic mail shall only be effective if such notice is also delivered by hand, by nationally recognized private courier or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Business Days after its delivery by facsimile or electronic mail. Notices delivered by overnight delivery by a nationally recognized private courier shall be treated as if given on the second (2nd) Business Day following deposit with such courier. Notices delivered by U.S. mail shall be treated as if given on the fifth (5th) Business Day following deposit with the U.S. Postal Service. All notices shall be addressed as follows:
If to the Company:
Nuance Communications, Inc.
1 Wayside Road
Burlington, Massachusetts
Attention:     General Counsel
with a copy to (which shall not constitute notice hereunder):
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:     Scott A. Barshay
        Steven J. Williams
Facsimile:     (212) 492-0040
        (212) 492-0257
Email:        SBarshay@paulweiss.com
        SWilliams@paulweiss.com
If to the Buyer:
Project Leopard AcquireCo Limited
15211 Laguna Canyon Road

Irvine, CA 92618-3146
Attention: Greg Witter
Greg Mermis
Facsimile: (949) 727-3144
Email: greg.witter@kofax.com
     greg.mermis@kofax.com
with a copy to (which shall not constitute notice hereunder):
Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Attention: Gerald T. Nowak, P.C.
Corey D. Fox, P.C.
John Berger
Fax: (312) 862-2200
Email:    gerald.nowak@kirkland.com
corey.fox@kirkland.com
john.berger@kirkland.com
or at such other address for a party as shall be specified by like notice.
Section 13.4    Severability. If any provision of this Agreement shall be held void, invalid, illegal or unenforceable, such provision shall be modified or eliminated to the minimum extent necessary to achieve, to the extent possible, the purpose of such provision, and the Agreement shall otherwise remain in full force and effect and enforceable.
Section 13.5    No Third Party Beneficiary. Except as provided in Article XI dealing with Indemnified Parties, and Section 13.14, this Agreement shall be for the sole and exclusive benefit of the parties hereto, and nothing expressed or implied in this Agreement is intended, nor shall be construed, to confer upon or give any Person other than the parties hereto any rights under or by reason of this Agreement. No Person not a party hereto, nor such Person’s successors and permitted assigns (including employees or creditors of any Seller, Sold Company or Sold Subsidiary), shall be entitled to enforce any provisions hereof or exercise any right hereunder. Notwithstanding the foregoing, each Lender shall be an express third party beneficiary with respect to Section 12.2(c), this Section 13.5 and Sections 13.2, 13.4, 13.6, 13.7, 13.13 and 13.15 and shall be entitled to enforce such provisions against all parties to this Agreement.
Section 13.6    Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. Neither the waiver by a party hereto of a breach of or a default under any one or more of the provisions of this Agreement, nor the failure of a party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder. Notwithstanding the foregoing, Section 12.2(c), this Section 13.6 and Sections 13.2, 13.4, 13.5, 13.7, 13.13 and 13.15 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is adverse in any respect to a Lender without the prior written consent of such Lender (such consent not to be unreasonably withheld, delayed or conditioned).
Section 13.7    Assignment; Amendment.
(a)    The Buyer shall not assign any of its rights or obligations under this Agreement whether by written agreement or by operation of Law (including by merger or sale of all or substantially all assets), without the prior written consent of the Company; provided, however, any party hereto will be entitled to assign any or all of its rights hereunder to one or more of its Affiliates, which assignment will not relieve such party of its obligations hereunder; provided further, the Buyer will be entitled to assign in whole but not in part its rights hereunder (i) after the Closing, to any acquirer of the Buyer or of all or substantially all of the Buyer’s assets or (ii) to any parties providing the Financing pursuant to the terms thereof for the sole purpose of creating a security interest herein or otherwise assigning as collateral in respect of such Financing, provided that no such assignment in clauses (i) or (ii) will relieve the Buyer of its obligations hereunder. Any assignment in violation of this Section 13.7 will be void ab initio and of no effect. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
(b)    This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto and specifically referencing this Agreement; provided, however, that Section 12.2(c), this Section 13.7 and Sections 13.2, 13.4, 13.5, 13.6, 13.13 and 13.15 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is adverse in any respect to a Lender without the prior written consent of such Lender (such consent not to be unreasonably withheld, delayed or conditioned).
Section 13.8    Entire Agreement. This Agreement (including the Disclosure Letter and the Annexes and Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties hereto relating to the subject matter hereof, and supersede all prior negotiations, representations, understandings and agreements, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. In the event of any conflict between this Agreement and any agreement entered into in connection herewith, including any Local Transfer Document, the provisions of this Agreement will control. The parties agree that no Local Transfer Document is intended, and no Local Transfer Document will be construed in any way, to enhance, decrease or otherwise modify any of the rights or obligations of the Buyer, any Affiliate of the Buyer, the Company, any Seller or any of their respective Subsidiaries from those contained in this Agreement, except as expressly set forth therein and referencing this Section.

Section 13.9    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.
Section 13.10    Disclosure Letter. For purposes of Article IV, any matter disclosed in a certain section of the Disclosure Letter shall be deemed to be disclosed for purposes of any other applicable sections of Article IV to the extent the relevance of such disclosure to such other section is readily apparent on the face of such disclosure. The Disclosure Letter may contain information that is not specifically required by this Agreement. Any such information is provided solely for the Buyer’s general information and is not separately represented or warranted. The inclusion of any such information in the Disclosure Letter shall not be evidence of or constitute an admission that such information is material for purposes of this Agreement.
Section 13.11    Independent Contractor; Reliance on Counsel. Each party hereto is an independent contractor, and nothing contained in this Agreement shall be construed to be inconsistent with this relationship or status. Neither party owes a fiduciary duty to the other. Nothing in this Agreement shall be in any way construed to constitute either party as the agent, employee or representative of the other. As an independent contractor, each party has relied on its own expertise or the expertise of its legal, financial, technical or other advisors.
Section 13.12    Litigation Costs. In the event it becomes necessary for a party hereto to initiate litigation for the purpose of enforcing any of its rights hereunder or for the purpose of seeking damages for any violation of this Agreement, then, in addition to any and all other judicial remedies that may be granted, the prevailing party shall be entitled to recover attorneys’ fees and all other costs sustained by it in connection with that litigation.
Section 13.13    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (INCLUDING WITHOUT LIMITATION THE FINANCING UNDER THE DEBT COMMITMENT LETTER AND ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY LENDER) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (INCLUDING WITHOUT LIMITATION THE FINANCING UNDER THE DEBT COMMITMENT LETTER AND ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY LENDER).

Section 13.14    Privilege.
(a)    The parties acknowledge and agree that the Sold Companies and Sold Subsidiaries’ attorney-client privilege, attorney work-product protection and expectation of client confidence involving any proposed sale of the Business or any other Contemplated Transaction (but not general business matters of the Sold Companies or Sold Subsidiaries, to the extent they are governed by Section 13.14(b)), and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by the Company, and may be waived only by the Company. The Buyer, on behalf of itself and on behalf of the Sold Companies and Sold Subsidiaries, and the Company acknowledge and agree that (i) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by the Buyer or by the Sold Companies or Sold Subsidiaries upon consummation of the Closing and (ii) in the event of a dispute between the Buyer and a third party or any other circumstance in which a third party requests or demands that the Buyer produce privileged materials or attorney work-product of a Sold Companies or Sold Subsidiary (including the privileged materials and attorney work-product covered by clause (ii) above), the Buyer shall, and shall cause the Sold Companies and Sold Subsidiaries to assert such attorney-client privilege on behalf of the Company to prevent disclosure of privileged materials or attorney work product to such third party.
(b)    The parties acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence involving general business matters of the Sold Companies or Sold Subsidiaries and arising at and prior to the Closing for the benefit of both the Company and the Sold Companies and Sold Subsidiaries shall be subject to a joint privilege and protection between the Company, on the one hand, and the Sold Companies and Sold Subsidiaries, on the other hand, and the Company and the Sold Companies and Sold Subsidiaries shall have equal right to assert all such joint privilege and protection and no such joint privilege or protection may be waived by (i) the Company without the prior written consent of any Sold Company or Sold Subsidiary or (ii) by any Sold Company or Sold Subsidiary without the prior written consent of the Company; provided, however, that any such privileged materials or protected attorney work-product information, whether arising prior to, or after the Closing, with respect to any matter for which a party hereto has an indemnification obligation hereunder, shall be subject to the sole control of such party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such information is in the possession of or under the control of such party. Notwithstanding the foregoing, the parties acknowledge and agree that Paul, Weiss, Rifkind, Wharton & Garrison LLP, Baker & McKenzie LLP and in-house counsel of the Company represented only the Company and not the Sold Companies or Sold Subsidiaries and that any advice given by or communications with Paul, Weiss, Rifkind, Wharton & Garrison LLP, Baker & McKenzie LLP, or in-house counsel of the Company shall not be subject to any joint privilege and shall be owned solely by the Company.
(c)    The Buyer agrees, on its own behalf and its Affiliates, that, following the Closing, Paul, Weiss, Rifkind, Wharton & Garrison LLP, Baker & McKenzie LLP and in-house counsel may serve as counsel to the Company and its Subsidiaries in connection with any matters related to this Agreement and the Contemplated Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Contemplated Transactions notwithstanding any representation by Paul, Weiss, Rifkind, Wharton & Garrison LLP, Baker & McKenzie LLP or in-house counsel prior to the Closing Date of the Sold Companies and Sold Subsidiaries, and waives any conflict arising with respect to such representation.
Section 13.15    Specific Performance.
(a)    The parties to this Agreement agree that irreparable injury would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and further agree that, (a) damages to the Company caused by the non-occurrence of the Closing, including damages related to reputational harm, customer or employee losses, increased costs, harm to the Company’s business, and/or a reduction in the actual or perceived value of the Company or any of its direct or indirect Subsidiaries, would be difficult or impossible to calculate, and (b) the right of specific performance is an integral part of this Agreement and without that right the Company would not have entered into this Agreement. Therefore, subject to Section 13.15(b), the obligations of the parties under this Agreement, including the Company’s obligation to sell the Transferred Assets to the Buyer and the Buyer’s obligation to purchase the Transferred Assets and to perform and satisfy the Assumed Liabilities, shall be enforceable by specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith without the posting of any bond or similar security. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which a party may have under this Agreement.
(b)    Notwithstanding anything to the contrary in this Agreement, including Section 13.15(a), it is explicitly agreed that the Company and the other Sellers shall not be entitled to seek specific performance of the Buyer’s obligation to consummate the Contemplated Transactions, unless each of the following conditions are satisfied: (i) each of the conditions set forth in Section 8.1 shall have been satisfied or waived at the time when the Closing would have occurred pursuant to Section 3.2 but for the failure of the Buyer to comply with its obligations hereunder (other than those conditions that by their nature are to be satisfied by the actions taken at the Closing, but which conditions were capable of being satisfied on the date the Closing would have occurred pursuant to Section 3.2 but for the failure of the Buyer to comply with its obligations hereunder), (ii) the Financing (whether in accordance with the Debt Commitment Letter or the Alternative Terms and Conditions) has been funded or would be funded if the Closing were to occur in accordance with the terms thereof or the Lenders have confirmed in writing that it will be funded in accordance with the terms thereof at the Closing if the Closing occurs, and (iii) the Company has irrevocably confirmed in writing to the Buyer that if specific performance is granted and the Financing is funded, then it will take such actions that are within its control that are required of it by this Agreement to cause the Closing to occur. For the avoidance of doubt, in no event shall the Company or the other Sellers be entitled to a remedy of specific performance or other equitable remedies against any of the Lenders. The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company or the Sellers from, in the alternative, seeking to terminate the Agreement and collect the Termination Fee pursuant to Section 12.2; provided that in no event shall the Company or the other Sellers be permitted to both a grant of specific performance to consummate the Contemplated Transactions and the payment of the Termination Fee.
(Signature Page Follows)
* * * * *

IN WITNESS WHEREOF, the parties have executed this Sale Agreement as of the date first above written.
BUYER:

PROJECT LEOPARD ACQUIRECO LIMITED

By:	____________________________ Name: Title:
COMPANY:

NUANCE COMMUNICATIONS, INC.

By:	____________________________ Name: Title:

Annex A
Asset Sellers and Equity Sellers
Asset Sellers

Equity Sellers

Equity Seller	Direct Interest in Sold Companies

Annex B
Sold Companies